As filed with the Securities and Exchange Commission on January 13, 2014
Registration No. 333-185643

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________

POST-EFFECTIVE AMENDMENT NO. 3 TO

FORM S-1
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933
____________

FLUOROPHARMA MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	2835	20-8325616
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

8 Hillside Avenue, Suite 207
Montclair, NJ 07042
(973) 744-1565
(Address and telephone number of principal executive offices)

Johan M. (Thijs) Spoor
Chief Executive Officer
8 Hillside Avenue, Suite 207
Montclair, NJ 07042
(973) 744-1565
(Name, address and telephone number of agent for service)

Copies to:

David J. Levine, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
(212) 407-4923
(212) 898-1184 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐	Large accelerated filer	☐	Accelerated filer
☐	Non-accelerated filer (Do not check if a smaller reporting company)	☒	Smaller reporting company

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

On December 31, 2012, the registrant’s registration statement on Form S-1 (File No. 333-185643) relating to the resale of an aggregate of 3,820,150 shares of common stock, was declared effective (the “2012 Form S-1”).

Pursuant to Rule 429 of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the 2012 Form S-1 also includes 9,740,485 shares previously included in the registrant’s registration statement on Form S-1 (File No. 333-175647) declared effective by the Securities and Exchange Commission on November 2, 2011 (the “2011 Form S-1”).

The purpose of this Post-Effective Amendment No. 2 to the 2012 Form S-1 is to update the disclosure in each of the 2012 Form S-1, as amended, and the 2011 Form S-1, as amended, including the financial statements included therein.  All filing fees payable in connection with the registration of these securities were previously paid in connection with the initial filings of the 2012 Form S-1 and 2011 Form S-1.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities publicly until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, JANUARY 13, 2014

PRELIMINARY PROSPECTUS

FLUOROPHARMA MEDICAL, INC.

11,741,516 shares of Common Stock
______________________

This prospectus relates to the resale, from time to time, of up to 11,741,516 shares of our common stock, par value $.001 per share (the “Common Stock”), being offered by the selling stockholders identified in this prospectus.  The shares of common stock offered under this prospectus include:

    ●      2,408,803 shares of Common Stock issuable upon conversion of outstanding shares of our Series A Convertible Preferred Stock (the “Series A Preferred”);
    ●      6,077,353 shares of Common Stock; and
    ●      3,255,360 shares of Common Stock issuable upon exercise of outstanding warrants (the “Warrants”).

We will not receive any of the proceeds from the sale of the shares by the selling stockholders.  To the extent Warrants are exercised for cash, if at all, we will receive the exercise price for the Warrants.  The selling stockholders may sell the shares as set forth herein under “Plan of Distribution.”

Our Common Stock is traded on the OTCQB under the ticker symbol “FPMI”.   The last reported sales price was $0.59 on December 27, 2013.

We will pay the expenses of registering these shares.
_____________________

Investment in the Common Stock involves a high degree of risk. You should consider carefully the risk factors beginning on page 2 of this prospectus before purchasing any of the shares offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
____________________

The date of this prospectus is              , 2014

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus is correct as of any time after its date.

-i-

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled “Risk Factors” before deciding to invest in our Common Stock.

Overview

We are a biopharmaceutical company specializing in discovering, developing and commercializing molecular imaging pharmaceuticals with initial applications in the area of cardiology. Molecular imaging pharmaceuticals are radiopharmaceuticals that enable early detection of disease through the visualization of subtle changes in biochemical and biological processes. Our initial focus has been on the development of novel cardiovascular imaging agents that can more efficiently and effectively detect and assess acute and chronic forms of coronary artery disease, or CAD. We currently have two clinical-stage molecular imaging pharmaceutical product candidates: CardioPET and BFPET. Additionally we have identified potential candidates that may be useful in the detection and/or treatment of vulnerable plaque.

Corporate History

FluoroPharma Medical, Inc. (f/k/a Commercial E-Waste Management Inc.) was organized in January 2007 under the laws of the State of Nevada to serve as an electronics waste management solution provider, specializing in the collection, retirement, storage and remarketing of excess, damaged or obsolete electronic assets. FluoroPharma Inc. was organized in June 2003 under the laws of the State of Delaware to engage in the discovery, development and commercialization of proprietary products for the positron emission tomography (PET) market. Pursuant to an Agreement and Plan of Merger by and among FluoroPharma Medical, Inc., FluoroPharma, Inc., and FPI Merger Corporation., a wholly owned Delaware subsidiary of FluoroPharma Medical, Inc. (“MergerCo”), on May 16, 2011, MergoCo merged with and into FluoroPharma Inc., and FluoroPharma Inc., as the surviving corporation, became a wholly owned subsidiary of FluoroPharma Medical, Inc. (the “Merger”) Since the Merger, we have conducted our business through our wholly-owned subsidiary.

The Offering

Common Stock offered by the selling stockholders	11,741,516 shares

Common Stock outstanding	24,390,013 shares (1)

Common Stock outstanding after the offering (assuming exercise in full of the Warrants and conversion in full of the Preferred Shares)	30,054,176 shares

Use of proceeds
We will not receive any proceeds from the sale of the shares by the selling stockholders.  However, to the extent that the Warrants are exercised for cash, we will receive proceeds from any exercise of the Warrants up to an aggregate of approximately $2.7 million. We intend to use any proceeds received from the exercise of the Warrants for working capital and other general corporate purposes.

Risk factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 2 of this prospectus.

__________________________
(1) Based upon the total number of issued and outstanding shares as of December 27, 2013.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider the risks described below with all of the other information included in this prospectus before making an investment decision. If any of the possible adverse events described below actually occurs, our business, results of operations or financial condition would likely suffer. In such an event, the market price of our Common Stock could decline and you could lose all or part of your investment.

Risks Related to Our Finances, Capital Requirements and Other Financial Matters

We are a development stage company with a history of operating losses that are expected to continue and we are unable to predict the extent of future losses, whether we will generate significant revenues or whether we will achieve or sustain profitability.

We are a company in the development stage and our prospects must be considered in light of the uncertainties, risks, expenses and difficulties frequently encountered by companies in their early stages of operations. We have incurred net losses every year since our inception in 2004 and have generated no revenue from product sales or licenses to date. Our operations have been limited to organizing and staffing our company, acquiring, developing and securing the proprietary rights for, and undertaking pre-clinical development and clinical trials of our product candidates. As of September 30, 2013, we had an accumulated deficit of approximately $21.6 million. We expect to make substantial expenditures and incur increasing operating costs in the future and our accumulated deficit will increase significantly as we expand development and clinical trial activities for our product candidates. Our losses have had, and are expected to continue to have, an adverse impact on our working capital, total assets and stockholders’ equity. Because of the risks and uncertainties associated with product development, we are unable to predict the extent of any future losses, whether we will ever generate significant revenues or if we will ever achieve or sustain profitability.

We will need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, curtail or eliminate one or more of our research and development programs.

Our operations have consumed substantial amounts of cash since inception. At September 30, 2013, we had cash, cash equivalents and investments in trading securities of approximately $3.2 million, which we expect will be sufficient to fund our operations through March 2014. We will need to seek substantial additional financing to continue our activities beyond such date. We have no bank lines of credit or other arrangements or commitments for such financing and we may not be successful in our efforts to raise needed capital on acceptable terms, if at all. If we are unable to obtain sufficient funding, through a corporate collaboration, debt or equity financing or otherwise, we will be required to curtail or discontinue one or more of our product development programs.

We received a report from our independent registered public accounting firm with an explanatory paragraph for the year ended December 31, 2012 with respect to our ability to continue as a going concern, the existence of which may adversely affect our stock price and our ability to raise capital.  There is no assurance that we will not receive a similar report for our year ending December 31, 2013.

In their report dated March 27, 2013, our independent registered public accounting firm expressed substantial doubt about our ability to continue as a going concern.  We have incurred losses and negative cash flows from operations since inception, have an accumulated deficit as of December 31, 2012 and require additional financing to fund future operations. Our ability to continue as a going concern is subject to our ability to obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities.

Raising additional funds by issuing securities or through licensing or lending arrangements may cause dilution to our existing stockholders, restrict our operations or require us to relinquish proprietary rights.

To the extent that we raise additional capital by issuing equity securities, the share ownership of existing stockholders will be diluted. Any future debt financing may involve covenants that restrict our operations, including limitations on our ability to incur liens or additional debt, pay dividends, redeem our stock, make certain investments and engage in certain merger, consolidation or asset sale transactions, among other restrictions. In addition, if we raise additional funds through licensing arrangements, it may be necessary to relinquish potentially valuable rights to our product candidates, or grant licenses on terms that are not favorable to us.

If we fail to maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud.  Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our Common Stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud.  If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed.  As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital.  We have not performed an in-depth analysis to determine if historical un-discovered failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

Risks Related to Our Business and Industry

Our product candidates are at an early stage of development and may not be successfully developed or commercialized.

Our product candidates are in the early stage of development and will require substantial further capital expenditures, development, testing, and regulatory clearances prior to commercialization. Of the large number of drugs in development, only a small percentage successfully complete the United States Food and Drug Administration, or FDA, regulatory approval process and are commercialized. Accordingly, even if we are able to obtain the requisite financing to fund our development programs, we cannot assure you that our product candidates will be successfully developed or commercialized. We are subject to the risk that some or all of our proposed products:

    ●      will be found to be ineffective or unsafe;
    ●      will not receive necessary regulatory clearances;
    ●      will be unable to get to market in a timely manner;
    ●      will not be capable of being produced in commercial quantities at reasonable costs;
    ●      will not be successfully marketed; or
    ●      will not be widely accepted by the medical community.

We may experience unanticipated problems relating to product development, testing, regulatory compliance, manufacturing, marketing and competition, and our costs and expenses could exceed current estimates.  We cannot predict whether we will successfully develop and commercialize any products.

If we fail to obtain U.S. regulatory approval of our current or future product candidates, we will be unable to commercialize these potential products in the United States.

The clinical development, manufacturing, labeling, storage, record-keeping, advertising, promotion, import, export, marketing and distribution of our product candidates are subject to extensive regulation by the FDA in the United States and by comparable health authorities in foreign markets.. In the United States, we are not permitted to market our product candidates unless and until we receive FDA approval. The process of obtaining FDA approval is expensive, often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved. In addition to the significant clinical testing requirements, our ability to obtain marketing approval for these products depends on obtaining the final results of required non-clinical testing, including characterization of the manufactured components of our product candidates and validation of our manufacturing processes. With respect to foreign markets, approval procedures vary among countries and, in addition to the aforementioned risks, can involve additional product testing, administrative review periods and agreements with pricing authorities.  Approval of a product candidate in the U.S. or foreign markets may be delayed, limited or denied for many reasons, including, but not limited to:

    ●      disagreement with the design or implementation of our clinical trials;
    ●      disagreement with our interpretation of data from preclinical studies or clinical trials;
    ●      our failure to demonstrate to the satisfaction of the FDA or other regulatory agency that a product candidate is safe and effective for any indication;
    ●      the results of clinical trials may not meet the level of statistical significance required for approval;
    ●      our inability to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks; or
    ●      the manufacturing processes or facilities of third party manufacturers with which we or our collaborators contract for clinical and commercial supplies may not be acceptable.

Any delay in obtaining, or inability to obtain, applicable regulatory approvals would prevent us from commercializing our product candidates.

Any regulatory approvals that we or our partners receive for our product candidates may also be subject to limitations on the indicated uses for which the product candidate may be marketed or contain requirements for potentially costly post-marketing follow-up studies. The subsequent discovery of previously unknown problems with the product candidate, including adverse events of unanticipated severity or frequency, may result in restrictions on the marketing of the product candidate and withdrawal of the product candidate from the market.

U.S. manufacturing, labeling, storage and distribution activities also are subject to strict regulating and licensing by the FDA. Our failure, or the failure of any manufacturing facilities that supply our product candidates, to continue to meet regulatory standards or to remedy any deficiencies could result in corrective action by the FDA or these other authorities, including the interruption or prevention of marketing, closure of such facilities, and fines or penalties.

Regulatory authorities also will require post-marketing surveillance to monitor and report to the FDA potential adverse effects of our product candidates. If approved, any of our product candidates’ subsequent failure to comply with applicable regulatory requirements could, among other things, result in warning letters, fines, suspension or revocation of regulatory approvals, product recalls or seizures, operating restrictions, injunctions and criminal prosecutions.

Policies of the FDA or other regulatory agencies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action. If we are not able to maintain regulatory compliance, we might not be permitted to market our product candidates and our business could suffer.

Delays in the commencement of our clinical trials could result in increased costs and delay our ability to pursue regulatory approval.

The commencement of clinical trials can be delayed for a variety of reasons, including delays in:

    ●      obtaining regulatory clearance to commence a clinical trial;
    ●      identifying, recruiting and training suitable clinical investigators;
    ●      reaching agreement on acceptable terms with prospective clinical research organizations, or CROs, and trial sites, the terms of which can be subject to extensive negotiation, may be subject to modification from time to time and may vary significantly among different CROs and trial sites;
    ●      obtaining sufficient quantities of a product candidate for use in clinical trials;
    ●      obtaining Investigator Review Board, or IRB or ethics committee approval to conduct a clinical trial at a prospective site;
    ●      identifying, recruiting and enrolling patients to participate in a clinical trial; and
    ●      retaining patients who have initiated a clinical trial but may withdraw due to adverse events from the compounds, insufficient efficacy, fatigue with the clinical trial process or personal issues.

Any delays in the commencement of our clinical trials will delay our ability to pursue regulatory approval for our product candidates. In addition, many of the factors that cause, or lead to, a delay in the commencement of clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate.

Delays in clinical testing could result in increased costs to us and delay our ability to generate revenue.

Once a clinical trial has begun, patient recruitment and enrollment may be slower than we anticipate. Clinical trials may also be delayed as a result of ambiguous or negative interim results or difficulties in obtaining sufficient quantities of product manufactured in accordance with regulatory requirements. Further, a clinical trial may be modified, suspended or terminated by us, an IRB, an ethics committee or a data safety monitoring committee overseeing the clinical trial, any clinical trial site with respect to that site, or the FDA or other regulatory authorities due to a number of factors, including:

    ●      failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;
    ●      inspection of the clinical trial operations or clinical trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;
    ●      unforeseen safety issues or any determination that the clinical trial presents unacceptable health risks; and
    ●      lack of adequate funding to continue the clinical trial.

Changes in regulatory requirements and guidance also may occur and we may need to amend clinical trial protocols to reflect these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for re-examination, which may impact the costs, timing and the likelihood of a successful completion of a clinical trial. If we experience delays in the completion of, or if we must terminate, any clinical trial of any product candidate, our ability to obtain regulatory approval for that product candidate will be delayed and the commercial prospects, if any, for the product candidate may suffer as a result. In addition, many of these factors may also ultimately lead to the denial of regulatory approval of a product candidate.

We rely on third parties to conduct our clinical trials. If these third parties do not meet our deadlines or otherwise conduct the trials as required, our clinical development programs could be delayed or unsuccessful and we may not be able to obtain regulatory approval for or commercialize our product candidates when expected or at all.

We do not have the ability to conduct all aspects of our preclinical testing or clinical trials ourselves and intend to continue to rely upon such CROs, as well as medical institutions, clinical investigators and consultants, to conduct our clinical trials in accordance with our clinical protocols. Our CROs, investigators and other third parties play a significant role in the conduct of these trials and the subsequent collection and analysis of data from the clinical trials. There is no guarantee that any CROs, investigators and other third parties upon which we rely for administration and conduct of our clinical trials will devote adequate time and resources to such trials or perform as contractually required. If any of these third parties fail to meet expected deadlines, fail to adhere to our clinical protocols or otherwise perform in a substandard manner, our clinical trials may be extended, delayed or terminated. If any of our clinical trial sites terminate for any reason, we may experience the loss of follow-up information on patients enrolled in our ongoing clinical trials unless we are able to transfer the care of those patients to another qualified clinical trial site. In addition, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive cash or equity compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, the integrity of the data generated at the applicable clinical trial site may be jeopardized.

If we are unable to establish sales and marketing capabilities or fail to enter into agreements with third parties to market, distribute and sell any products we may successfully develop, we may not be able to effectively market and sell any such products and generate product revenue.

We do not currently have the infrastructure for the sales, marketing and distribution of any of our product candidates, and must build this infrastructure or make arrangements with third parties to perform these functions in order to commercialize any products that we may successfully develop. The establishment and development of a sales force, either by us or jointly with a partner, or the establishment of a contract sales force to market any products we may develop, will be expensive and time-consuming and could delay any product launch. If we, or our partners, are unable to establish sales and marketing capability or any other non-technical capabilities necessary to commercialize any products we may successfully develop, we will need to contract with third parties to market and sell such products. We may not be able to establish arrangements with third-parties on acceptable terms, if at all.

We license patent rights from third party owners. If such owners do not properly maintain or enforce the patents underlying such licenses, our competitive position and business prospects will be harmed.

We are party to a number of licenses that give us rights to third party intellectual property that is necessary or useful for our business. In particular, we have obtained the rights from Massachusetts General Hospital, for our composition of matter patents and some method of use patents. We may enter into additional licenses to third party intellectual property in the future. Our success will depend in part on the ability of our licensors to obtain, maintain and enforce patent protection for their intellectual property, in particular, those patents to which we have secured exclusive rights. Our licensors may not successfully prosecute the patent applications to which we are licensed. Even if patents issue with respect to these patent applications, our licensors may fail to maintain these patents, may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than we would. In addition, our licensors may terminate their agreements with us in the event we breach the applicable license agreement and fail to cure the breach within a specified period of time. Without protection for the intellectual property we license, other companies might be able to offer substantially identical products for sale, which could adversely affect our competitive business position and harm our business prospects. Our proprietary rights may not adequately protect our intellectual property and product candidates and if we cannot obtain adequate protection of our intellectual property and product candidates, we may not be able to successfully market our product candidates.

Our commercial success will depend in part on obtaining and maintaining intellectual property protection for our technologies and product candidates. We will only be able to protect our technologies and product candidates from unauthorized use by third parties to the extent that valid and enforceable patents cover them, or that other market exclusionary rights apply.

The patent positions of life sciences companies, like ours, can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in such companies’ patents has emerged to date in the United States. The general patent environment outside the United States also involves significant uncertainty. Accordingly, we cannot predict the breadth of claims that may be allowed or that the scope of these patent rights would provide a sufficient degree of future protection that would permit us to gain or keep our competitive advantage with respect to these products and technology.
Our issued patents may be subject to challenge and possibly invalidated by third parties. Changes in either the patent laws or in the interpretations of patent laws in the United States or other countries may diminish the market exclusionary ability of our intellectual property.
In addition, others may independently develop similar or alternative compounds and technologies that may be outside the scope of our intellectual property. Should third parties obtain patent rights to similar compounds or radiolabeling technology, this may have an adverse effect on our business.

To the extent that consultants or key employees apply technological information independently developed by them or by others to our product candidates, disputes may arise as to the proprietary rights of the information, which may not be resolved in our favor. Consultants and key employees that work with our confidential and proprietary technologies are required to assign all intellectual property rights in their discoveries to us. However, these consultants or key employees may terminate their relationship with us, and we cannot preclude them indefinitely from dealing with our competitors. If our trade secrets become known to competitors with greater experience and financial resources, the competitors may copy or use our trade secrets and other proprietary information in the advancement of their products, methods or technologies. If we were to prosecute a claim that a third party had illegally obtained and was using our trade secrets, it would be expensive and time consuming and the outcome would be unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets than courts in the United States. Moreover, if our competitors independently develop equivalent knowledge, we would lack any contractual claim to this information, and our business could be harmed.

Our ability to commercialize our product candidates will depend on our ability to sell such products without infringing the patent or proprietary rights of third parties. If we are sued for infringing intellectual property rights of third parties, such litigation will be costly and time consuming and an unfavorable outcome would have a significant adverse effect on our business.

Our ability to commercialize any of our product candidates that we may successfully develop will depend on our ability to sell such products without infringing the patents or other proprietary rights of third parties. Third party intellectual property in the fields of cardiology, oncology, neurology, and radiopharmaceutical technologies are complicated, and third party intellectual property rights in these fields are continuously evolving. We have not performed searches for third party intellectual property rights that may raise freedom-to-operate issues, and we have not obtained legal opinions regarding commercialization of our product candidates. As such, there may be existing patents that may affect our ability to commercialize our product candidates.

In addition, because patent applications are published 18 months after their filing, and because applications can take several years to issue, there may be currently pending third party patent applications that are unknown to us, which may later result in issued patents. If a third party claims that we infringe on its patents or other proprietary rights, we could face a number of issues that could seriously harm our competitive position, including:

    ●      infringement claims that, with or without merit, can be costly and time consuming to litigate, can delay the regulatory approval process and can divert management’s attention from our core business strategy;

    ●      substantial damages for past infringement which we may have to pay if a court determines that our products or technologies infringe upon a competitor’s patent or other proprietary rights;
    ●      if a license is available from a holder, we may have to pay substantial royalties or grant cross licenses to our patents or other proprietary rights; and
    ●      redesigning our process so that it does not infringe the third party intellectual property, which may not be possible, or which may require substantial time and expense including delays in bringing our own products to market.

Such actions could harm our competitive position and our ability to generate revenue and could result in increased costs.

We may incur substantial product liability or indemnification claims relating to the clinical testing of our product candidates.

We face an inherent risk of product liability exposure related to the testing of our product candidates in human clinical trials, and claims could be brought against us if use or misuse of one of our product candidates causes, or merely appears to have caused, personal injury or death. While we have and intend to maintain product liability insurance relating to our clinical trials, our coverage may not be sufficient to cover claims that may be made against us and we may be unable to maintain such insurance. Any claims against us, regardless of their merit, could severely harm our financial condition, strain our management and other resources or destroy the prospects for commercialization of the product which is the subject of any such claim. We are unable to predict if we will be able to obtain or maintain product liability insurance for any products that that may be approved for marketing. Additionally, we have entered into various agreements where we indemnify third parties for certain claims relating to the testing and use of our product candidates. These indemnification obligations may require us to pay significant sums of money for claims that are covered by these indemnifications.

If any product candidates that we may successfully develop do not gain market acceptance among physicians, patients and the medical community, we will be unable to generate significant revenue, if any.

Even if our product candidates receive regulatory approval, they may not gain market acceptance among physicians, patients, healthcare payers and the medical community. Coverage and reimbursement of our product candidates by third party payers, including government payers, generally is also necessary for commercial success. The degree of market acceptance of any approved products will depend on a number of factors, including:

    ●      limited indications of regulatory approvals;
    ●      the establishment and demonstration in the medical community of the clinical efficacy and safety of our product candidates and their potential advantages over existing diagnostic compounds;
    ●      the prevalence and severity of any side effects;
    ●      our ability to offer our product candidates at an acceptable price;
    ●      the relative convenience and ease of administration of our products;
    ●      the strength of marketing and distribution support; and
    ●      sufficient third party coverage or reimbursement.

The failure of any of our product candidates to gain market acceptance could impair our ability to generate revenue, which could have a material adverse effect on our future business,

We have no manufacturing capabilities and rely on third parties to manufacture our preclinical and clinical supplies and expect to continue to rely on third parties to produce commercial supplies of any approved product candidate, which reliance could adversely impact our business.

We have no commercial manufacturing facility for our product candidates and no experience in manufacturing commercial quantities of our product candidates. As such, we are dependent on third parties to supply our product candidates according to our specifications, in sufficient quantities, on time, in compliance with appropriate regulatory standards and at competitive prices. We cannot be sure that we will be able to obtain an adequate supply of our product candidates on acceptable terms, or at all. If any third party becomes unable or unwilling to deliver sufficient quantities of our product candidates to us on a timely basis and in accordance with applicable specifications and other regulatory requirements, it would materially adversely affect clinical development and potential commercialization of the product.

Third party manufacturers are required to maintain compliance with cGMPs and will be subject to inspections by the FDA or comparable agencies in other jurisdictions to confirm such compliance. In the event that the FDA or such other agencies determine that our third party suppliers have not complied with cGMP, our clinical trials could be terminated or subjected to a clinical hold until such time as we are able to obtain appropriate replacement material.  Any delay, interruption or other issues that arise in the manufacture, packaging, or storage of our products as a result of a failure of the facilities or operations of our third party suppliers to pass any regulatory agency inspection could significantly impair our ability to develop and commercialize our products.

We do not expect to have the resources or capacity to commercially manufacture any of our proposed products, if approved, and will likely continue to be dependent upon third party manufacturers. Our dependence on third parties to manufacture and supply us with clinical trial materials and any approved products may adversely affect our ability to develop and commercialize our products on a timely basis or at all.

Our competitors may develop products that are less expensive, safer or more effective, which may diminish or eliminate the commercial success of any potential products that we may successfully develop and seek to commercialize.

If our competitors market products that are less expensive, safer or more effective than our future products developed from our product candidates, or that reach the market before our product candidates, we may not achieve commercial success. For example, if approved, 18-F TPP’s primary competition in the non-acute setting will be perfusion imaging agents such as Sestamibi produced by Lanthaeus Medical, Tetrophosmine produced by GE Healthcare, and generic thallium, the primary U.S. supplier being Mallinckrodt. The market may choose to continue utilizing the existing products for any number of reasons, including familiarity with or pricing of these existing products. The failure of BF-PET or any of our product candidates to compete with products marketed by our competitors would impair our ability to generate revenue, which would have a material adverse effect on our future business, financial condition and results of operations.

We expect to compete with several pharmaceutical companies including Lanthaeus, Bracco, GE Healthcare and Mallinckrodt, and our competitors may:

    ●      develop and market products that are less expensive or more effective than our future products;
    ●      commercialize competing products before we or our partners can launch any products developed from our product candidates;
    ●      operate larger research and development programs or have substantially greater financial resources than we do;
    ●      nitiate or withstand substantial price competition more successfully than we can;
    ●      have greater success in recruiting skilled technical and scientific workers from the limited pool of available talent;
    ●      more effectively negotiate third party licenses and strategic relationships; and
    ●      take advantage of acquisition or other opportunities more readily than we can.

We expect to compete for market share against large pharmaceutical and biotechnology companies, smaller companies that are collaborating with larger pharmaceutical companies, new companies, academic institutions, government agencies and other public and private research organizations.

In addition, the life sciences industry is characterized by rapid technological change. Because our research approach integrates many technologies, it may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Our competitors may render our technologies obsolete by advances in existing technological approaches or the development of new or different approaches, potentially eliminating the advantages in our product discovery process that we believe we derive from our research approach and proprietary technologies.

The use of hazardous materials in our operations may subject us to environmental claims or liabilities.

Our research and development activities involve the use of hazardous materials, including chemicals and biological and radioactive materials. Injury or contamination from these materials may occur and we could be held liable for any damages, which could exceed our available financial resources. This liability could materially adversely affect our business, financial condition and results of operations.

We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products. We may be required to incur significant costs to comply with environmental laws and regulations in the future that could materially adversely affect our business, financial condition and results of operations.

If we fail to attract and retain senior management, consultants, advisors and scientific and technical personnel, our product development and commercialization efforts could be impaired.

Our performance is substantially dependent on the performance of our senior management and key scientific and technical personnel, particularly Thijs Spoor, our President, Chairman and Chief Executive Officer. Although we have entered into an employment agreement there is no assurance that he will remain in our employ for the entire term of such employment agreement. The loss of the services of any member of our senior management or our scientific or technical staff may significantly delay or prevent the development of our product candidates and other business objectives by diverting management’s attention to transition matters and identification of suitable replacements, if any, and could have a material adverse effect on our business, operating results and financial condition.

We also rely on consultants and advisors to assist us in formulating our research and development strategy. All of our consultants and advisors are either self-employed or employed by other organizations, and they may have conflicts of interest or other commitments, such as consulting or advisory contracts with other organizations, that may affect their ability to contribute to us.

In addition, we believe that we will need to recruit additional executive management and scientific and technical personnel. There is currently intense competition for skilled executives and employees with relevant scientific and technical expertise, and this competition is likely to continue. The inability to attract and retain sufficient scientific, technical and managerial personnel could limit or delay our product development efforts, which would adversely affect the development of our product candidates and commercialization of our potential products and growth of our business.

Market acceptance of our potential products will be limited if users are unable to obtain adequate reimbursement from third party payers.

Our ability or the ability of our collaborators to commercialize any of our product candidates that we successfully develop may depend, in part, on the extent to which government health administration authorities, private health insurers and other organizations will reimburse consumers for the cost of these products. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Each of our product candidates is intended to replace or alter existing therapies or procedures. These third party payers may conclude that our product candidates are less safe, effective or cost-effective than these existing therapies or procedures. If third party payers do not approve our product candidates for reimbursement or fail to reimburse for them adequately, sales will suffer as some physicians or their patients will opt for a competing product that is approved for reimbursement or is adequately reimbursed. Even if third party payers make reimbursement available, these payers’ reimbursement policies may adversely affect our ability and the ability of our potential collaborators to sell our potential products on a profitable basis.

In addition, legislation and regulations affecting the pricing of our product candidates may change in ways adverse to us before or after the FDA or other regulatory agencies approve any of our product candidates for marketing. While we cannot predict the likelihood of any of these legislative or regulatory proposals, if any government or regulatory agencies adopt these proposals, they could materially adversely affect our business prospects, financial condition and results of operations.

Risks Related to Our Common Stock

Our stock price may be volatile.

The stock market, particularly in recent years, has experienced significant volatility particularly with respect to pharmaceutical, biotechnology and other life sciences company stocks. The volatility of pharmaceutical, biotechnology and other life sciences company stocks often does not relate to the operating performance of the companies represented by the stock. Factors that could cause this volatility in the market price of our Common Stock include:

    ●      results from and any delays in our clinical trials;
    ●      failure or delays in entering additional product candidates into clinical trials;
    ●      failure or discontinuation of any of our research programs;
    ●      delays in establishing new strategic relationships;
    ●      delays in the development or commercialization of our potential products;
    ●      market conditions in the pharmaceutical and biotechnology sectors and issuance of new or changed securities analysts’ reports or recommendations;
    ●      actual and anticipated fluctuations in our financial and operating results;
    ●      developments or disputes concerning our intellectual property or other proprietary rights;
    ●      introduction of technological innovations or new commercial products by us or our competitors;
    ●      issues in manufacturing our potential products;
    ●      market acceptance of our potential products;
    ●      third party healthcare reimbursement policies;
    ●      FDA or other domestic or foreign regulatory actions affecting us or our industry;
    ●      litigation or public concern about the safety of our product candidates; and
    ●      additions or departures of key personnel.

These and other external factors may cause the market price and demand for our Common Stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of Common Stock and may otherwise negatively affect the liquidity of our Common Stock. In the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management.

We have not and do not anticipate paying any dividends on our Common Stock.

We have paid no dividends on our Common Stock to date and it is not anticipated that any dividends will be paid to holders of our Common Stock in the foreseeable future. While our future dividend policy will be based on the operating results and capital needs of the business, it is currently anticipated that any earnings will be retained to finance our future expansion and for the implementation of our business plan. As an investor, you should take note of the fact that a lack of a dividend can further affect the market value of our stock, and could significantly affect the value of any investment in our Company.

Because we became public with a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with FluoroPharma becoming public through a “reverse merger.”  Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our Common Stock.  No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on behalf of our post-Merger company.

The limited trading market for our Common Stock results in limited liquidity for shares of our Common Stock and significant volatility in our stock price.

Although prices for our shares of Common Stock are quoted on the OTC.QB, there is little current trading and no assurance can be given that an active public trading market will develop or, if developed, that it will be sustained.  The OTC.QB is generally regarded as a less efficient and less prestigious trading market than other national markets.  There is no assurance if or when our Common Stock will be quoted on another more prestigious exchange or market.  Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders.  The absence of an active trading market reduces the liquidity of our Common Stock.

The market price of our stock is likely to be highly volatile because for some time there will likely be a thin trading market for the stock, which causes trades of small blocks of stock to have a significant impact on our stock price.  As a result of the lack of trading activity, the quoted price for our Common Stock on the OTC.QB is not necessarily a reliable indicator of its fair market value.  Further, if we cease to be quoted, holders of our Common Stock would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our Common Stock, and the market value of our Common Stock would likely decline.

Our Common Stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

Our Common Stock is subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act.  The penny stock rules generally apply to companies whose common stock is not listed on The Nasdaq Stock Market or other national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years).  These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances.  Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.  If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities.  If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our Common Stock may cause the price of our Common Stock to decline.

If our stockholders sell substantial amounts of our Common Stock in the public market upon the expiration of any statutory holding period, under Rule 144, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our Common Stock could fall.  The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our articles of incorporation allows for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our Common Stock.

Our board of directors, or our Board, has the authority to fix and determine the relative rights and preferences of preferred stock and has designated 3,500,000 preferred shares as Series A Preferred Stock and 12,000,000 preferred shares as Series B Preferred Stock. Our Board also has the authority to issue additional shares of our preferred stock without further stockholder approval. As a result, our Board could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of Common Stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our Common Stock. In addition, our Board could authorize the issuance of a series of preferred stock that has greater voting power than our Common Stock or that is convertible into our Common Stock, which could decrease the relative voting power of our Common Stock or result in dilution to our existing stockholders.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Factors that could cause actual results to differ materially from those currently anticipated include those set forth under “Risk Factors” including, in particular, risks relating to:

    ●      the results of research and development activities;
    ●      uncertainties relating to preclinical and clinical testing, financing and strategic agreements and relationships;
    ●      the early stage of products under development;
    ●      our need for substantial additional funds;
    ●      government regulation;
    ●      patent and intellectual property matters; and
    ●      competition.

We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of Common Stock offered by the selling stockholders.  However, we will receive proceeds from the exercise of Warrants to purchase up to 3,255,360 shares of our Common Stock offered under this prospectus to the extent any of the Warrants are exercised for cash. We intend to use any such proceeds for working capital and other general corporate purposes. There can be no assurance that any Warrants will be exercised.

DIVIDEND POLICY

We have never paid any cash dividends on our capital stock.  We anticipate that we will retain earnings, if any, to support operations and to finance the growth and development of our business.  In addition, the terms of existing and future debt agreements may preclude us from paying dividends. Therefore, we do not expect to pay cash dividends in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a biopharmaceutical company specializing in discovering, developing and commercializing molecular imaging pharmaceuticals with initial applications in the area of cardiology. Molecular imaging pharmaceuticals are radiopharmaceuticals that enable early detection of disease through the visualization of subtle changes in biochemical and biological processes.  We currently have two clinical-stage molecular imaging pharmaceutical product candidates: CardioPET and BFPET. Additionally we have identified potential candidates that may be useful in the detection and/or treatment of vulnerable plaque.

Recent Accounting Pronouncements

Management does not expect any recently issued, but not yet effective, accounting standards to have a material effect on its results of operations or financial condition.

Critical Accounting Policies

This summary of significant accounting policies is presented to assist in understanding our consolidated financial statements. The consolidated financial statements and notes are representations of our management, which is responsible for their integrity and objectivity. These accounting policies conform to U.S. GAAP and have been consistently applied in the preparation of the financial statements.

Accounting for Share-Based Payments

We follow the provisions of ASC Topic 718, which establishes the accounting for transactions in which an entity exchanges equity securities for services and requires companies to expense the estimated fair value of these awards over the requisite service period. We use the Black-Scholes option pricing model in determining fair value. Accordingly, compensation is recognized using the fair value method and expected term accrual requirements as prescribed.

We account for share-based payments granted to non-employees in accordance with ASC Topic 505, “Equity Based Payments to Non-Employees.” The Company determines the fair value of the stock-based payment as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.  If the fair value of the equity instruments issued is used, it is measured using the stock price and other measurement assumptions as of the earlier of either (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete.

The fair value of each share based payment is estimated on the measurement date using the Black-Scholes model with the following assumptions, which are determined at the beginning of each year and utilized in all calculations for that year:

Risk-Free Interest Rate. We utilized the U.S. Treasury yield curve in effect at the time of grant with a term consistent with the expected term of our awards.

Expected Volatility. We calculate the expected volatility based on a volatility index of peer companies as we did not have sufficient historical market information to estimate the volatility of our own stock.

Dividend Yield. We have not declared a dividend on its common stock since its inception and have no intentions of declaring a dividend in the foreseeable future and therefore used a dividend yield of zero.

Expected Term. The expected term of options granted represents the period of time that options are expected to be outstanding.  We estimated the expected term of stock options by using the simplified method.  For warrants, the expected term represents the actual term of the warrant.

Forfeitures. Estimates of option forfeitures are based on our experience. We will adjust our estimate of forfeitures over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of compensation expense to be recognized in future periods.

Derivative Financial Instrument.

We evaluate all financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, we use a binomial  pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period.  Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

At September 30, 2013, we have a derivative warrant liability relating to certain warrants issued in 2013 that contain anti-dilution provisions.

Impairments

We assess the impairment of long-lived assets, including other intangible assets, whenever events or changes in circumstances indicate that their carrying value may not be recoverable in accordance with ASC Topic 360-10-35, “Impairment or Disposal of Long-Lived Assets.” The determination of related estimated useful lives and whether or not these assets are impaired involves significant judgments, related primarily to the future profitability and/or future value of the assets. We hold investments in companies having operations or technologies in areas that are within or adjacent to our strategic focus when acquired, all of which are privately held and whose values are difficult to determine. We record an investment impairment charge if it believes an investment has experienced a decline in value that is other than temporary.

Management has determined that no impairments had occurred as of September 30, 2013 or December 31, 2012.

Intangible Assets

Our intangible assets consist of technology licenses and are carried at the legal cost to obtain them. Intangible assets are amortized using the straight-line method over the estimated useful life. Useful lives are as follows: technology licenses 5 to 15 years.

Research and Development Costs

Research and development costs are expensed as incurred. The cost of intellectual property purchased from others that is immediately marketable or that has an alternative future use is capitalized and amortized as intangible assets. Capitalized costs are amortized using the straight-line method over the estimated economic life of the related asset.

Use of Estimates

The accompanying consolidated financial statements are prepared in conformity with GAAP in the United States of America, and include certain estimates and assumptions which affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results may differ from those estimates.

Results of Operations

General

To date, we have not generated any revenues from operations and at September 30, 2013, we had an accumulated deficit of approximately $21.6 million primarily as a result of research and development, or R&D, expenses and general and administrative, or G&A, expenses. While we may in the future generate revenue from a variety of sources, including license fees, research and development payments in connection with strategic partnerships and/or government grants, our product candidates are at an early stage of development and may never be successfully developed or commercialized. Accordingly, we expect to continue to incur substantial losses from operations for the foreseeable future and there can be no assurance that we will ever generate significant revenues.

R&D Expenses

Conducting research and development is central to our business. For the period from inception through September 30, 2013, R&D expenses aggregated approximately $7.0 million. R&D expenses consist primarily of:

    ●      employee-related expenses, which include salaries and benefits, and rent expense;
    ●      license fees and annual payments related to in-licensed products and intellectual property;
    ●      expenses incurred under agreements with CROs, investigative sites and consultants that conduct or provide other services relating to our clinical trials and a substantial portion of our preclinical activities;
    ●      the cost of acquiring clinical trial materials from third party manufacturers; and
    ●      costs associated with non-clinical activities, patent filings and regulatory filings.

From inception through September 30, 2013, direct, external development costs incurred for our CardioPET, BFPET and VasoPET product development programs were $1.1 million, $0.4 million and $0.2 million, respectively.

We expect to continue to incur substantial expenses related to our research and development activities for the foreseeable future as we continue product development. Since product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later stage clinical trials, we expect that our R&D expenses will increase in the future. In addition, if our product development efforts are successful, we expect to incur substantial costs to prepare for potential commercialization of any late-stage product candidates and, in the event one or more of these product candidates receive regulatory approval, to fund the launch of the product.

G&A Expenses

G&A expenses consist principally of personnel-related costs, professional fees for legal, consulting and audit services, rent and other general operating expenses not otherwise included in R&D. For the period from inception through September 30, 2013, G&A expenses aggregated approximately $13.0 million. We anticipate G&A expenses will increase in future periods, reflecting continued and increasing costs associated with:

    ●      support of our expanded research and development activities;

    ●      an expanding infrastructure and increased professional fees and other costs associated with the compliance with the Securities Exchange Act of 1934, or Exchange Act, the Sarbanes-Oxley Act and stock exchange regulatory requirements and compliance; and
    ●      business development and financing activities.

Comparison of Nine Months Ended September 30, 2013 and 2012

G&A expenses were $2,060,515 and $1,891,549 for the nine months ended September 30, 2013 and 2012, respectively. The 8.9% increase was due primarily to increases in investor relations activities as well as a general increase in operating expenses. We expect G&A expenses to increase going forward as we proceed to move our technologies through the development and regulatory process.

R&D expenses were $979,675 and $905,142 for the nine months ended September 30, 2013 and 2012, respectively. The 8.2% increase was due primarily to expenses related to the CardioPET clinical trial. We expect R&D expenses to increase in future periods as our product candidates continue through clinical trials and we seek strategic collaborations.

Other (expense) income, net was ($151,403) and $133,712 for the nine months ended September 30, 2013 and 2012, respectively. For the nine months ended September 30, 2013, we recorded approximately $230,000 in unrealized losses on trading securities.  In addition during the nine months ended September 30, 2013, we recognized other income of approximately $70,000 from the sale of an insurance company of which we were a policyholder and a $56,000 gain on revaluation of derivative warrant liability, offset by $51,000 of interest expense which primarily related to the exchange of the notes payable for Series B Preferred Stock and warrants and expenses related to the closing of the notes payable and an unrealized loss on trading securities of $232,859.  For the nine months ended September 30, 2012, the Company recorded a gain on settlements of accounts payable of $133,142.

Comparison of Years Ended December 31, 2012 and 2011

G&A expenses were $1,548,299 and $1,907,220 for the years ended December 31, 2012 and 2011, respectively. The 18.8% decrease was due primarily to a decrease in stock based compensation in 2012.  In the year ended December 31, 2011, we recorded a one-time charge of approximately $1,200,000 related to the modification of the terms of the stock options due to the merger.  This was partially offset by an increase in executive compensation in 2012 as well as a general increase in operating expenses.

Professional fees were $1,153,475 and $682,899 for the years ended December 31, 2012 and 2011, respectively.  This 68.9% increase was due primarily to increases in investor relation activity as well as increases in consulting expenses.

R&D expenses were $1,423,286 and $640,730 for the years ended December 31, 2012 and 2011, respectively. The 122.1% increase was primarily due to increases in clinical trial expenses overall in the year ended December 31, 2012.

Other income, net was $132,764 and $11,697 for the years ended December 31, 2012 and 2011, respectively.  For the year ended December 31, 2012, other income, net was primarily due to a $133,142 gain on the settlement of accounts payable.  For the year ended December 31, 2011, the $124,889 gain on settlements of accounts payable was offset by interest expense of $113,192 for the year ended December 31, 2011.  The interest expense for the year ended December 31, 2011 was mainly due to the change in notes payable issued for the purposes of bridge financing.  There was no interest expense in the year ended December 31, 2012.

Liquidity and Capital Resources

We have experienced net losses and negative cash flows from operations since our inception.  We have sustained cumulative losses of approximately $21.6 million as of September 30, 2013.  We have historically financed our operations through issuances of equity and the proceeds of debt instruments. In the past, we have also provided for our cash needs by issuing common stock, options and warrants for certain operating costs, including consulting and professional fees.

During the year ended December 31, 2012, we raised gross proceeds of $1,546,250 through a private placement of our common stock and warrants.

During the nine months ended September 30, 2013, we raised $478,185 in cash and freely tradable securities valued at $3,495,385 (based upon the closing price of such securities on the day prior to closing), net of offering costs, through the 2013 Placement.  As of December 13, 2013, we received gross proceeds of $1.8 million from the sale of a portion of such freely tradable securities received as consideration in the 2013 Placement. In addition, we issued short-term notes payable for $330,000 of which $275,000 converted into Series B Preferred Stock during the 2013 Placement and the remaining $50,000 was repaid in cash.

At September 30, 2013, we had cash and cash equivalents of approximately $3.7 million, which we believe is sufficient to fund our planned operations through March 2014 based on our current business plan. We continue to actively pursue various funding options, including equity offerings, to obtain additional funds to continue our product development activities beyond such date.  We will seek funds through equity or debt financings, collaborative or other arrangements with corporate sources, or through other sources. Adequate additional funding may not be available to us on acceptable terms or at all. If adequate funds are not available to us, we will be required to delay, curtail or eliminate one or more of our research and development programs.

Cash Flows for the Nine Months Ended September 30, 2013 and 2012

Net cash used in operating activities for the nine months ended September 30, 2013 was $2,001,232, which primarily reflected our net loss of $3,191,593 offset by non-cash expenses of $788,660 and an increase in working capital of $299,443.  Net cash used in operating activities for the nine months ended September 30, 2012 was $2,450,543 which primarily reflected our net loss of $2,662,979, offset by non-cash expense of $542,169, an increase in working capital of $196,591 and non-cash gain on the settlement of accounts payable of $133,142.

Net cash provided by investing activities was $11,894 for the nine months ended September 30, 2013, which primarily reflected the proceeds from sale of investments held for sale offset by the purchase of office equipment.  For the nine months ended September 30, 2012, net cash used by investing activities was approximately $38,435, which primarily reflected a purchase of office furniture and leasehold improvements.

For the nine months ended September 30, 2013, net cash provided by financing activities was $808,185, which reflects net cash received from the sale of Series B Preferred Stock and the issuance of the Notes. There were no financing activities in the nine months ended September 30, 2012.

Cash Flows for the Years Ended December 31, 2012 and 2011

Net cash used in operating activities for the year ended December 31, 2012 was $3,280,696 which primarily reflected our net loss of $4,016,746, offset by non-cash expenses of $893,805, a decrease in working capital of $24,613 and a non-cash gain on settlement of accounts payable of $133,142.  Net cash used in operating activities for the year ended December 31, 2011 was $2,279,996, which primarily reflected our net loss of $3,260,225, offset by non-cash expenses related to employee stock options of $1,569,037 and changes in working capital.

Net cash used by investing activities was $40,929 for the year ended December 31, 2012, which primarily reflected purchases of new furniture and leasehold improvements made to our new office in Montclair, NJ.  For the year ended December 31, 2011, net cash used by investing activities was $185,855, which primarily reflected the purchase of equipment to be used in our clinical trials, in addition to fees paid to extend one of our licensing agreements.

Net cash provided by financing activities was $1,360,572 for the year ended December 31, 2012, which reflected the net cash received in the equity financing in November 2012.  For the year ended December 31, 2011, net cash provided by financing activities was $5,719,579, representing the net proceeds from the issuance of notes payable and net cash received in the 2011 Private Placement.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

BUSINESS

Overview

We are a biopharmaceutical company specializing in discovering, developing and commercializing molecular imaging pharmaceuticals with initial applications in the area of cardiology. Molecular imaging pharmaceuticals are radiopharmaceuticals that enable early detection of disease through the visualization of subtle changes in biochemical and biological processes. Our  initial focus has been on the development of novel cardiovascular imaging agents that can more efficiently and effectively detect and assess acute and chronic forms of coronary artery disease, or CAD. We currently have two clinical-stage molecular imaging pharmaceutical product candidates: CardioPET and BFPET. Additionally we have identified potential candidates that may be useful in the detection and/or treatment of vulnerable plaque.

Our Product Candidates

BFPET

Our BFPET program has ([18F]-labeled cationic lipophilic tetraphosphonium, 18-F TPP) as an imaging agent designed for use in stress-testing for patients with presumptive or proven CAD. 18-F TPP measures the cardiovascular blood flow through the detection of ischemic (i.e. reversibly damaged) and infarcted (i.e.irreversibly damaged) myocardium (i.e. heart) tissue. Its mechanism of action is to enter the myocardial cells of the heart muscle in direct proportion to blood flow and membrane potential--the most important indicators of adequate cardiac blood supply. Since ischemic and infarcted myocardial cells take up significantly less 18-F TPP than normal healthy myocardial cells do, 18-F TPP can distinguish ischemic and infarcted cells from those that are healthy. If approved, 18-F TPP will represent one of the first molecular imaging blood flow agents commercialized for use in the cardiovascular segment of the PET imaging market.

Currently, cardiac perfusion imaging is performed with SPECT tracers such as Sestamibi, Thallium-201 or the PET tracer Rubidium-82. However, SPECT imaging only has approximately 75% diagnostic accuracy with research showing that 10% of patients cleared as “normal” were subsequently found to be “abnormal” using PET imaging. The current PET tracer Rubidium-82 has experienced FDA recall and high cost issues.

18-F TPP successfully completed a Phase Ia clinical trial in 12 healthy volunteers with no adverse events and no clinically significant changes noted in follow-up clinical and laboratory testing. The results of the trial demonstrated the required dosimetry, safety profile and high resolution myocardial imaging pharmacokinetics to justify a controlled Phase II clinical trial. In January 2013, we announced that we will begin Phase II trials at Massachusetts General Hospital to assess its efficacy in CAD subjects; however, the process for enrollment in this clinical trial has been progressing slowly. We currently expect actual enrollment to commence in the first quarter of 2014.

CardioPET

Our CardioPET program has (Trans-9-[18F]-Fluoro-3, 4-Methyleneheptadecanoic Acid, 18-F FCPHA) as a molecular imaging agent designed to assess myocardial metabolism for patients with CAD, especially for patients who are unable to perform exercise cardiac stress-testing. 18-F FCPHA allows for the detection of ischemic (i.e. reversibly damaged) and infarcted (i.e. irreversibly damaged) myocardium (i.e. heart) tissue in patients with presumptive or proven acute and chronic CAD.

In addition, 18-F TCPHA could be used for Cardiac Viability Assessment (“CVA”) for the prediction of improvement prior to and/or following revascularization in patients with acute CAD, including myocardial infarction, or heart attack). 18-F FCPHA allows for the identification of damaged but viable heart tissue, which is important since revascularization in those patients with substantial viable myocardium results in improved left ventricular function and survival. Importantly, 18-F FCPHA, if approved, may have several significant advantages for assessing cardiac viability using PET, and would likely represent the first imaging agent available in the U.S. for use in patients with acute and chronic CAD that cannot undergo stress-testing. 18-F FCPHA is designed to provide the metabolic component for CVA. Accordingly, it may be used with either 18-F TPP or other blood flow agents in performing CVA.

The safety and tolerability of 18-F FCPHA have been demonstrated in a Phase I trial conducted at the Massachusetts General Hospital.  Phase II trials are ongoing at four sites in Belgium to assess its safety and efficacy in CAD patients.  The Phase II clinical trial plan for 18-F FCPHA is an open label trial designed to assess the safety and diagnostic performance of 18-F FCPHA as compared to myocardial perfusion imaging and angiography as a gold standard of background disease. Specifically, the Phase II trial consists of between 30-100 individuals with known stable chronic CAD who cannot undergo stress-testing for the evaluation of suspected or proven CAD. On June 20, 2013, we announced our internal review of imaging data received from the ongoing Phase II clinical trial and interim results are expected to be presented in February 2014.

VasoPET

The rupture of atherosclerotic plaques and the subsequent formation of thrombi are currently recognized as the primary mechanisms of myocardial and cerebral infarctions. Therefore, the detection of vulnerable plaque in atherosclerotic lesions is a desirable goal—and to date remains both a significant unmet clinical objective and a large unaddressed market opportunity.

Coronary artery plaques grow over time and progressively narrow the lumen of the coronary artery until blood flow to the heart diminishes to a critical level. The decrease in blood flow causes symptoms of chest pain (angina), at first during exercise and then progressively during rest. Rupture of the plaque and/or clot formation overlying the plaque may then result in myocardial ischemia and/or myocardial infarction. Coronary artery plaque that is “vulnerable” is differentiated from its “stable” form by a large lipid-rich atheromatous core, a thin fibrous cap, and infiltration by inflammatory cells such as macrophages. The risk factor for rupture (and subsequent heart attack) is currently thought to be independent of plaque size and arterial narrowing, but rather is thought to correlate more with the presence of inflammation.

We are developing our VasoPET program with the lead compounds being Diadenosine-5’5’’’-P1, P4-tetraphosphate (Ap4A) analogs, such as P2, P3-monochloromethylene diadenosine 5’, 5’’’-P1, P4-tetraphosphate (Ap2CHClp2A), as a novel molecular imaging agent for the detection of “vulnerable” coronary artery plaque in patients with CAD. VasoPET, if approved, would represent the first PET cardiac product to reliably image inflamed plaque and therefore may differentiate between vulnerable and stable coronary artery plaque. However, in light of the limited remaining patent life and our cash constraints, we are not currently allocating resources to this program.

Although we believe vulnerable plaque imaging is a valuable therapeutic area, the regulatory landscape is constantly evolving and it is still unclear if the VasoPET program will progress in its development as a drug or as a biomarker.  The ability to commercialize an agent as a biomarker is still undefined in the current U.S. regulatory framework and we will iterate our strategies based on the evolving commercial and regulatory landscape.

Strategic Alliances and Commercial Agreements

License Agreement with Massachusetts General Hospital

We have one exclusive technology license with Massachusetts General Hospital (“MGH”) which consists of three of its cardiac imaging licenses. The license requires us to meet certain obligations, including, but not limited to, meeting certain development milestones relating to clinical trials and filings with the FDA. MGH has the right to cancel or make non-exclusive certain licenses on certain patents should we fail to meet stipulated obligations and milestones.  In accordance with the terms of the license, we are required to pay MGH an annual license maintenance fee of $30,000.  Additionally, upon commercialization, we are required to make specified milestone payments and royalties on commercial sales.

We are current with all stipulated obligations and milestones under the cardiac imaging license agreement and the agreement remains in full force and effect. We believe that we maintain a good relationship with MGH and will be able to obtain waivers or extension of our obligations under the license agreement should the need arise. If MGH were to refuse to provide us with a waiver or extension of any of our obligations or were to cancel or make the license non-exclusive, this would have a material adverse impact on our business as we may be unable to commercialize products without exclusivity and would lose our competitive edge for portions of the patent portfolio.

All of our other license agreements stipulate certain annual license fees and development milestone payments in addition to royalty payments upon commercialization.

Clinical Research Agreements

On September 7, 2012, we entered into a Clinical Research Services Agreement (“CRS Agreement”) with SGS Life Science Services (“SGS”), a company with its registered offices in Belgium, for clinical research services relating to our CardioPET Phase II study to assess myocardial perfusion and fatty acid uptake in coronary artery disease (“CAD”) patients. The Phase II trial will be an open label trial designed to assess the safety and diagnostic performance of 18-F FCPHA as compared to stress echocardiography, myocardial perfusion imaging and angiography as a gold standard of background disease. Two trial sites are planned in Belgium and are expected to be concluded in the second half of 2014.

In March 2012, we signed a Letter of Intent (“LOI”) that provided for the pre-payment of $290,271 for start-up services.  The CRS Agreement provides for additional payments of $346,234 to SGS subject to a schedule of milestones relating to the progress of the clinical trial. Immediately before entry into the LOI, we engaged FGK Representative Service GmbH to serve as our sponsor in compliance with the laws governing clinical trials conducted in the European Union.  On February 28, 2013, we announced that the Phase II trial had begun and released the initial data and images from the trial.

Product Development and Commercialization

We intend to develop our products through the completion of Phase II studies and/or Phase III studies at which point we will seek to partner with organizations with the resources necessary to undertake the further development, regulatory approval and commercialization of our products.

We believe that while the overall regulatory process for molecular imaging products is currently similar to those governing therapeutic agents, the development timelines may be significantly shorter. Whereas typical clinical trials involving therapeutic agents include efficacy endpoints such as survival, time to disease progression, and progression free survival, all of which must be monitored over long periods (often years), diagnostic imaging agents often take significantly less time to evaluate. This shortened clinical development period relative to therapeutics is a function of the speed with which a molecular imaging study takes place—on the order of several hours, as compared to months. Also, because the results of the scan are instantaneous, the clinical trials do not initially require long term follow-up for primary endpoints that may take significant periods of time to evaluate. Many PET centers in the U.S. routinely perform 20 to 50 PET scans per day. Based on the foregoing, we believe our first product may be able to be commercialized within five years.

Market Opportunity

Each year, millions of patients undergo molecular imaging studies in the United States. The main reason for these studies is to detect and evaluate ischemic heart disease and myocardial infarction in patients with acute and chronic forms of CAD. These studies provide clinical benefit in the initial evaluation of patients with suspected but unproven CAD, and in those patients in whom a diagnosis of CAD has been established and information on prognosis or risk is required. Molecular imaging studies are used for diagnosing the presence or absence of critical coronary artery stenosis, providing prognostic information on long-term outcomes, and stratifying patient risk for adverse cardiac events.

We believe that our market opportunity is a direct function of the number of molecular imaging studies anticipated to be performed per year using PET imaging technologies, and is reflected in the more than 12 million patients in the U.S. alone with suspected acute or chronic forms of CAD.  We expect the market for 18-F TPP, if approved, will be driven by its use (i) as a blood flow imaging agent in combination with stress-testing for the identification of ischemic and infarcted tissue in patients with chronic CAD; and (ii) in combination with a metabolic imaging agent in patients with acute CAD that are undergoing CVA. We expect that the market for 18-F FCPHA, if approved, will derive from the approximately 1.75 million patients in the U.S. annually with chronic forms of CAD that undergo pharmacologic stress-testing due to an inability to perform exercise stress-testing.  Because we believe there is no product currently on the market that may allow for at-rest assessment of this population, we believe 18-F FCPHA may be readily adopted by the cardiology community for the assessment of this patient pool. Within the CVA segment of the CAD market, we believe 18-F FCPHA possesses many significant advantages and may represent an ideal agent for the detection of discordances, and the identification of jeopardized but viable myocardium in the 350,000 patients with presumptive hibernating or stunned myocardium.  We expect the potential market for VasoPET to be a direct function of the 30% of patients that have undergone conventional stress-testing that are diagnosed with chronic forms of ischemia. We believe there is a significant need to identify vulnerable plaque from stable forms of plaque in this patient population.

Competition

We operate in a highly competitive segment of the pharmaceutical market. If any of our products are ultimately approved for commercialization, we will face competition for market share from large pharmaceutical and biotechnology companies such as Lanthaeus, Bracco, GE Healthcare and Mallinckrodt, academic institutions, government agencies, and private and public research institutions engaged in the development and commercialization of existing standard of care products, as well as novel cardiac perfusion agents. Many of our competitors have significantly greater financial, product development, manufacturing and marketing resources than us. Large pharmaceutical companies have extensive experience in clinical testing and obtaining regulatory approval for products. We also may compete with these organizations to recruit scientists and clinical development personnel. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

Intellectual Property

We believe that clear and extensive patent coverage for our technologies, both domestic and international, is central to our long-term success and intend to continue to allocate resources to protection of our intellectual property accordingly. We have obtained the licenses to our patents and patent applications from MGH, the patent assignee in each case. The issued patents covering our 18-F FCPHA and 18-F TPP technologies include both composition and method of use patents within the field of diagnostic cardiology that expire at various dates between December 2016 and February 2025. The VasoPET program’s lead compound’s patent expires in June 2014; accordingly, we are not currently allocating resources to this development program and do not expect to resume efforts in this area unless a clear patent position regarding composition or method can be defined and defended.

We also depend upon the skills, knowledge, experience and know-how of our management and research and development personnel, as well as that of our advisors, consultants and other contractors. To help protect our proprietary know-how, which is not patentable, and for inventions for which patents may be difficult to enforce, we currently rely and will in the future rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we require all of our employees, consultants, advisors and other contractors to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.

Governmental Regulations

Government authorities in the United States and foreign countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, promotion, advertising, distribution, sampling, marketing and import and export of pharmaceutical products. Our molecular imaging pharmaceuticals in the United States will be subject to FDA regulation as drugs under the Federal Food, Drug and Cosmetic Act , or FDCA, and require FDA approval prior to commercial distribution. The process of obtaining governmental approvals and complying with ongoing regulatory requirements requires the expenditure of substantial time and financial resources. In addition, statutes, rules, regulations and policies may change and new legislation or regulations may be issued that could delay such approvals. If we fail to comply with applicable regulatory requirements at any time during the product development process, approval process, or after approval, we may become subject to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, withdrawals of approvals, clinical holds, warning letters, product recalls, product seizures, total or partial suspension of our operations, injunctions, fines, civil penalties or criminal prosecution. Any agency enforcement action could have a material adverse effect on us.

The U.S. regulatory scheme for the development and commercialization of new pharmaceutical products can be divided into three distinct phases as described below.

Preclinical Phase

The preclinical phase involves the characterization, product formulation and animal testing necessary to prepare an Investigational New Drug application, or IND, for submission to the FDA. The IND must be reviewed and authorized by the FDA before the drug can be tested in humans. Once a new pharmaceutical agent has been identified and selected for further development, preclinical testing is conducted to confirm pharmacological activity, to generate safety data, to evaluate prototype dosage forms for appropriate release and activity characteristics, and to confirm the integrity and quality of the material to be used in clinical trials. A bulk supply of the active ingredient to support the necessary dosing in initial clinical trials must be secured. Data from the preclinical investigations and detailed information on proposed clinical investigations are compiled in an IND submission and submitted for FDA approval before human clinical trials may begin. If the FDA does not formally communicate an objection to the IND within 30 days, the specific clinical trials outlined in the IND may go forward.

Clinical Phase

The clinical phase of drug development follows a successful IND submission and involves the activities necessary to demonstrate the safety, tolerability, efficacy, and dosage of the substance in humans, as well as the ability to produce the substance in accordance with the FDA’s cGMP requirements. Data from these activities are compiled in a New Drug Application, or NDA, requesting approval to market the drug for a given use, or indication. Clinical trials must be conducted under the supervision of qualified investigators in accordance with good clinical practice, and according to IND-approved protocols detailing, among other things, the study objectives and the parameters, or endpoints, to be used in assessing safety and efficacy. Each trial must be reviewed, approved and conducted under the auspices of an independent Institutional Review Board, or IRB, and each trial, with limited exceptions, must include all subjects’ informed consent. The clinical evaluation phase typically involves the following sequential process:

Phase I clinical trials are conducted in a limited number of healthy subjects to determine the drug’s safety, tolerability, and biological performance. The total number of subjects in Phase I clinical trials varies, but is generally in the range of 20 to 80 people (or less in some cases, such as drugs with significant human experience).

Phase II clinical trials involve administering the drug to subjects suffering from the target disease or condition to evaluate the drug’s potential efficacy and appropriate dose. The number of subjects in Phase II trials is typically several hundred subjects or less.

Phase III clinical trials are performed after preliminary evidence suggesting effectiveness has been obtained and safety, tolerability, and appropriate dosing have been established. Phase III clinical trials are intended to gather additional data needed to evaluate the drug’s overall benefit-risk relationship of the drug and to provide adequate instructions for its use. Phase III trials usually include from several hundred to several thousand subjects.

Throughout the clinical testing phase, samples of the product made in different batches are tested for stability to establish shelf life constraints. In addition, increasingly large-scale production protocols and written standard operating procedures must be developed for each aspect of commercial manufacture and testing.

The clinical trial phase is both costly and time-consuming, and may not be completed successfully within any specified time period, if at all. The FDA closely monitors the progress of each of the three phases of clinical trials that are conducted under an IND and may, at its discretion, reevaluate, alter, suspend, or terminate the testing at any time for various reasons, including a finding that the subjects or patients are being exposed to an unacceptable health risk. The FDA can also request additional clinical testing as a condition to product approval. Additionally, new government requirements may be established that could delay or prevent regulatory approval of our products under development. Furthermore, institutional review boards, which are independent entities constituted to protect human subjects in the institutions in which clinical trials are being conducted, have the authority to suspend clinical trials in their respective institutions at any time for a variety of reasons, including safety issues.

New Drug Application and Review

After the successful completion of Phase III clinical trials, the sponsor of the new drug submits an NDA to the FDA requesting approval to market the product for one or more indications. An NDA is a comprehensive, multi-volume application that includes, among other things, the results of all preclinical and clinical studies, information about the drug’s composition, and the sponsor’s plans for producing, packaging, and labeling the drug. In most cases, the NDA must be accompanied by a substantial user fee. FDA has 60 days after submission to review the completeness and organization of the application, and may refuse to accept it for continued review, or refuse to file, if the application is found deficient. After filing, the FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use. Drugs that successfully complete NDA review may be marketed in the United States, subject to all conditions imposed by the FDA.

Prior to granting approval, the FDA generally conducts an inspection of the facilities, including outsourced facilities that will be involved in the manufacture, production, packaging, testing and control of the drug product for cGMP compliance. The FDA will not approve the application unless cGMP compliance is satisfactory. If the FDA determines that the marketing application, manufacturing process, or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and will often request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the marketing application does not satisfy the regulatory criteria for approval and refuse to approve the application by issuing a “not approvable” letter.

The length of the FDA’s review can range from a few months to several years or more. Once an NDA is in effect, significant changes such as the addition of one or more new indications for use generally require prior approval of an sNDA including additional clinical trials or other data required to demonstrate that the product as modified remains safe and effective.

Fast Track Review

The Food and Drug Administration Modernization Act of 1997, or the Modernization Act, establishes a statutory program for relatively streamlined approval of “Fast Track” products, which are defined under the Modernization Act as new drugs or biologics intended for the treatment of a serious or life-threatening condition that demonstrates the potential to address unmet medical needs for this condition. Fast Track status requires an official designation by the FDA.

Abbreviated New Drug Application and Review

An Abbreviated New Drug Application, or ANDA, is a type of NDA that is used for the review and approval of a generic drug product. A generic drug product is one that is the same as a previously approved innovator drug product, which means it has the same active ingredient, dosage form, and strength, route of administration, quality, performance characteristics, and intended use. An ANDA is generally not required to include preclinical and clinical data to establish safety and effectiveness. Instead, generic applicants must scientifically demonstrate that their product is bioequivalent to the previously approved drug, which means that it performs in the same manner. None of the products currently under development by FluoroPharma will be eligible for ANDA approval, although it is possible that competing products based on our product could be approved by this route at some future time.

Section 505(b)(2) Applications

If a proposed drug product represents only a limited change from a product that has already been approved by the FDA, yet differs in more ways than those permitted under the ANDA requirements, then the applicant may be able to submit a type of NDA referred to as a 505(b)(2) application. In effect, a 505(b)(2) applicant is permitted to rely on information in the scientific literature, or previous safety and efficacy determinations by the FDA, rather than submitting the full complement of clinical or other data that would otherwise be required for NDA approval. However, the 505(b)(2) sponsor must provide any additional clinical or other data needed to supplement and/or establish the relevance and applicability of prior findings for the new product formulation. We do not expect any of FluoroPharma’s current drug portfolio to be granted approval via this process as our products are novel and patent protected.

Post-Approval Phase

Once the FDA has approved a new drug for marketing, the product becomes available for physicians to prescribe in the United States. After approval, we must comply with post-approval requirements, including ongoing compliance with cGMP regulations, delivering periodic reports to the FDA, submitting descriptions of any adverse reactions reported, and complying with drug sampling and distribution requirements. We are required to maintain and provide updated safety and efficacy information to the FDA. We are also required to comply with requirements concerning advertising and promotional labeling.

Compliance with post-approval requirements will require us to expend time, money, and effort on an ongoing basis. We expect to use third party manufacturers to produce certain of our products in clinical and commercial quantities. Future FDA inspections may identify compliance issues at our facilities or at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct.

In addition, discovery of problems with a product or the failure to comply with requirements may result in restrictions including withdrawal or recall of the product from the market or other voluntary or FDA-initiated action that could delay further marketing. Newly discovered or developed safety or efficacy data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications. Also, the FDA may require post-market testing and surveillance to monitor the product’s safety or efficacy, including additional clinical studies, known as Phase IV trials, to evaluate long-term effects.

Other Regulation in the United States

Healthcare Reimbursement

Government and private sector initiatives to limit the growth of healthcare costs, including price regulation, competitive pricing, coverage and payment policies, and managed-care arrangements, are continuing in many countries where we do business, including the United States. These changes are causing the marketplace to put increased emphasis on the delivery of more cost-effective medical products. Government programs, including Medicare and Medicaid, private healthcare insurance and managed-care plans have attempted to control costs by limiting the amount of reimbursement they will pay for particular procedures or treatments. This has created an increasing level of price sensitivity among customers for our products. Some third party payers must also approve coverage for new or innovative devices or therapies before they will reimburse healthcare providers who use the medical devices or therapies. Even though a new medical product may have been cleared for commercial distribution, we may find limited demand for the product until reimbursement approval has been obtained from governmental and private third party payers.

Environmental Regulation

We are also subject to various environmental laws and regulations both within and outside the United States. Like many other pharmaceutical and medical device companies, our operations involve the use of substances, including hazardous wastes, which are regulated under environmental laws, primarily manufacturing and sterilization processes. We do not expect that compliance with environmental protection laws will have a material impact on our consolidated results of operations, financial position or cash flow. These laws and regulations are all subject to change, however, and we cannot predict what impact, if any, such changes might have on our business, financial condition or results of operations.
Foreign Regulation

Whether or not we obtain FDA approval for a product, we must obtain approval from the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement also vary greatly from country to country. Although governed by the applicable jurisdiction, clinical trials conducted outside of the United States typically are administered under a three-phase sequential process similar to that discussed above for pharmaceutical products.

Under European Union regulatory systems, we may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is available for medicines produced by biotechnology or which are highly innovative, provides for the grant of a single marketing authorization that is valid for all European Union member states. This authorization is a marketing authorization approval, or MAA. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval. This procedure is referred to as the mutual recognition procedure, or MRP.

In addition, regulatory approval of prices is required in most countries other than the United States. We face the risk that the prices which result from the regulatory approval process would be insufficient to generate an acceptable return to us or our collaborators.

Employees

As of December 27, 2013, we had five full-time employees.

Property

Our offices are located in Montclair, New Jersey pursuant to a lease expiring on April 30, 2015 that provides for a monthly rent of $3,800.

Legal Proceedings

In July 2013, an action was filed against us in the United States District Court for the District of Nevada. The action, Todd Nelson v. Fluoropharma Medical, Inc and  Does 1 through 10,  No. 13 CV 01152 JAD CWH, alleges that the plaintiff suffered losses attributable to our refusal to honor certain stock options after February 28, 2012.  Plaintiff seeks at least $325,200.00 in damages, as well as punitive and exemplary damages, prejudgment interest, and costs. On August 16, 2013, we filed a motion to dismiss the complaint. We are currently awaiting the judge’s ruling on the motion.

We are not aware of any other material pending or threatened legal proceeding against us.

MANAGEMENT

Executive Officers and Directors

The following persons are our executive officers and directors, and hold the positions set forth opposite their respective names.

Name	Age	Position
Thijs Spoor	41	Chief Executive Officer, President, Chairman and Director
Tamara Rhein	41	Chief Financial Officer
Walter Witoshkin	67	Director
Peter S. Conti, M.D., Ph.D.	57	Director
Lawrence Atinsky	44	Director
Joseph A. Pierro, M.D.	56	Director

Our directors hold office until the earlier of their death, resignation or removal or until their successors have been qualified.

Johan M. (Thijs) Spoor has been our President, Chief Executive Officer and a member of our Board since February 14, 2011, and has been the Chairman of our Board since June 14, 2012.  Mr. Spoor was the Chief Financial Officer for Sunstone BioSciences from February 2010 through September 2010. From December 2008 until joining Sunstone BioSciences, he worked at Oliver Wyman  as a consultant to pharmaceutical and medical device companies. Mr. Spoor was an equity research analyst at J.P. Morgan from July 2007 through October 2008 and at Credit Suisse from November 2005 through July 2007, covering the biotechnology and medical device industries. Prior to his career on Wall Street, Mr. Spoor worked in the pharmaceutical industry spending 11 years with Amersham / GE Healthcare where he worked in 7 countries in a variety of roles including setting up GMP facilities, accountability for the nuclear cardiology portfolio and most recently as the Director of New Product Opportunities leading the PET strategic plan.  Mr. Spoor also sits on the board of directors of MetaStat, Inc. (MTST), AtheroNova, Inc. (AHRO) and Protea Biosciences Group, Inc. He holds a Nuclear Pharmacy degree from the University of Toronto as well as an M.B.A. from Columbia University. We believe that Mr. Spoor’s background in nuclear pharmacy, finance and accounting and as a healthcare research analyst, as well as his experience at both large and small healthcare companies, provides him with a broad familiarity of the range of issues confronting our company, which makes him a qualified member of our Board.

Tamara Rhein has been our Chief Financial Officer since August 16, 2012 and served as our financial controller since July 2011. From November 2008 until joining us, Ms. Rhein was controller for Manhattan Pharmaceuticals, where she was responsible for a wide range of activities, including financial statement preparation, footnote disclosures for SEC filings, stock option accounting and quarterly and year-end audits.  From 2005 until 2008, Ms. Rhein was with Vyteris, where her primary role was to manage the SEC accounting and reporting department. Ms. Rhein received a Bachelor's of Science degree in accounting from California State University at Northridge and is also a certified public accountant.

Walter Witoshkin has been a member of our Board since February 14, 2011. Mr. Witoshkin was the Chairman and Chief Executive Officer of QuantRx Biomedical Corporation, a medical technology company from April 2005 through August 2010.  Mr. Witoshkin has held executive positions in the healthcare and pharmaceutical industries including senior financial positions at Wyeth Labs (American Cyanimade), VP Business Development and Chief Financial Officer positions at SmithKline Beecham (now Glaxo SmithKline) and Menley & James Laboratories, Inc.  He is a founding partner of the Trident Group, a global consultancy to the pharmaceutical industry.   We believe that Mr. Witoshkin’s industry specific extensive management experience provides him with a broad and deep understanding of our business and our competitors’ efforts, which is an invaluable resource to our Board.

Peter S. Conti, M.D., Ph.D. has been a member of our Board since February 14, 2011.  Dr. Conti is a tenured Professor of Radiology, Pharmacy and Biomedical Engineering at the University of Southern California, as well as Director of the USC Positron Imaging Science Center and Clinic since its inception in 1991.  He is also the Director of the Molecular Imaging Laboratory at USC.  Dr. Conti received his medical and doctoral degrees from Cornell University, and completed his residency in Diagnostic Radiology and Fellowship in Nuclear Medicine at The Johns Hopkins Medical Institutions.  Dr. Conti is Board Certified in both Diagnostic Radiology and Nuclear Medicine.  He is a Fellow of the American College of Radiology and of the American College of Nuclear Medicine Physicians. Dr. Conti is a past President of the Society of Nuclear Medicine (SNM), and continues to serve on a number of committees for the Society, including those involving government and regulatory affairs related to the development of Molecular Imaging technology and its applications in medicine.   We believe that Dr. Conti’s broad range of experience in medicine, academia, and administration enable him to provide a unique and valuable perspective to our Board.

Lawrence Atinsky has been a member of our Board January 3, 2011.  During the past seven years, Mr. Atinsky has been a partner at Ascent Biomedical Ventures, or (ABV, a venture capital firm investing in seed and early-stage biomedical technology companies developing medical devices, biopharmaceuticals, healthcare services, and information technology).  Prior to joining ABV, Mr. Atinsky was a corporate attorney at Skadden, Arps, Slate, Meagher & Flom in New York, where he was involved in structuring and negotiating numerous private and public merger and acquisition transactions. Mr. Atinsky has also been the General Counsel of several private companies in the healthcare industry and has been a founder and investor in early-stage medical technology companies. Mr. Atinsky earned a J.D. from New York University School of Law and B.A. degrees in Political Science and Philosophy from the University of Wisconsin-Madison.  We believe that Mr. Atinsky’s experience as a corporate attorney and background in venture capital focusing on biomedical technology companies enable him to provide a valuable perspective to our Board.

Joseph A. Pierro, M.D. has been a member of our Board since April 15, 2013.   Since July 2012, Dr. Pierro has been the Chief Medical Officer at Biomedical Systems, a provider of diagnostic services for clinical trials, where he is responsible for leadings its Scientific Affairs groups which provide medical and regulatory guidance with respect to clinical studies. From April of 2009 until May of 2012, Dr. Pierro served as Vice President, Head of Medical Science at Covidien, a healthcare products company, and from July of 2005 until April of 2009, Dr. Pierro served as the Vice President, Clinical Affairs at Covidien, where he was responsible for providing strategic medical direction and operation regulatory and clinical support for new product development. From April 2001 until July 2005, Dr. Pierro served in various medical and clinical roles at General Electric Health Care. Dr. Pierro earned his M.D. at the State University of New York at Buffalo School of Medicine and his undergraduate degree from Canisius College.

Director Independence

Walter Witoshkin, Lawrence Atinsky, Peter Conti and Joseph Pierro are independent directors, as the term “independent” is defined by the rules of the Nasdaq Stock Market.

Board Leadership Structure and Role in Oversight

Our Board is primarily responsible for overseeing our risk management processes. The Board receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our assessment of risks. The Board focuses on the most significant risks facing our company and our general risk management strategy, and also ensures that risks undertaken by us are consistent with the Board’s appetite for risk. While the Board oversees our company, our management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing us and that our Board leadership structure supports this approach.

Board Committees

Audit Committee

Walter Witoshkin and Lawrence Atinsky serve on the audit committee of the Board with Mr. Witoshkin serving as the Chairman. The audit committee operates under a charter approved by the Board. The functions of the audit committee include, among other things:

    ●      evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;
    ●      reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non- audit services;
    ●      reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent auditors and management;
    ●      reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls;
    ●      preparing the report that the SEC will require in our annual proxy statement; and
    ●      reviewing and providing oversight with respect to any related party transactions and monitoring compliance with our Code of Ethics; and

Our Board has determined that each member of the audit committee meets the financial literacy requirements under NASDAQ Stock Market rules and that Mr. Witoshkin’s employment experience qualifies him as an audit committee financial expert within the meaning of SEC rules and regulations.

Compensation Committee

Walter Witoshkin, Lawrence Atinsky and Peter Conti serve on the compensation committee of the Board, with Mr. Atinsky serving as the Chairman. The compensation committee operates under a charter approved by our Board. The functions of the compensation committee include, among other things:

    ●      reviewing our corporate goals and objectives relevant to our executives’ compensation, evaluating the executives’ performance in light of such goals and objectives and determining executive compensation levels based on such evaluations;
    ●      reviewing and making recommendations to the Board with respect to non-executive officer compensation and independent director compensation;
    ●      administering our incentive compensation and equity-based plans; and
    ●      preparing the report that the SEC will require in our annual proxy statement and Form 10-K.

Nominating Committee

We do not presently have a nominating committee. Our Board currently acts as our nominating committee.

Code of Ethics

We adopted a Code of Ethics on July 22, 2011 that applies to all directors, officers and employees.  Our Code of Ethics is available on our website at http://www.fluoropharma.com. A copy of our code of ethics will also be provided to any person without charge, upon written request sent to us at our offices located at 8 Hillside Avenue, Suite 207, Montclair, NJ 07042.

Compensation Discussion and Analysis

Overview

During 2012 and 2013, Mr. Spoor continued as our Chief Executive Officer, with compensation packages structured to reflect our current level of operations and resources. This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of our executive officers who served as named executive officers during the year ended December 31, 2013. This compensation discussion focuses on the information contained in the following tables and related footnotes and narrative for primarily the last completed fiscal year; however, we also describe compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure.

Compensation Program Objectives and Philosophy

Our Compensation Committee currently oversees the design and administration of our executive compensation program. It reviews and approves all elements of compensation for each of our named executive officers taking into consideration recommendations from our chief executive officer (for compensation other than his own), as well as competitive market guidance. We define our competitive markets for executive talent to be the pharmaceutical and biotechnology industries in the tri-state area. To date, we have utilized Equilar Executive Compensation Survey, a third party market specific compensation survey, and, when applicable, other independent third-party compensation consultants to benchmark our executive compensation.

The principal elements of our executive compensation program have historically been base salary, annual cash incentives, long-term equity incentives in the form of stock options, other benefits and perquisites, post-termination severance and acceleration of stock option vesting for certain named executive officers upon termination and/or a change in control. Our other benefits and perquisites have consisted of life, health and disability insurance benefits, and a qualified 401(k) savings plan. Our philosophy has been to position the aggregate of these elements at a level that is competitive within the industry and commensurate with our size and performance. During 2013, our compensation philosophy has continued to evolve to accommodate our changing circumstances, operational needs and limited financial resources during this period.

Base Salaries

For the year ended December 31, 2012, the base salary of our named executives was reflective of the availability of resources and level of continuing operations. Effective July 30, 2012, Mr. Spoor received an annual salary of $290,000.  Effective October 1, 2013, Mr. Spoor’s annual salary was increased to $305,000.  On August 16, 2012, we appointed Ms. Rhein as Chief Financial Officer.  For the year ended December 31, 2012 and through the current period, Ms. Rhein received an annual salary of $100,000.   See “Employment Agreements” below. In December 2013, Mr. Spoor and Ms. Rhein received cash bonuses of $50,000 and $10,000, respectively.

As we continue to evaluate our future human resource requirements, our Compensation Committee will continue to review appropriate base salaries for our executive officers. In making its determination, the Compensation Committee will consider the time commitment necessary and the roles our executives will play in implementing our plans.

Long-term Equity Incentives

We provide the opportunity for our named executive officers and other executives to earn a long-term equity incentive award. Long-term incentive awards provide employees with the incentive to stay with us for longer periods of time, which in turn, provides us with greater stability. Equity awards also are less costly to us in the short term than cash compensation. We review long-term equity incentives for our named executive officers and other executives annually.

Historically, for our named executive officers, our stock option grants were of a size and term determined and approved by the Compensation Committee. We have traditionally used stock options as our form of equity compensation because stock options provide a relatively straightforward incentive for our executives and result in less immediate dilution of existing shareholders’ interests. Generally, all grants of stock options to our employees were granted with exercise prices equal to or greater than the fair market value of our common stock on the respective grant dates. For a discussion of the determination of the fair market value of these grants, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and the Use of Estimates.”

We do not time stock option grants to executives in coordination with the release of material non-public information. Our stock option grants have a 10-year contractual exercise term.  The Compensation Committee may provide that, in the event of a change in control, any outstanding awards that are unexercisable or otherwise unvested will become fully vested and immediately exercisable.  If there is a termination of employment, the applicable termination provisions regarding exercise term will apply.

The vesting of certain of our named executive officers’ stock options is accelerated pursuant to the terms of their employment agreements in certain change in control or other material events.

In December 2010, Mr. Spoor was granted 600,000 common stock options with an exercise price of $0.50.  150,000 of these options vested immediately and the remaining options will vest based on milestones related to the completion of the Company’s clinical trials. During 2011, Mr. Spoor was granted an additional 600,000 common stock options with an exercise price of $0.50.  These options vest equally over a four-year period.  During 2012, Mr. Spoor was granted an additional 600,000 common stock options with an exercise price of $0.84.  These options vest equally over a three-year period.  During 2012, Ms. Rhein was granted 80,000 common stock options with an exercise price of $0.83 which vest based on milestones related to the completion of the Company’s clinical trials.  During 2013, Ms. Rhein was granted 100,000 common stock options with an exercise price of $0.83.  These options vest equally over a three-year period.

Compensation Committee Interlocks and Insider Participation

Members of our Compensation Committee of the board of directors were Lawrence Atinsky, Walter Witoshkin and Peter Conti. No member of our Compensation Committee was, or has been, our officer or employee.

No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with our executive officers or directors or another entity.

Summary Compensation Table

The following table sets forth the annual and long-term compensation paid to our Chief Executive Officer and the other executive officers who earned more than $100,000 per year at the end of the last two completed fiscal years. We refer to all of these officers collectively as our “named executive officers.”

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation($)	All Other Compensation ($)	Total ($)
Thijs Spoor	2013	293,750	50,000					343,750
	2012	232,500	30,000	50,000	324,535			637,035

Tamara Rhein	2013	100,000	10,000	10,000	45,610			165,610
	2012	85,000	10,000	10,000	41,260	-	-	146,260

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to grants of options to purchase our Common Stock to the named executive officers at December 31, 2013.

	Options awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Johan M. (Thijs) Spoor	150,000	450,000		$0.50	12/03/2020	-	-	-	-
	300,000	300,000		$0.50	5/01/2021
	200,000	400,000		$0.84	9/19/2022

Tamara Rhein	7,000	3,500		$1.05	12/05/2021
	-	80,000		$0.83	6/25/2022
	-	100,000		$0.83	01/02/2023

Employment Agreements with Executive Officers

Johan M. (Thijs) Spoor:

On July 30, 2012, we entered into a three-year employment agreement with Johan M. (Thijs) Spoor to continue to serve as our Chief Executive Officer.  Under the agreement, Mr. Spoor will receive a base salary at an annual rate of $290,000, and is entitled to an annual bonus if we meet or exceed criteria adopted by the Board. The target bonus for Mr. Spoor for 2013 is $125,000 upon achievement of 100% of certain criteria set forth in the agreement. Mr. Spoor is also eligible for grants of awards under our 2011 Incentive Plan based upon completion of performance milestones as the Board may determine from time to time with an aggregate target amount of 350,000 shares of Common Stock.

Upon termination of Mr. Spoor’s employment prior to expiration of his employment period, he shall be entitled to receive $550,000 payable in either 12 equal monthly installment payments or in a single lump sum, at our discretion, together with the value of any accrued but unused vacation time, the amount of all accrued but previously unpaid base salary through the date of such termination, any expenses incurred. In addition, we have agreed to provide him with all benefits to which he is entitled for 18 months or the full unexpired term of the agreement, whichever is longer, unless Mr. Spoor’s employment is terminated for cause.  Additionally, in the event we complete a sales transaction, as defined in the agreement, 100% of Mr. Spoor’s then outstanding options will vest immediately.  This agreement contains standard non-competition, non-solicitation, and confidentiality clauses.

Tamara Rhein:

Effective as of August 22, 2012, we entered into an employment agreement with Ms. Rhein pursuant to which Ms. Rhein serves as our Chief Financial Officer.  The agreement is for an initial one year term that shall automatically renew for successive one year periods unless otherwise terminated.  Under the agreement, Ms. Rhein will receive an annual base salary of $100,000, and is entitled to an annual bonus as determined by the Board or compensation committee.  Ms. Rhein is also eligible for grants of awards under our 2011 Incentive Plan as the compensation committee may determine from time to time. Upon termination of Ms. Rhein’s employment prior to expiration of her employment period without cause she shall be entitled to receive (i) all unpaid but due base salary, unpaid bonus and unused vacation days, (ii) benefits received immediately prior to termination for an additional period of six months following termination, (iii) reimbursement of expenses, and (iv) base salary immediately prior to termination for an additional period of six months following termination.  The employment agreement contains standard non-competition, non-solicitation, and confidentiality clauses.

Director Compensation

The following table sets forth certain information concerning compensation paid or accrued to our non-executive directors during the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Walter Witoshkin	$30,000		$34,207	-	-	$101,000	$165,207
Peter S. Conti	$30,000	-	$34,207	-	-	-	$64,207
Lawrence Atinsky	$30,000	-	$34,207	-	-	$-	$64,207
Joseph Pierro	$22,500	-	$36,613	-	-	$-	$59,113

We pay the non-executive directors a quarterly stipend of $7,500 to compensate them for their time, attendance at board meetings and for phone calls as required.

Equity Incentive Plan

On February 14, 2011, our Board and stockholders adopted the 2011 Equity Incentive Plan (the “Plan”). Under the Plan, awards may take the form of options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986 (the “Code”), non-statutory options or restricted stock. The purpose of the Plan is to attract and retain the best available personnel in order to promote the success of our business and to encourage the sense of proprietorship and to stimulate the active interest of such persons in our development and financial success.

The Plan initially reserved 6,475,750 shares of Common Stock for issuance, of which a maximum of 161,250 could be issued as restricted stock. The 2011 Plan provides that on January 1 of each year, commencing on January 1, 2013, the aggregate number of shares available for issuance under the Plan shall  be automatically  increased so that the number of shares then available for issuance under the Plan will equal the greater of (i) the aggregate number of shares subject to the Plan as of the preceding December 31 and (ii) seven percent (7%) of our total outstanding shares. There are currently 1,938,822 shares reserved for issuance under the Plan. As of December 27, 2013, there were outstanding under the Plan options to purchase 4,536,928 shares and 161,250 shares of restricted stock.

Administration

The Plan is administered by our Board or a committee designated by our Board. With respect to grants of awards to our officers or directors, the Plan is administered by our Board or a committee in a manner that permits such grants to be exempt from Section 16(b) of the Exchange Act. Grants of awards to covered employees as defined under Section 162(m) of the Code, will be made only by a committee comprised solely of two or more directors eligible to serve on a committee making awards. The Board or the committee has the full authority to select recipients of the grants, determine the terms and conditions of any awards, interpret the Plan, and to take any other action deemed appropriate, consistent with the terms of the Plan.

Eligibility

Under the Plan, awards may be granted to employees, officers and directors of, and consultants and advisors to, our company and any subsidiary.

Terms of Options

The term of each option granted under the Plan shall be contained in a stock option agreement with the optionee and such terms shall be determined by the administrator consistent with the provisions of the Plan, including the following:

Purchase Price. The purchase price of the Common Stock subject to each incentive stock option shall not be less than the fair market value (as set forth in the Plan), or in the case of the grant of an incentive stock option to a principal stockholder, not less than 110% of fair market value of such Common Stock at the time such option is granted.

Vesting. The dates on which each option (or portion thereof) shall be exercisable and the conditions precedent to such exercise, if any, shall be fixed by the administrator, in its discretion, at the time such option is granted. Unless otherwise provided in the grant agreement, in the event of a change of control (as set forth in the Plan) the administrator may, in its sole discretion, accelerate the vesting of outstanding options, in whole or in part.

Expiration. Any option granted to an employee shall become exercisable over a period of no longer than five years. No option shall in any event be exercisable after 10 years from, and no incentive stock option granted to a 10% stockholder shall become exercisable after the expiration of five years from, the date of the option.

Transferability. Options are not transferable and may be exercised solely by the optionee during his or her lifetime or, following death, by the person entitled by will or the laws of descent and distribution; provided, however, that the administrator may, in its sole discretion, permit limited transfers of non-statutory options.

Terms of Restricted Stock

A stock award consists of the transfer by us to a participant of shares of Common Stock. The consideration for the shares to be issued shall be determined by the administrator. Shares of restricted stock are forfeitable until the terms of grant are satisfied and are not transferable until all restrictions have lapsed. Unless otherwise provided by the administrator, any distributions in respect of a restricted stock award will be subject to the same restrictions as the award.

Termination, Modification and Amendment

The Board may, in so far as permitted by law, from time to time, suspend or terminate the Plan or revise or amend it in any respect whatsoever, except that without the approval of our stockholders, no such revision or amendment shall (i) materially increase the number of shares subject to the Plan, (ii) decrease the price at which grants may be granted, (iii) materially increase the benefits to participants, (iv) materially modify the eligibility requirements for participation in the Plan, (v) effect a repricing, including through cancellations and regrants of awards, or (v) alter or impair the rights and obligations under any outstanding award without the written consent of the participant thereunder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information as of December 27, 2013 regarding the beneficial ownership of our Common Stock, by (i) each person or entity who, to our knowledge, owns more than 5% of our Common Stock; (ii) our executive officers; (iii) each director; and (iv) all of our executive officers and directors as a group.
Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage Beneficially Owned (2)
Johan (Thijs) Spoor (3)	908,393	3.7%
Tamara Rhein (4)	69,091	0.3%
Walter Witoshkin (5)	218,345	0.9%
Peter S. Conti (6)	509,083	2.1%
Lawrence Atinsky (7)	125,488	0.5%
Joseph A. Pierro(8)	75,000	0.3%
David R. Elmaleh (9)	2,629,297	10.7%
MKM Opportunity Master Fund, Ltd. (10)	2,117,566	8.7%
Platinum Long Term Growth VII LLC (11)	12,367,833	35.4%
All executive officers and directors as a group (6 persons)	1,905,400	7.8%

(1)
Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o FluoroPharma Medical, Inc., 8 Hillside Avenue, Suite 207, Montclair, NJ 07042.

(2)	Based upon 24,390,013 shares of our Common Stock issued and outstanding.
(3)
Includes 190,398 shares of Common Stock, 18,750 shares of Series B Preferred Stock, 49,245 shares of Common Stock underlying warrants, 450,000 shares of Common Stock issuable upon conversion of options at $0.50 per share and 200,000 shares of Common Stock issuable upon conversion of options at $0.84 per share.  Does not include 750,000 shares of Common Stock issuable upon conversion of options at $0.50 per share and 400,000 shares of Common Stock issuable upon conversion of options at $0.84 per share which are held by Mr. Spoor but not currently exercisable nor exercisable within 60 days of December 13, 2013.

(4)
Includes 10,000 shares of Common Stock, 8,047 shares of Series B Preferred Stock, 10,711 shares of Common Stock underlying warrants, 7,000 shares of Common Stock issuable upon conversion of options at $1.05 per share and 33,333 shares of Common Stock issuable upon conversion of options at $0.83 per share.  Does not include 3,500 shares of Common Stock issuable upon conversion of options at $1.05 per share and 146,667 shares of Common Stock issuable upon conversion of options at $0.83 per share which are held by Ms. Rhein but not currently exercisable nor exercisable within 60 days of December 13, 2013.

(5)
Does not include 161,250 restricted shares that vest upon the earlier of (i) the occurrence of a Change of Control, as defined in the 2011 Equity Incentive Plan; (ii) the successful completion of a Phase II clinical trial for any of the Company’s products; or (ii) the determination by the Board to provide for immediate vesting. Does include 75,000 shares of Common Stock issuable upon conversion of options at $0.95 per share, 17,857 shares of Common Stock issuable upon conversion of options at $1.40 per share, and 125,488 shares of Common Stock issuable upon conversion of options at $0.83 per share.

(6)
Includes 35,738 shares of Common Stock, 45,000 shares of Common Stock issuable upon conversion of options at $0.95 per share, 285,000 shares of Common Stock issuable upon conversion of options at $0.16 per share, 17,857 shares of Common Stock issuable upon conversion of options at $1.40 per share, and 125,488 shares of Common Stock issuable upon conversion of options at $0.83 per share.

(7)	Includes 125,488 shares of Common Stock issuable upon conversion of options at $0.83 per share.
(8)	Includes 75,000 shares of Common Stock issuable upon conversion of options at $0.83 per share.
(9)	Includes 2,348,974 shares of Common Stock, 130,723 shares of Common Stock underlying warrants and 150,000 shares of Common Stock issuable upon conversion of options at $1.33 per share.
(10)
Includes 2,117,566 shares of Common Stock held by MKM Opportunity Master Fund, Ltd.  Does not include 335,184 warrants held by MKM Opportunity Master Fund, Ltd. and 21,084 warrants held by MKM SP1, LLC which are subject to 4.9% ownership blockers. David Skriloff has the voting and dispositive power over the securities held for the account of this beneficial owner.

(11)
Includes 1,824,543 shares of Common Stock, 4,523,076 shares of Series B Preferred Stock and 6,020,214 shares of Common Stock underlying warrants. Michael Goldberg has the voting and dispositive power over the securities held for the account of this beneficial owner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, during the last fiscal year, there have been no transactions, whether directly or indirectly, between us and any of our officers, directors or their family members:

Prior to moving to our current offices, we utilized space that we leased from a company in which our former Chairman and Chief Scientific Officer, David Elmaleh, has an ownership interest. During the years ended December 31, 2011 and 2012, we paid the lessor $34,500 and $22,500, respectively. This lease expired on June 22, 2012.

During the year ended December 31, 2011, deferred compensation payable to Dr. Elmaleh and Thijs Spoor of $310,000 and $57,600, respectively, was converted into our May 2011 private placement upon the same terms and conditions as the investors. We issued 373,494 and 69,398 shares of Common Stock, respectively, and warrants to purchase 130,723 and 24,289 shares of Common Stock, respectively, to Dr. Elmaleh and Mr. Spoor.

SELLING STOCKHOLDERS

We are registering for resale shares of our Common Stock, including shares issuable upon conversion of the Preferred Shares and exercise of the Warrants, held by the selling stockholders identified below.  We are registering the shares to permit the selling stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.”  The following selling stockholder tables set forth:

    ●      the name of the selling stockholders,

    ●      the number of shares of Common Stock beneficially owned by the selling stockholders prior to the offering for resale of the shares under this prospectus,

    ●      the maximum number of shares of Common Stock that may be offered for resale for the account of the selling stockholders under this prospectus, and

    ●      the number and percentage of shares of Common Stock to be beneficially owned by the selling stockholders after the offering of the shares (assuming all of the offered shares are sold by the selling stockholders).

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission, or SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, including the Preferred Shares and the Warrants, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following tables, each selling stockholder has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

As of the date of this prospectus, there were 24,390,013 shares of our Common Stock issued and outstanding.

Other than Johan M. (Thijs) Spoor, our Chief Executive Officer and a member of our Board, and David Elmaleh, our former Chairman and Chief Scientific Officer, both of whom participated in the 2011 Private Placement (as defined below) none of the selling stockholders listed in any of the below tables has been an officer or director of us or any of our predecessors or affiliates within the last three years, nor has any selling stockholder had a material relationship with us except as described in the footnotes below.

2012 Private Placement

In November 2012, we completed a private placement to accredited investors (the “2012 Placement”) pursuant to which we issued an aggregate of 1,819,119 shares of Common Stock and one-year Warrants to purchase 1,819,119 shares of Common Stock that expired by their terms on November 19, 2013. Brookline Group, LLC (“Brookline”) acted as our placement agent in connection with the 2012 Placement and received five-year Warrants to purchase 181,912 shares of Common Stock.

Other than Brookline, none of the selling stockholders listed below are broker-dealers.  Other than Harris Lydon, who is employed by Brookline and received Warrants as part of his compensation, and Brooks and Carmen McCartney, none of the selling stockholders are affiliates of broker-dealers.  Brooks and Carmen McCartney represented to us that they purchased the securities in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

The following table sets forth information regarding selling stockholders that participated in the 2012 Placement:

Name of Selling Stockholder	Beneficial Ownership Prior to the Offering	Shares of Common Stock Included in Prospectus		Beneficial Ownership After the Offering	Percentage Owned After the Offering
Hill Blalock, Jr.	352,941	352,941		0	0%
Hartwell Davis, Jr.	588,235	588,235		0	0%
Mary Catherine Reagan Harvey	29,412	29,412		0	0%
Samuel Herschkowitz	117,647	117,647		0	0%
John Kellenyi	117,647	117,647		0	0%
Klaus Kretschmer	176,471	176,471		0	0%
William A. Legg, Jr.	58,824	58,824		0	0%
Robert Masters	117,647	117,647		0	0%
Brooks and Carmen McCartney	25,000	25,000		0	0%
Shoup Revocable Trust U/A/D 4/29/2003	29,412	29,412	(1)	0	0%
Solaris, LLC	29,412	29,412	(2)	0	0%
Starlight Investment Holdings Limited	117,647	117,647	(3)	0	0%
Bert K. Waits	29,412	29,412		0	0%
Steven J. Wice	29,412	29,412		0	0%
Harris Lydon	90,956	90,956	(4)	0	0%
Brookline Group, LLC	90,956	90,956	(5)	0	0%
TOTAL:		2,001,031

(1) Stefan P. Shoup and Jane R. Shoup have voting and dispositive power over the shares held by the Shoup Revocable Trust U/A/D 4/29/2003.

(2) Carmen Afrooz has voting and dispositive power over the shares held by Solaris, LLC.

(3) Nicola Hodge has voting and dispositive power over the shares held by Starlight Investment Holdings Limited.

(4) Represents shares of Common Stock issuable upon exercise of Warrants received by Mr. Lydon as an employee of Brookline.

(5) Represents shares of Common Stock issuable upon exercise of Warrants. Madding King III has voting and dispositive power over the shares held by Brookline.

2011 Private Placement

Between May 2011 and July 2011, we completed a private placement to accredited investors (the “2011 Placement”) pursuant to which we issued an aggregate of 7,208,509 shares of Common Stock, 1,807,229 shares of Series A Preferred and four-year Warrants to purchase 2,974,258 shares of Common. Noble Financial Capital Markets (“Noble”), Monarch Capital Group, LLC (“Monarch”) and Burnham Hill Partners, LLC (“Burnham”) acted as placement agents in connection with the 2011 Placement and received Warrants to purchase an aggregate of 632,827 shares of Common Stock. Burnham distributed Warrants to purchase an aggregate of 446,901 shares to employees.

Other than Monarch and Noble, none of the selling stockholders listed below are broker-dealers.  Other than David, Daniel and Marilyn Balk, who are family members of an affiliate of Burnham, Shawn Titcomb, Robert Nathan and Nico Pronk, who are employed by a registered broker-dealer, none of the selling stockholders are affiliates of broker-dealers.

The following table sets forth information regarding selling stockholders that participated in the 2011 Placement:

Name of Selling Stockholder	Beneficial Ownership Prior to the Offering	Shares of Common Stock Included in Prospectus		Beneficial Ownership After the Offering(1)	Percentage Owned After the Offering
Andrew Mitchell	73,215	73,215	(1)	0	0%
Jordan Family LLC	91,379	91,379	(2)	0	0%
Larry Hopfenspirger	172,690	172,690	(3)	0	0%
David Elmaleh	2,479,697	504,217	(4)	1,975,480	8.1%
Johan M. (Thijs) Spoor	258,393	93,687	(5)	164,706	* %
MKM Opportunity Master Fund, Ltd.	2,117,566	1,086,882	(6)	1,030,684	4.2%
Sean Campbell	81,325	81,325	(7)	0	0%
W-Net Fund 1, LP	75,093	75,093	(8)	0	0%
Dr. Steven N. Brourman	154,169	81,325	(9)	72,844	* %
Adrian Daniel Pettitt	49,275	49,275	(10)	-	0%
David Balk	206,928	56,928	(11)	150,000	* %
Daniel Balk	206,928	56,928	(11)	150,000	* %
Marilyn Balk	40,662	40,662	(12)	0	0%
ML Capital Services LLC Retirement Plan	81,000	81,000	(13)	0	0%
JTA Resources LLC Retirement Plan	81,000	81,000	(14)	0	0%
Cass G Adelman Cust Philippa G Adelman UTMA NY	40,500	40,500	(15)	0	0%
Cass G. Adelman Cust Jasper Gunther Adelman UTMA NY	40,500	40,500	(15)	0	0%
Michael Kooper	121,500	121,500	(16)	0	0%
Luke Kooper	21,600	21,600	(17)	0	0%
Sophie Kooper	21,600	21,600	(18)	0	0%
Jayk Kooper	21,600	21,600	(19)	0	0%
One East Partners Master LP	2,650,029	2,650,029	(20)	0	0%
OEP Opportunities Fund	973,231	973,231	(21)	0	0%
Jeffrey Meshel	400,839	162,650	(22)	238,189	1.0%
Hugo Vanderheide	48,794	48,794	(23)	0	0%
Jeff Knightly	81,325	81,325	(24)	0	0%
Patricia J. Jordan	40,662	40,662	(25)	0	0%
Shawn Titcomb	81,325	81,325	(26)	0	0%
Whalehaven Capital Fund Ltd.	243,976	243,976	(27)	0	0%
Whalehaven Opportunities Fund	81,325	81,325	(28)	0	0%
Jeffrey M. Siegal	162,651	162,651	(29)	0	0%
Sina Toussi	81,325	81,325	(30)	0	0%
Steven & Carisa Jones Defined Benefit Pension Plan & Trust, UAD 1/1/06	81,000	81,000	(31)	0	0%
Joseph F. Vallario III	81,325	81,325	(32)	0	0%
Gene Salkind	81,325	81,325	(33)	0	0%
Leba Investments Limited Partnership	40,662	40,662	(34)	0	0%
Shane Cobb	16,265	16,265	(35)	0	0%
Eric P. Rosenberg	81,325	81,325	(36)	0	0%
Jonathan Balk	80,445	41,850	(37)	38,595	* %
Lincoln Park Capital Fund, LLC	376,551	85,176	(38)	291,375	1.2%
Brio Capital L.P.	241,659	241,659	(39)	0	0%
Erich Morisse	40,662	40,662	(40)	0	0%

Katherine Wiener	173,794	81,325	(41)	92,469	* %
Explorium Global Healthcare Value Fund L.P	24,399	24,399	(42)	0	0%
Natalia Misciatelli	29,700	29,700	(43)	0	0%
The Broadsmore Group	126,506	126,506	(44)	0	0%
Johan Spoor	26,984	26,984	(45)	0	0%
Herman P. Wenz	8,132	8,132	(46)	0	0%
Nico P. Pronk	162,651	162,651	(47)	0	0%
Robert Nathan	154,766	114,044	(48)	40,722	* %
Adam and Didi Hutt	40,500	40,500	(49)	0	0%
Joseph B. Kelley	48,777	29,277	(50)	19,500	* %
Lawrence A. Doyle	27,000	27,000	(51)	0	0%
Richard Reiss	24,397	24,397	(52)	0	0%
Michael Goldberg Family Trust	195,180	195,180	(53)	0	0%
B. Scott Reid	56,928	56,928	(54)	0	0%
Monarch Capital Group, LLC	50,509	34,412	(55)	16,097	* %
Noble Financial Capital Markets	65,494	65,494	(56)	0	0%
Vivek Channamsetty	40,662	40,662	(57)	0	0%
Iroquois Master Fund, Ltd	361,446	361,446	(58)	0	0%
TOTAL:		9,740,485
* Less than 1%
(1) Includes 18,982 shares of Common Stock issuable upon exercise of Warrants.
(2)   Includes 23,691 shares of Common Stock issuable upon exercise of Warrants. Patricia J. Jordan has the voting and dispositive power over the securities held for the account of this selling stockholder.

(3) Includes 44,772 shares of Common Stock issuable upon exercise of Warrants.
(4) Includes 130,723 shares of Common Stock issuable upon exercise of Warrants.
(5) Includes 24,289 shares of Common Stock issuable upon exercise of Warrants. Johan M. (Thijs) Spoor is the son of Johan Spoor who is also a selling stockholder.
(6)   Includes 281,784 shares of Common Stock issuable upon exercise of Warrants. David Skriloff has the voting and dispositive power over the securities held for the account of this selling stockholder.

(7) Includes 21,084 shares of Common Stock issuable upon exercise of Warrants.
(8) Includes 75,903 shares of Common Stock issuable upon exercise of Warrants. Dave Weiner has the voting and dispositive power over the securities held for the account of this selling stockholder.
(9) Includes 21,084 shares of Common Stock issuable upon exercise of Warrants.
(10) Includes 12,775 shares of Common Stock issuable upon exercise of Warrants.
(11) Includes 14,759 shares of Common Stock issuable upon exercise of warrants. David Balk is the son of Marilyn Balk, the brother of Daniel Balk and the nephew of Jonathan Balk, all of whom are selling stockholders, and the son of Matthew Balk, an affiliate of Burnham, one of the placement agents for the 2011 Placement.

(12) Includes10,542 shares of Common Stock issuable upon exercise of Warrants. Marilyn Balk is the grandmother of David Balk and Daniel Balk and mother of Jonathan Balk, all of whom are selling stockholders. Marilyn Balk is the mother of Matthew Balk, an affiliate of Burnham, one of the placement agents for the 2011 Placement.

(13) Includes 21,000 shares of Common Stock issuable upon exercise of Warrants. Michael S. Liss and Amy W. Liss, as trustees, have the voting and dispositive power over the securities held for the account of this selling stockholder.

(14) Includes 21,000 shares of Common Stock issuable upon exercise of Warrants. Jason T. Adelman has the voting and dispositive power over the securities held for the account of this selling stockholder. Mr. Adelman is an affiliate of Burnham, one of the placement agents for the 2011 Placement.

(15) Includes 10,500 shares of Common Stock issuable upon exercise of Warrants. Cass G. Adelman has the voting and dispositive power over the securities held for the account of this selling stockholder. Mrs. Adelman is the wife of Jason T. Adelman, an affiliate of Burnham, one of the placement agents for the 2011 Placement.

(16) Includes 31,500 shares of Common Stock issuable upon exercise of Warrants. Does not include shares held by Luke Kooper, Sophie Kooper and Jayk Kooper, family members of this selling stockholder.
(17) Includes 5,600 shares of Common Stock issuable upon exercise of warrants. Does not include shares held by Michael Kooper, Sophie Kooper and Jayk Kooper, family members of this selling stockholder.

(18) Includes 5,600 shares of Common Stock issuable upon exercise of warrants. Does not include shares held by Michael Kooper, Luke Kooper and Jayk Kooper, family members of this selling stockholder.
(19) Includes 5,600 shares of Common Stock issuable upon exercise of warrants. Does not include shares held by Michael Kooper, Sophie Kooper and Luke Kooper, family members of this selling stockholder.

(20) Represents (a) 1,766,455 shares of Common Stock issuable upon conversion of shares of Series A Preferred and (b) 883,574 shares of Common Stock issuable upon exercise of Warrants. Jim Cacioppo, as managing partner of One East Capital Advisors, LP, has the voting and dispositive power over the securities held for the account of this selling stockholder.

(21) Represents (a) 642,348 shares of Common Stock issuable upon conversion of shares of Series A Preferred and (b) 330,884 shares of Common Stock issuable upon exercise of Warrants. Jim Cacioppo, as managing partner of One East Capital Advisors, LP, the master fund of OEP Opportunities Fund, has the voting and dispositive power over the securities held for the account of this selling stockholder.

(22) Includes 42,168 shares of Common Stock issuable upon exercise of Warrants.
(23) Includes 12,650 shares of Common Stock issuable upon exercise of Warrants.
(24) Includes 21,084 shares of Common Stock issuable upon exercise of Warrants.
(25) Includes 10,542 shares of Common Stock issuable upon exercise of Warrants.
(26) Includes 21,084 shares of Common Stock issuable upon exercise of Warrants. Mr. Titcomb is employed by Noble, one of the placement agents for the 2011 Placement.
(27) Includes 63,253 shares of Common Stock issuable upon exercise of Warrants. Michael Finklestein has the voting and dispositive power over the securities held for the account of this selling stockholder.

(28) Includes 21,084 shares of Common Stock issuable upon exercise of Warrants. Eric Weisblum has the voting and dispositive power over the securities held for the account of this selling stockholder.
(29) Includes 42,169 shares of Common Stock issuable upon exercise of Warrants.
(30) Includes 21,084 shares of Common Stock issuable upon exercise of Warrants.
(31) Includes 21,000 shares of Common Stock issuable upon exercise of Warrants. Steven C. Jones and Carisa A. Jones have the voting and dispositive power over the securities held for the account of this selling stockholder.

(32) Includes 21,084 shares of Common Stock issuable upon exercise of Warrants.
(33) Includes 21,084 shares of Common Stock issuable upon exercise of Warrants.
(34) Includes 10,542 shares of Common Stock issuable upon exercise of Warrants. Elliot F. Hahn has the voting and dispositive power over the securities held for the account of this selling stockholder.

(35) Includes 4,217 shares of Common Stock issuable upon exercise of Warrants.
(36) Includes 21,084 shares of Common Stock issuable upon exercise of Warrants.
(37) Includes 10,850 shares of Common Stock issuable upon exercise of Warrants. Jonathan Balk is the brother of Matthew Balk and uncle of David Balk and Daniel Balk, both of whom are selling stockholders.  Matthew Balk is an affiliate of Burnham, one of the placement agents for the 2011 Placement.

(38) Includes 63,253 shares of Common Stock issuable upon exercise of Warrants.  Joshua Scheinfeld and Jonathan Cope have the voting and dispositive power over the securities held for the account of this selling stockholder.

(39) Includes 105,422 shares of Common Stock issuable upon exercise of Warrants. Shaye Hirsch has the voting and dispositive power over the securities held for the account of this selling stockholder.
(40) Includes 10,542 shares of Common Stock issuable upon exercise of Warrants.
(41) Includes 21,084 shares of Common Stock issuable upon exercise of Warrants.
(42) Includes 6,326 shares of Common Stock issuable upon exercise of Warrants. Gad Berdugo has the voting and dispositive power over the securities held for the account of this selling stockholder.
(43) Includes 7,700 shares of Common Stock issuable upon exercise of Warrants.
(44) Represents of Common Stock issuable upon exercise of Warrants. David Ring has the voting and dispositive power over the securities held for the account of this selling stockholder.
(45) Includes 6,996 shares of Common Stock issuable upon exercise of warrants. Johan Spoor is the father of the Company’s chief executive officer, Johan M. (Thijs) Spoor.
(46) Represents (a) 6,024 shares of Common Stock and (b) 2,108 shares of Common Stock issuable upon exercise of warrants.
(47) Includes 42,169 shares of Common Stock issuable upon exercise of Warrants. Mr. Pronk is the chief executive officer and a director of Noble, one of the placement agents for the 2011 Placement. Does not include the shares held by Noble as to which he has voting and dispositive power. See footnote (56) below.

(48) Includes 89,044 shares of Common Stock issuable upon exercise of Warrants. Mr. Nathan is an employee of Monarch, one of the placement agents for the 2011 Placement.  His ownership includes Warrants to purchase 80,294 received as placement agent compensation.

(49) Includes 10,500 shares of Common Stock issuable upon exercise of Warrants.
(50) Includes 7,590 shares of Common Stock issuable upon exercise of Warrants.
(51) Includes 7,000 shares of Common Stock issuable upon exercise of Warrants.
(52) Includes 6,325 shares of Common Stock issuable upon exercise of Warrants.
(53) Includes 50,602 shares of Common Stock issuable upon exercise of Warrants. Naava G. Parker has the voting and dispositive power over the securities held for the account of this selling stockholder.

(54) Includes 14,759 shares of Common Stock issuable upon exercise of Warrants.
(55) Represents shares of Common Stock issuable upon exercise of Warrants received as compensation for services rendered as a placement agent for the 2011 Private Placement. Michael Potter has the voting and dispositive power over the securities held by Monarch.

(56) Represents shares of Common Stock issuable upon exercise of Warrants received as compensation for services rendered as a placement agent for the 2011 Private Placement. Nico Pronk has the voting and dispositive power over the securities held by Noble.

(57) Includes10,542 shares of Common Stock issuable upon exercise of Warrants.
(58) Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Joshua Silverman and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Silverman and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act of the securities held by IMF.

PLAN OF DISTRIBUTION

The selling stockholders, which also includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. We have not been advised of any arrangements by the selling stockholders for the sale of any of the Common Stock owned by them.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

    ●      ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

    ●      block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

    ●      crosses, where the same broker acts as an agent on both sides of the trade;

    ●      purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

    ●      an exchange distribution in accordance with the rules of the applicable exchange;

    ●      privately negotiated transactions;

    ●      short sales;

    ●      through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

    ●      broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

    ●      a combination of any such methods of sale;

    ●      and any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling beneficial owner; (2) any material relationship the selling beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such security beneficial owner before the transfer; (4) the amount to be offered for the security beneficial owner’s account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such security beneficial owner after the transfer is complete.

Any selling stockholder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations under that statute, including, without limitation, possibly Regulation M. This may limit the timing of purchases and sales of any of the securities by a selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

DESCRIPTION OF CAPITAL STOCK

This prospectus relates to the public offering of up to 11,741,516 shares of Common Stock by the selling stockholders.  Such shares include:

    ●      2,408,803 shares issuable upon conversion of outstanding Preferred Shares;
    ●      6,077,353 Shares; and
    ●      3,255,360 shares issuable upon exercise of Warrants.

Authorized Capital Stock

We have authorized 200,000,000 shares of capital stock, par value $0.001 per share, of which 100,000,000 are shares of Common Stock and 100,000,000 are shares of “blank-check” preferred stock.

Common Stock

The holders of our Common Stock are entitled to one vote per share. In addition, the holders of our Common Stock will be entitled to receive ratably such dividends, if any, as may be declared by our Board out of legally available funds; however, the current policy of our Board is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our Common Stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our Common Stock will have no preemptive, subscription, redemption or conversion rights.  The holders of our Common Stock do not have cumulative rights in the election of directors. The rights, preferences and privileges of holders of our Common Stock will be subject to, and may be adversely affected by, the rights of the holders of the Preferred Shares and any other series of preferred stock that may be issued in the future.

Preferred Stock

Our Board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. The preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. There are currently 2,234,673 shares of Series A Preferred and 5,707,475 shares of Series B Preferred outstanding.

Warrants

This prospectus relates to shares of 3,073,448 shares of Common Stock underlying Warrants issued in the 2011 Placement and 181,912 shares of Common Stock underlying Warrants issued to the placement agents in the 2012 Placement..  In the event there is not an effective registration statement covering the resale of the underlying shares, the Warrants may be exercised on a cashless basis.

The Warrants issued in the 2011 Placement are exercisable for four years at a price of $1.33 per share. The exercise price is subject to customary adjustments for stock splits, stock dividends and similar events.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of our company or changing our Board and management.  The holders of our common stock do not have cumulative voting rights in the election of our directors, which makes it more difficult for minority stockholders to be represented on the Board.  Our articles of incorporation allow our Board to issue additional shares of our common stock and new series of preferred stock without further approval of our stockholders.  The existence of authorized but unissued shares of common stock and preferred could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger, or otherwise.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, generally prohibit a Nevada corporation with at least 200 stockholders of record, a “resident domestic corporation,” from engaging in various “combination” transactions with any “interested stockholder” unless certain conditions are met or the corporation has elected in its articles of incorporation to not be subject to these provisions.  We have not elected to opt out of these provisions and if we meet the definition of resident domestic corporation, now or in the future, our company will be subject to these provisions.

A “combination” is generally defined to include (a) a merger or consolidation of the resident domestic corporation or any subsidiary of the resident domestic corporation with the interested stockholder or affiliate or associate of the interested stockholder; (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, by the resident domestic corporation or any subsidiary of the resident domestic corporation to or with the interested stockholder or affiliate or associate of the interested stockholder having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the resident domestic corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the resident domestic corporation, or (iii) 10% or more of the earning power or net income of the resident domestic corporation; (c) the issuance or transfer in one transaction or series of transactions of shares of the resident domestic corporation or any subsidiary of the resident domestic corporation having an aggregate market value equal to 5% or more of the resident domestic corporation to the interested stockholder or affiliate or associate of the interested stockholder; and (d) certain other transactions with an interested stockholder or affiliate or associate of the interested stockholder.

An “interested stockholder” is generally defined as a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation’s voting stock. An “affiliate” of the interested stockholder is any person that directly or indirectly through one or more intermediaries is controlled by or is under common control with the interested stockholder. An “associate” of an interested stockholder is any (a) corporation or organization of which the interested stockholder is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of voting shares of such corporation or organization; (b) trust or other estate in which the interested stockholder has a substantial beneficial interest or as to which the interested stockholder serves as trustee or in a similar fiduciary capacity; or (c) relative or spouse of the interested stockholder, or any relative of the spouse of the interested stockholder, who has the same home as the interested stockholder.

If applicable, the prohibition is for a period of two years after the date of the transaction in which the person became an interested stockholder, unless such transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders; and extends beyond the expiration of the two-year period, unless (a) the combination was approved by the board of directors prior to the person becoming an interested stockholder; (b) the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder; (c) the transaction is approved by the affirmative vote of a majority of the voting power held by disinterested stockholders at a meeting called for that purpose no earlier than two years after the date the person first became an interested stockholder; or (d) if the consideration to be paid to all stockholders other than the interested stockholder is, generally, at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, plus compounded interest and less dividends paid, (ii) the market value per share of common shares on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, plus compounded interest and less dividends paid, or (iii) for holders of preferred stock, the highest liquidation value of the preferred stock, plus accrued dividends, if not included in the liquidation value. With respect to (i) and (ii) above, the interest is compounded at the rate for one-year United States Treasury obligations from time to time in effect.

Applicability of the Nevada business combination statute would discourage parties interested in taking control of our company if they cannot obtain the approval of our Board. These provisions could prohibit or delay a merger or other takeover or change in control attempt and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders of record, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada, unless the corporation has elected to not be subject to these provisions.

The control share statute prohibits an acquirer of shares of an issuing corporation, under certain circumstances, from voting its shares of a corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: (a) one-fifth or more but less than one-third, (b) one-third but less than a majority, and (c) a majority or more, of the outstanding voting power. Generally, once a person acquires shares in excess of any of the thresholds, those shares and any additional shares acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above.  We have not opted out of these provisions and will be subject to the control share provisions of the NRS if we meet the definition of an issuing corporation upon an acquiring person acquiring a controlling interest unless we later opt out of these provisions and the opt out is in effect on the 10th day following such occurrence.

The effect of the Nevada control share statute is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our company.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock is quoted on the OTCBB under the symbol “FPMI.” The following table sets forth, for the calendar periods indicated, the high and low last reported price of our Common Stock, as reported by the OTCBB.  The quotations represent inter-dealer prices without retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.  The quotations may be rounded for presentation.

2013	High	Low
First Quarter	$0.91	$0.77
Second Quarter	$0.84	$0.55
Third Quarter	$0.70	$0.52
Fourth Quarter (through December 27)	$0.67	$0.51

2012
First Quarter	$1.01	$0.70
Second Quarter	$0.85	$0.51
Third Quarter	$1.10	$0.71
Fourth Quarter	$0.99	$0.67

2011	High	Low
Second Quarter (beginning May 16)	$2.00	$1.10
Third Quarter	$2.15	$1.40
Fourth Quarter	$1.50	$0.56

Holders

As of December 13, 2013, we had 135 stockholders of record.  Our transfer agent is VStock Transfer, LLC, Cedarhurst, New York.

Dividend Policy

We have not previously paid any cash dividends on our Common Stock and do not anticipate or contemplate paying dividends on our Common Stock in the foreseeable future. We currently intend to utilize all available funds to develop our business. We can give no assurances that we will ever have excess funds available to pay dividends.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

On August 16, 2012, we dismissed MartinelliMick PLLC (“MartinelliMick”) as our independent registered public accounting firm, which dismissal was ratified by our Board on August 17, 2012.

During the fiscal year ended December 31, 2011, MartinelliMick’s reports on our financial statements did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. MartinelliMick did not issue a report on our financial statements for the fiscal year ended December 31, 2010.

During the fiscal year ended December 31, 2011 and the subsequent interim period through August 16, 2012, (i) there were no disagreements between us and MartinelliMick on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of MartinelliMick, would have caused MartinelliMick to make reference to the subject matter of the disagreement in connection with its report on our financial statements; and (ii) there were no reportable events as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K.

On August 17, 2012, our Board approved the engagement of Wolf & Company, P.C. (“Wolf”) as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

During the years ended December 31, 2011 and December 31, 2010 and the subsequent interim period through August 16, 2012, the date of engagement of Wolf, we did not consult with Wolf regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and the related instructions thereto) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the Common Stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the Common Stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

We file periodic reports and other information with the SEC. Such periodic reports and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at http://www.fluoropharma.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information and other content contained on our website are not part of the prospectus.

LEGAL MATTERS

The validity of the shares of our Common Stock offered hereby have been passed upon for us by Lewis and Roca LLP, 3993 Howard Hughes Pkwy, Suite 600, Las Vegas, Nevada 89169, and Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, New York 10006.

EXPERTS

The consolidated balance sheet of the Company as of December 31, 2012 and the related consolidated statements of operations, consolidated statements of changes in stockholders’ equity (deficit) and the consolidated statement of cash flows for the year ended December 31, 2012 included in this registration statement on Form S-1 have been so included in reliance on the consolidated report of Wolf & Company, P.C, an independent registered public accounting firm, given upon their authority as experts in accounting and auditing.

The consolidated balance sheets of the Company as of December 31, 2011 and the related consolidated statements of operations, consolidated statements of changes in stockholders’ deficit and the consolidated statements of cash flows for the year ended December 31, 2011 included in this registration statement on Form S-1 have been so included in reliance on the report of MartinelliMick PLLC.

FluoroPharma Medical, Inc.

FLUOROPHARMA MEDICAL, INC. and Subsidiary (a development stage company)
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2013	December 31, 2012
	(unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$122,935	$1,304,088
Investment in trading securities	3,247,758	-
Prepaid expenses & other	26,181	77,310
Total Current Assets	3,396,874	1,381,398

Property and equipment, net	164,946	176,889
Intangible assets, net	50,816	55,247

Total Assets	$3,612,636	$1,613,534

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$408,233	$137,779
Notes payable - stockholders	55,000	-
Derivative warrant liability	2,150,084	-
Accrued expenses and other	211,009	97,728
Total Current Liabilities	2,824,326	235,507

Commitments & Contingencies

Stockholders’ Equity:
Preferred stock Series A; $0.001 par value, 3,500,000 designated 2,234,673 and 2,126,575 shares issued and outstanding at September 30, 2013 and at December 31, 2012, respectively (preference in liquidation of $1,768,086 at September 30, 2013)	2,236	2,127
Preferred stock Series B; $0.001 par value, 12,000,000 designated 5,604,326 and 0 shares issued and outstanding at September 30, 2013 and at December 31, 2012, respectively (preference in liquidation of $4,490,879 at September 30, 2013)	5,604	-
Common stock - Class A - $0.001 par value, 200,000,000 shares authorized, 24,390,013 and 24,330,013 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	24,391	24,331
Additional paid-in capital	22,336,193	18,242,109
Deficit accumulated in the development stage	(21,580,114)	(16,890,540)
Total Stockholders’ Equity	788,310	1,378,027

Total Liabilities and Stockholders’ Equity	$3,612,636	$1,613,534

The accompanying notes are an integral part of these consolidated financial statements.

FLUOROPHARMA MEDICAL, INC. and Subsidiary (a development stage company)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30		June 13, 2003 (inception) to September
	2013	2012	2013	2012	30, 2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating Expenses:
General and administrative	$574,194	$663,463	$2,060,515	$1,891,549	$12,970,892
Research and development	322,942	344,871	979,675	905,142	7,046,738
Total Operating Expenses	897,136	1,008,334	3,040,190	2,796,691	20,017,630

Loss from Operations	(897,136)	(1,008,334)	(3,040,190)	(2,796,691)	(20,017,630)

Other Income (Expense):
Interest income	-	196	209	570	5,305
Other Income	-	-	70,525	-	70,525
Gain on debt restructuring	-	-	-	-	1,358,127
Loss on disposition of fixed assets	-	-	-	-	(72,695)
Gain on settlement of accounts payable	6,594	9,142	6,594	133,142	264,625
Loss on sale of trading securities	(828)	-	(828)	-	(828)
Unrealized loss on trading securities	(232,859)	-	(232,859)	-	(232,859)
Gain on revaluation of derivative warrant liability	55,576	-	55,576	-	55,576
Interest and other expense	(33,974)	-	(50,620)	-	(366,946)
Total Other Income (Expense), net	(205,491)	9,338	(151,403)	133,712	1,080,830

Loss Before Provision for Income Taxes	(1,102,627)	(998,996)	(3,191,593)	(2,662,979)	(18,936,800)

Provision for Income Taxes	-	-	-	-	-

Net Loss	$(1,102,627)	$(998,996)	$(3,191,593)	$(2,662,979)	$(18,936,800)
					-
Preferred Stock Dividend	(1,408,260)	(42,721)	(1,497,981)	(124,137)	(2,643,314)
					-
Net Loss Attributable to Common Stockholders	$(2,510,887)	$(1,041,717)	$(4,689,574)	$(2,787,116)	$(21,580,114)

Net Loss per Common Share - Basic and Diluted	$(0.10)	$(0.05)	$(0.19)	$(0.12)	$(2.05)

Weighted Average Shares Used in per Share Calculation - Basic and Diluted:	24,385,012	22,443,202	24,370,233	22,407,378	10,540,473

The accompanying notes are an integral part of these consolidated financial statements.

FLUOROPHARMA MEDICAL, INC. and Subsidiary (a development stage company)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,		June 13, 2003 (inception) to September 30,
	2013	2012	2013
CASH FLOWS FROM OPERATING ACTIVITIES:	(unaudited)	(unaudited)	(unaudited)

Net loss	$(3,191,593)	$(2,662,979)	$(18,936,800)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	18,420	18,453	274,408
Non-cash fair value of common stock issued for consulting	45,550	110,500	179,538
Share-based compensation related to employee stock options	371,912	265,354	3,056,859
Amortization of debt discount	-	-	19,292
Non-cash fair value of stock options issued to
non-employees for consulting	153,761	4,642	1,528,513
Non-cash fair value of warrants issued to non-employees	-	73,220	134,420
Expenses paid by issuance of preferred and common stock	-	70,000	247,650
Loss on fixed asset dispositions	-	-	72,695
Non-cash interest expense on beneficial conversion	27,500		27,500
Gain on debt and accounts payable settlement	(6,594)	(133,142)	(1,622,752)
Loss on early extinguishment of debt	-	-	61,419
Net loss on sale of trading securities	828	-	828
Unrealized loss on trading securities	232,859	-	232,859
Gain on revaluation of derivative warrant liability	(55,576)	-	(55,576)
(Increase) decrease in:		-	-
Accounts receivable	-	-	50,000
Prepaid expenses	51,129	(63,773)	(26,181)
Increase (decrease) in:			-
Accounts payable	277,048	(114,336)	927,077
Accrued expenses and other	73,524	(18,482)	667,034
Net Cash Used by Operating Activities	(2,001,232)	(2,450,543)	(13,161,217)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of investments, net	13,940	-	13,940
Cash paid for intangible assets	-	-	(161,609)
Net cash received in acquisition	-	-	69
Cash paid for purchase of property and equipment	(2,046)	(38,435)	(415,018)
Net Cash Provided by (Used in) Investing Activities	11,894	(38,435)	(562,618)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes – stockholders, net	330,000	-	1,730,000
Proceeds from issuance of short-term convertible notes	-	-	608,165
Advances from stockholders	-	-	679,500
Proceeds from sale of common stock, net	-	-	8,430,920
Proceeds from sale of preferred stock, net	478,185	-	2,398,185
Net Cash Provided by Financing Activities	808,185	-	13,846,770

Net Increase (Decrease) in Cash and Cash Equivalents	(1,181,153)	(2,488,978)	122,935
Cash and Cash Equivalents, Beginning of Period	1,304,088	3,265,141	-
Cash and Cash Equivalents, End of Period	$122,935	$776,163	$122,935

Supplemental Cash Flow Disclosures:
Interest expense paid in cash	$-	$-	$-
Tax paid	$1,662		$-

Supplemental Non-Cash Disclosure:
Conversion of preferred stock to common stock	$-	$-	$288
Notes payable – stockholder – settled in common stock	$-	$-	$2,135,000
Accrued interest – stockholder – settled in common stock	$-	$-	$188,569
Notes payable – stockholder – settled in preferred stock	$275,000	$-	$2,135,000
Accrued interest – stockholder – settled in common stock		$-	$188,569
Preferred Stock Dividend	$(1,497,981)	$(124,137)	$(2,643,314)
Advances from stockholders settled in common stock	$-	$-	$679,500
Accounts payable settled in common stock	$-	$-	$471,472
Accounts payable settled in common stock options	$-	$-	$30,500
Accrued expenses settled in common stock options	$-	$-	$3,000
Decrease in accounts payable related to fixed asset disposition	$-	$-	$133,314
Decrease in accounts payable related to settlement	$6,594	$133,142	$1,622,752
Decrease in accrued expenses related to settlement	$-	$-	$3,000
Increase in accounts receivable related to common stock issuance	$-	$-	$50,000
Warrants issued with convertible notes payable	$-	$-	$7,474
Accrued expenses settled in preferred stock	$15,000	$-	$15,000
Sale of preferred stock for marketable equity securities	$3,495,385	$-	$3,495,385
Fair value of warrants issued to Series B holders	$2,183,161	$-	$2,183,161
Fair value of warrants issued to Series B placement agents	$22,499	$-	$22,499

The accompanying notes are an integral part of these consolidated financial statements.

FLUOROPHARMA MEDICAL, INC. and Subsidiary (a development stage company)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FluoroPharma Medical, Inc., a Nevada corporation (the “Company”), is a molecular imaging company headquartered in Montclair, N.J. The Company was founded as FluoroPharma Inc. in 2003 to engage in the discovery, development and commercialization of proprietary products for the positron emission tomography (“PET”) market. The Company’s initial focus has been on the development of novel cardiovascular imaging agents that can more efficiently and effectively detect and assess acute and chronic forms of coronary artery disease (“CAD”). Molecular imaging pharmaceuticals are radiopharmaceuticals that enable early detection of disease through the visualization of subtle changes in biochemical and biological processes.

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, FluoroPharma, Inc., a Delaware corporation.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of FluoroPharma Medical, Inc. and Subsidiary have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC"). Accordingly, the unaudited condensed consolidated financial statements do not include all information and footnotes required by U.S. GAAP for complete annual financial statements. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation. Certain prior year amounts in the condensed consolidated financial statements and notes thereto have been reclassified to conform to the current period’s presentation. Interim operating results are not necessarily indicative of results that may be expected for the year ending December 31, 2013 or for any other interim period. The unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements of the Company and the notes thereto as of and for the year ended December 31, 2012, as included in the Company's Form 10-K filed with the SEC on March 28, 2013.

As of September 30, 2013, the Company has not generated any revenues from its products and is therefore still considered to be a development stage company as defined in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 915 “Development Stage Entities”. The Company is devoting substantially all of its present efforts to research and development of commercially viable products that meet the standards of and are approved by the United States Food and Drug Administration (“FDA”), raising capital and attracting qualified advisors and personnel to further advance the Company’s goals. The Company has not commenced its planned principal operations, has not generated any revenues from operations and has no assurance of any future revenues. All losses accumulated since incorporation on June 13, 2003 have been considered as part of the Company's development stage activities.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less from the date of purchase to be cash equivalents. All cash balances were highly liquid at September 30, 2013 and December 31, 2012.

Use of Estimates

The accompanying consolidated financial statements are prepared in conformity with U.S. GAAP, and include certain estimates and assumptions which affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period, including contingencies. Accordingly, actual results may differ from those estimates.

Concentration of Risks

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and investments. The Company primarily maintains its cash balances with financial institutions in federally insured accounts. The Company may from time to time have cash in banks in excess of FDIC insurance limits. The Company has not experienced any losses to date resulting from this practice. The Company’s investments in trading securities are comprised of a single investment in a publicly traded stock and as of September 30, 2013 the Company has recorded an unrealized loss related to that stock’s decline in value of $232,859.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, FluoroPharma, Inc. Intercompany transactions and balances have been eliminated upon consolidation.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The Company’s property and equipment at September 30, 2013 and December 31, 2012 consisted of computer and office equipment and machinery and equipment, and leasehold improvements with estimated useful lives of three to five years. Depreciation and amortization was $18,420, $18,453 and $274,208 in the periods ended September 30, 2013, December 31, 2012 and the period from inception to September 30, 2013, respectively. At September 30, 2013, included in Property and Equipment was idle equipment with a carrying value of $128,245 purchased by the Company for use in future clinical trials.

Intangible Assets

The Company’s intangible assets consist of technology licenses and are carried at the legal cost to obtain them. Intangible assets are amortized using the straight line method over their estimated useful life of 15 years.

Impairments

The Company assesses its long-lived assets, including intangible assets, for possible impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable in accordance with ASC Topic 360-10-35, “Impairment or Disposal of Long-Lived Assets.” The determination of related estimated useful lives and whether or not these assets are impaired involves significant judgments, related primarily to the future profitability and/or future value of the assets. The Company records an impairment charge if it believes an investment has experienced a decline in value that is other than temporary.

Management has determined that no impairments had occurred as of September 30, 2013 or December 31, 2012.

Derivative financial instruments

The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses a binomial pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

The Company has derivative liabilities at September 30, 2013 relating to certain warrants issued in 2013 that contain anti-dilution provisions.

Fair Value of Financial Instruments

The Company's financial instruments primarily consist of cash, cash equivalents, trading securities, short-term notes payable and accounts payable. The fair value of these financial instruments is calculated using current market prices, or on a historical cost basis, which, due to the short maturity of these financial instruments, approximates the fair value at the reporting dates of these financial statements.

The Company groups its assets and liabilities measured at fair value, in three levels based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price).

Financial instruments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

The three levels of the fair value hierarchy are as follows:

Level 1 – Valuation is based on quoted prices in active markets for identical assets or liabilities. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 – Valuation is based on observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the financial instrument.

The Company recognizes transfers between levels at the end of the reporting period as if the transfers occurred on the last day of the reporting period.

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	September 30, 2013
	Level 1	Level 2	Level 3	Fair Value
Current Assets:

Trading securities	$3,247,758	$--	$—	$3,247,758
Current Liabilities:

Derivative warrant liability	$-	$--	$2,150,084	$2,150,084

There were no assets or liabilities measured at fair value on a recurring basis at December 31, 2012.

The following table sets forth the changes in the estimated fair value for our Level 3 classified derivative warrant liability:

	Nine Months Ended	Nine Months Ended
	September 30, 2013	September 30, 2012
Fair value at beginning of period	$-	$-
Issuance of derivative warrant liability	2,205,660	-
Change in fair value	(55,576)	-
Fair value at end of period	$2,150,084	$-

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of the existing assets and liabilities and the respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that the tax rate change occurs. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company accounts for uncertain tax positions in accordance with FASB ASC Topic 740-10, Accounting for Uncertainty in Income Taxes. Income tax positions must meet a more-likely-than-not threshold in order to be recognized in the financial statements. There were no recognized uncertain tax positions at September 30, 2013 and December 31, 2012. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits within operations as income tax expense. As new information becomes available, the assessment of the recognition threshold and the measurement of the associated tax benefit of uncertain tax positions may result in financial statement recognition or de-recognition. The Company had no accrual for interest or penalties on its balance sheets at September 30, 2013 or December 31, 2012, and has not recognized interest and/or penalties in the statement of operations for the periods ended September 30, 2013 and December 31, 2012. Further, the Company currently has no open tax years, subject to audit prior to December 31, 2009.

Accounting for Share-Based Payments

The Company follows the provisions of ASC Topic 718, which establishes the accounting for transactions in which an entity exchanges equity securities for services and requires companies to expense the estimated fair value of these awards over the requisite service period. The Company uses the Black-Scholes option pricing model in determining fair value. Accordingly, compensation cost has been recognized using the fair value method, which resulted in employee stock-based compensation expense for the nine months ended September 30, 2013 and 2012 of $371,912 and $265,354, respectively, and $3,056,859 for the period from June 13, 2003 (inception) to September 30, 2013.

The Company accounts for share-based payments granted to non-employees in accordance with ASC Topic 505, “Equity Based Payments to Non-Employees.” The Company determines the fair value of the stock-based payment as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. If the fair value of the equity instruments issued is used, it is measured using the stock price and other measurement assumptions as of the earlier of either (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete.

To compute compensation expense, the Company estimated the fair value of each option award on the date of grant using the Black-Scholes option pricing model for employees, and calculated the fair value of each option award at the end of the period for non-employees. The Company based the expected volatility assumption on a volatility index of peer companies as the Company did not have sufficient historical market information to estimate the volatility of its own stock. The expected term of options granted represents the period of time that options are expected to be outstanding. The Company estimated the expected term of stock options by using the simplified method. The expected forfeiture rates are based on the historical employee forfeiture experiences. To determine the risk-free interest rate, the Company utilized the U.S. Treasury yield curve in effect at the time of grant with a term consistent with the expected term of the Company’s awards. The Company has not declared a dividend on its common stock since its inception and has no intentions of declaring a dividend in the foreseeable future and therefore used a dividend yield of zero.

The fair value of each share-based payment is estimated on the measurement date using the Black-Scholes model with the following assumptions:

	2013	2012

Risk-free interest rate	2.61%	2.42%
Expected volatility	61.67%	77.70%
Dividend yield	none	none
Expected term	6 years	5 years

Net Loss per Common Share

The Company computes net loss per common share in accordance with ASC Topic 260. Net loss per share is based upon the weighted average number of outstanding common shares and the dilutive effect of common share equivalents, such as options and warrants to purchase common stock, and convertible notes, if applicable, that are outstanding each year.

Basic and diluted earnings per share were the same for all periods presented as including common stock equivalents in the calculation of diluted earnings per share would have been antidilutive. As of September 30, 2013, the Company had outstanding options exercisable for 4,536,928 shares of its common stock, warrants exercisable for 14,856,282 shares of its common stock, series A preferred stock (the “Series A Preferred Stock”) convertible into 2,296,216 shares of common stock, and series B preferred stock (the “Series B Preferred Stock”) convertible into 5,613,599 shares of common stock. At September 30, 2012, the Company had outstanding options exercisable for 4,353,428 shares of its common stock, and warrants exercisable for 5,243,531 shares of common stock, and Series A Preferred Stock convertible into 2,073,792 shares of common stock.

Research and Development Costs

Research and development costs are expensed as incurred.

Reclassification

Certain items in the 2012 financial statements have been reclassified to conform to the current year presentation.

Segment Reporting

The Company has determined that it operates in only one segment currently, which is biopharmaceutical research and development.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Going concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has experienced net losses and negative cash flows from operations since its inception. The Company has sustained cumulative losses of $21,580,114 as of September 30, 2013. The Company has historically financed its operations through issuances of equity and the proceeds of debt instruments. In the past, the Company has also provided for its cash needs by issuing common stock, options and warrants for certain operating costs, including consulting and professional fees.

The Company continues to actively pursue various funding options, including equity offerings, to obtain additional funds to continue the development of its products and bring them to commercial markets. Management continues to assess fund raising opportunities to ensure minimal dilution to its existing shareholder base and to obtain the best price for its securities. There can be no assurance that we will be able to consummate any fund raising transactions on terms acceptable to us or at all or in the time frames we anticipate. If the Company is unable to raise additional capital as may be needed to meet its operating expenses, it could have a material adverse effect on liquidity or require the Company to cease or significantly delay some of its clinical trials. These financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary as a result of the above uncertainty.

2. 2012 PRIVATE PLACEMENT

On November 19, 2012, the Company conducted a private placement offering and raised aggregate gross proceeds of $1,546,250 upon the sale of 1,819,119 shares of common stock at a price per share of $0.85 (the “2012 Private Placement”). For each share of common stock purchased, the investors received a warrant to purchase a share of the Company’s common stock at an exercise price of $0.90 per share and a term of one year. Net proceeds amounted to $1,360,572 after deducting offering expenses.

The placement agent for the 2012 Private Placement received cash fees of $123,700 and 181,912 placement agent warrants to purchase shares of the Company’s common stock at a price per share of $0.85 and a term of five years. The fair value of the placement agent warrants was approximately $62,000 and were recorded as both a debit and credit to additional paid-in capital as a stock issuance cost.

In connection with the closing of the 2012 Private Placement, the Company entered into a registration rights agreement with the investors. The Company filed a registration statement with the SEC on December 21, 2012 providing for the resale of the shares and the warrant shares issued to the investors, which registration statement was declared effective by the SEC on December 31, 2012.

3. 2013 PRIVATE PLACEMENT

On September 18, 2013, the Company conducted a private placement offering and raised aggregate gross proceeds of $4,057,884 upon the sale of 5,226,201 shares of Series B Preferred Stock (the “2013 Private Placement”). For each share of Series B Preferred Stock purchased, the investors received 1.331 five-year warrants to purchase a share of the Company’s common stock at an exercise price of $0.83 per share. Gross proceeds included cash payments of $547,500, 1,230,769 shares of freely tradable equity securities with a fair value of $3,495,385 (based upon the closing price on the day prior to closing), and satisfaction of $15,000 of deferred compensation. Net cash proceeds amounted to $478,185 after deducting offering expenses.

In conjunction with the 2013 Private Placement, $275,000 of the Company’s outstanding short-term notes payable was exchanged by the holders for 378,125 shares of Series B Preferred Stock (See Note 4). The short-term notes payable were exchanged at a 10% premium to their face value. As a result, the Company recognized a beneficial conversion feature of $27,500 as additional paid-in capital and non-cash interest expense upon the exchange of the notes payable for the shares. The Company may conduct additional closings under the securities purchase agreement within 120 days of the initial closing.

The placement agents for the 2013 Private Placement received cash fees aggregating $41,300 and five-year placement agent warrants to purchase an aggregate of 78,612 shares of the Company’s common stock at an exercise price per share of $0.83. At September 30, 2013, the fair value of the placement agent warrants was approximately $22,000.

Based upon the Company’s analysis of the criteria contained in ASC Topic 815-40, “Derivatives and Hedging—Contracts in Entity’s Own Equity” (“ASC Topic 815-40”), the Company has determined that since the exercise price of the warrants may be reduced if the Company issues shares at a price below the then-current exercise price, the warrants issued in connection with the 2013 Private Placement must be classified as derivative instruments. In accordance with ASC Topic 815-40, these warrants are also being re-measured at each balance sheet date based on estimated fair value, and any resultant changes in fair value is being recorded in the Company’s consolidated statement of operations. The Company estimates the fair value of certain warrants being classified as derivatives using a binomial pricing model in order to determine the associated derivative instrument liability and change in fair value described above. The primary assumptions used to determine the fair value of the warrants were: a risk free interest rate of 1.4%, volatility of 61.7%, exercise price of $0.83, current market value of $0.62 per share and an expected life of 5 years. The primary underlying risk exposure pertaining to the warrants is the change in fair value of the underlying common stock for each reporting period. At September 30, 2013, the fair value of the warrants issued in connection with the 2013 Private Placement, including those warrants granted to placement agents, totaled $2,150,084. The fair value of the placement agent warrants, approximately $22,000 on the date of grant, was also recorded as a derivative warrant liability and a stock issuance cost net against the gross proceeds received.

In order to account for the sale of Series B Preferred Stock and the issuance of the warrants, the Company allocated the total gross proceeds of $4,360,384, which included the dollar value of notes payable exchanged at a 10% premium, between the Series B Preferred Stock and the warrants. The warrants were allocated their fair value as of the respective grant dates totaling $2,183,161 and the residual proceeds of $2,177,223 were allocated to the Series B Preferred Stock. The conversion feature of the Series B Preferred Stock was considered beneficial, or “in the money”, at the issuance date due to a conversion rate that allows the investor to obtain the common stock at a below market price. The Company recorded a deemed dividend on the beneficial conversion feature of $1,353,503 equal to the intrinsic value resulting from the reduction in the effective conversion rate. This deemed dividend is included in the Statement of Operations in arriving at the Net Loss Applicable to Common Shareholders.

In connection with the closing of the 2013 Private Placement, the Company entered into a registration rights agreement with the investors, in which the Company agreed to file a registration statement with the SEC to register for resale the shares underlying the Series B Preferred Stock and the warrant shares within 60 calendar days of the final closing of the 2013 Private Placement, and to have the registration statement declared effective within 60 calendar days after the filing date or within 120 calendar days of the filing date in the event of a full review of the registration statement by the SEC. The registration rights agreement does not contain any provisions for liquidated damages.

4. SHORT-TERM NOTES PAYABLE

During the nine months ended September 30, 2013, the Company entered into separate note purchase agreements with investors for the sale and issuance of promissory notes in the aggregate principal amount of $330,000 (the “Notes”).

The Notes bear interest at the rate of 10% per annum, and mature six months from the date of issuance. The Notes contain customary default provisions and provide that 110% of the principal amount of the Notes shall be exchanged by the investor into securities offered in a subsequent financing consummated by the Company prior to the maturity date of the Notes. As of September 30, 2013, $275,000 of the outstanding Notes were exchanged for 378,125 shares of Series B Preferred Stock and 503,284 warrants (see Note 3).

As of September 30, 2013, the Company has accrued $6,024 in interest on the Notes and incurred approximately $15,000 in costs related to issuing the Notes. These costs are included in interest and other expense in the accompanying condensed consolidated statements of operations for the three and nine months ended September 30, 2013.

5. COMMITMENTS AND CONTINGENCIES

License Agreements

The Company has one exclusive technology license with Massachusetts General Hospital (MGH) which consists of three of its cardiac imaging licenses. The license requires the Company to meet certain obligations, including, but not limited to, meeting certain development milestones relating to clinical trials and filings with the FDA. MGH has the right to cancel or make non-exclusive certain licenses on certain patents should the Company fail to meet stipulated obligations and milestones. In accordance with the terms of the license, the Company is required to pay MGH an annual license maintenance fee of $30,000. Additionally, upon commercialization, the Company is required to make specified milestone payments and royalties on commercial sales.

The Company is current with all stipulated obligations and milestones under the cardiac imaging license agreement and the agreement remains in full force and effect. The Company believes that it maintains a good relationship with MGH and will be able to obtain waivers or extension of its obligations under the license agreement, should the need arise. If MGH were to refuse to provide the Company with a waiver or extension of any of its obligations or were to cancel or make the license non-exclusive, this would have a material adverse impact on the Company as it may be unable to commercialize products without exclusivity and would lose its competitive edge for portions of the patent portfolio.

All of the Company’s other license agreements stipulate certain annual license fees and development milestone payments in addition to royalty payments upon commercialization.

Clinical Research Services Agreement

On September 7, 2012, the Company entered into a Clinical Research Services Agreement (“CRS Agreement”) with SGS Life Science Services (“SGS”), a company with its registered offices in Belgium, for clinical research services relating to the Company’s CardioPET Phase II study to assess myocardial perfusion and fatty acid uptake in coronary artery disease (CAD) patients. The phase II trial will be an open label trial designed to assess the safety and diagnostic performance of 18-F FCPHA as compared to stress echocardiography, myocardial perfusion imaging and angiography as a gold standard of background disease. Two trial sites are planned in Belgium and are expected to be concluded in the second half of 2014.

In March 2012 the Company had signed a Letter of Intent (“LOI”) that provided for the pre-payment of $290,271 for start-up services. The CRS Agreement provides for additional payments of $346,234 to SGS subject to a schedule of milestones relating to the progress of the clinical trial. Immediately before entry into the LOI, the Company engaged FGK Representative Service GmbH to serve as the Company’s sponsor in compliance with the laws governing clinical trials conducted in the European Union. On February 28, 2013, the Company announced that the Phase II trial had begun and released the initial data and images from the trial.

Executive Employment Contracts

The Company has an employment agreement with its chief executive officer that provides for the continuation of salary and the grant of certain options to the executive if terminated for reasons other than for cause, as defined in that agreement.

Operating Lease Commitment

In July 2011, the Company entered into a three-year lease for office space, which commenced May 1, 2012 and expires on April 30, 2015. The annual minimum lease payments over this three-year period for this office space are $45,600 per year plus common area costs. In conjunction with this agreement, the Company paid $5,700 as a security deposit and an additional $25,171 for leasehold improvements. The future minimum lease payments through April 30, 2015 are as follows:

Year ending December 31, 2013	$45,600
2014	45,600
2015	15,200
$106,400

Rent expense was $23,573, $52,204 and $311,009 for the nine months ended September 30, 2013 and 2012 and the period from inception to September 30, 2013, respectively.

Legal Contingencies

On July 16, 2013, Todd Nelson, as plaintiff, served Fluoropharma Medical, Inc. with process in the matter captioned, Todd Nelson v. Fluoropharma Medical, Inc.; and Does 1 through 10, No. 13 CV 01152 JAD CWH, which is pending before the United States District Court for the District of Nevada. In this action, the plaintiff alleged that he suffered damages attributable to the Company’s refusal to honor certain stock options after February 28, 2012. Plaintiff seeks at least $325,200 in damages, as well as punitive and exemplary damages, prejudgment interest, and costs. On August 16, 2013, the Company filed a motion to dismiss the complaint. This motion has been fully briefed and the Company is presently awaiting the court’s ruling on this motion. Management, with its external legal counsel, intends to vigorously defend these matters. Management believes that it has meritorious defenses in all such matters, and accordingly, no accrual has been recorded for these matters as of September 30, 2013.

The Company is not aware of any other material, active, pending or threatened proceeding, nor is the Company, or any subsidiary, involved as a plaintiff or defendant in any other material proceeding or pending litigation.

6. CAPITAL STOCK

Series A Preferred Stock

The Company is authorized to issue 100,000,000 shares of preferred stock, $0.001 par value; 3,500,000 shares have been designated Series A Preferred Stock. At September 30, 2013 and December 31, 2012, 2,234,673 and 2,126,574 shares of Series A Preferred Stock, respectively, were issued and outstanding.

Significant terms of the Series A Preferred Stock, as specified in the Company’s Certificate of Designation for the Series A Preferred Stock are as follows:

Conversion

Each share of Series A Preferred Stock may, at the holder’s option, convert into common stock. The conversion rate is equal to the sum of the stated value of the Series A Preferred Stock, which is $0.83 per share, plus all accrued and unpaid dividends, divided by the conversion price. As a result of the issuance of the Series B Preferred Stock pursuant to the 2013 Private Placement, the conversion price of the Series A Preferred Stock was reduced from $0.83 to $0.77. Subject to the specified provisions, the Series A Preferred Stock will automatically convert into common stock at the conversion price on the mandatory conversion date, which is defined as the first date at least six (6) months after the issuance of the Series A Preferred Stock on which each of the following conditions shall have been satisfied: (i) the Company shall have consummated, a qualified financing for aggregate gross proceeds to the Company of $7,000,000, (ii) the volume weighted average trading price for the Company’s common stock for each day on thirty (30) consecutive trading days immediately preceding such date, must be above $1.50 and the trading volume over that period must exceed 1,500,000 shares, and (iii) as of such date, all shares of common stock issuable upon conversion of the Series A Preferred Stock are registered under the Securities Act of 1933, as amended (the “Act”) pursuant to an effective registration statement or are otherwise eligible for sale under Rule 144 under the Act. As of September 30, 2013, no mandatory conversion has taken place as all of the conditions required for such mandatory conversion have not occurred.

Dividends

(a) Cumulative Preferred Dividends. Each holder of the Series A Preferred Stock shall be entitled to receive cash dividends payable on the stated value of the Series A Preferred Stock at a rate of 10% per annum which shall be cumulative and accrue daily from the original issuance date; provided however, if either (i) the Company shall not have consummated a qualified financing with aggregate gross proceeds to the Company of $7,000,000 on or before June 30, 2012, or (ii) for any reason, any shares of common stock issuable upon conversion of the Series A Preferred Stock are not registered pursuant to an effective registration statement on or before June 30, 2012 or are not otherwise eligible for sale under Rule 144 of the Act, then, effective July 1, 2012, the rate of dividends on the Series A Preferred Stock shall increase to 12% per annum. As of June 30, 2012, both of the above conditions have been met by the Company and accordingly, the rate of dividends on the Series A Preferred Stock remains at 10% per annum.

(b) Payment of Dividends. The Company shall be required to pay all accrued and unpaid dividends (whether or not declared) in respect of the Series A Preferred Stock semi-annually on each June 30 and December 31 of each calendar year. All such dividends shall be paid in cash; provided, that, at the option of the Company, the Company may pay any accrued and unpaid dividends on the Series A Preferred Stock in the form of additional shares of Series A Preferred Stock, with each share of Series A Preferred Stock being valued for this purpose at the stated value in effect on the date of payment.

For the nine months ended September 30, 2013, the Company accrued a Series A Preferred Stock dividend of $137,060 and issued 108,099 shares of Series A Preferred Stock in payment of such dividends. For the year ended December 31, 2012, the Company accrued a Series A Preferred Stock dividend of $167,945 and issued 202,344 shares of Series A Preferred Stock in payment of such dividends.

Liquidation preference

In the event of liquidation, dissolution or winding up of the business of the Company, whether voluntary or involuntary, each holder of Series A Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Company legally available therefor, a preferential amount in cash, per share of Series A Preferred Stock, equal to (and not more than) the sum of the (x) stated value, plus (y) all accrued and unpaid dividends thereon. All preferential amounts to be paid to the holders of Series A Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Company to the holders of the Company's Common Stock. If upon any such distribution the assets of the Company shall be insufficient to pay the holders of the outstanding shares of Series A Preferred Stock the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

Voting

The holders of the Series A Preferred Stock have the right to one vote for each share of common stock into which such Series A Preferred Stock could then convert.

Series B Preferred Stock

The Company is authorized to issue 100,000,000 shares of preferred stock, $0.001 par value; 12,000,000 shares have been designated Series B Preferred Stock. At September 30, 2013 and December 31, 2012, 5,604,326 and 0 shares of Series B Preferred Stock were issued and outstanding.

Significant terms of the Series B Preferred Stock, as specified in the Certificate of Designation for the Series B Preferred Stock are as follows:

Ranking

The Series B Preferred Stock will rank junior to the Company’s Series A Preferred Stock and senior to the Company’s common stock with respect to distributions of assets upon the liquidation, dissolution or winding up of the Company.

Stated Value

Each share of Series B Preferred Stock will have a stated value of $0.80, subject to adjustment for stock splits, combinations and similar events.

Dividends

Cumulative dividends on the Series B Preferred Stock accrue at the rate of 10% of the stated value per annum, compounded annually, from and after the date of the initial issuance through the third anniversary of the issuance date; provided, however, that any holder of at least 4,500,000 shares of Series B Preferred Stock after the issuance date and prior to October 1, 2013 (a “Major Holder”) will be entitled to accrued dividends through the fourth anniversary of the issuance date (as applicable, the “Accrual Period”). Accrued dividends are payable upon the earliest to occur of (i) the third anniversary of the issuance date (or, with respect to the Major Holder, the fourth anniversary of the issuance date), (ii) mandatory conversion (as described below) and (iii) an automatic conversion upon a fundamental transaction (as such term is defined in the Certificate of Designation) or triggering event (as described below). Dividends are payable in Series B Preferred Stock valued at the stated value, or in cash upon the mutual agreement of the Company and the holder.

For the nine months ended September 30, 2013, the Company accrued a Series B Preferred Stock dividend of $7,418.

Liquidation Preference

If the Company voluntarily or involuntarily liquidates, dissolves or winds up its affairs, each holder of the Series B Preferred Stock will be entitled to receive out of the Company’s assets available for distribution to stockholders, after satisfaction of liabilities to creditors, if any, and payments due to holders of the Series A Preferred Stock but before any distribution of assets is made on the Company’s common stock or any of our other shares of stock ranking junior as to such a distribution to the Series B Preferred Stock, a liquidating distribution in the amount in the amount of the stated value of all such holder’s Series B Preferred Stock plus all accrued and unpaid dividends thereon.

Voluntary Conversion

Each share of Series B Preferred Stock will be convertible at the holder’s option into the Company’s common stock in an amount equal to the stated value plus accrued and unpaid dividends thereon through the conversion date divided by the then applicable conversion price. The initial conversion price is $0.80 per share and is subject to customary adjustments for issuances of shares of common stock as a dividend or distribution on shares of the common stock, or mergers or reorganizations, as well as “full-ratchet” anti-dilution adjustments for future issuances of other Company securities.

Mandatory Conversion

The Series B Preferred Stock is subject to mandatory conversion at such time as the volume weighted average price of the Company’s common stock is at least $1.20 (subject to adjustments for stock splits and similar events) provided, that, on the mandatory conversion date, (A) a registration statement providing for the resale of the shares underlying the Series B Preferred Stock is effective, or such shares may be offered for sale to the public without limitations pursuant to Rule 144 (B) trading in the common stock shall not have been suspended by the SEC or exchange or market on which the common stock is trading), (C) the daily volume of the common stock is at least 50,000 shares per day for the applicable ten (10) consecutive trading days, and (D) the Company is in material compliance with the terms and conditions of the transaction documents. In the event of mandatory conversion, each share of Series B Preferred Stock will convert into the number of shares of common stock equal to the stated value plus accrued and unpaid dividends for the Accrual Period divided by the conversion price.

Holders also have the option to convert their Series B Preferred Stock upon the occurrence of a fundamental transaction or one of the following triggering events: Johan (Thijs) Spoor ceases to be the chief executive officer of the Company; or there is a change in three of the five current members of the Company’s board of directors, such conversion to be on the same terms as a mandatory conversion.

Voting Rights

The holders of the Series B Preferred Stock will be entitled to vote upon all matters upon which holders of common stock have the right to vote, such votes to be counted together with all other shares of capital stock having general voting powers and not separately as a class. The holders of the Series B Preferred Stock will be entitled to the number of votes equal to the number of common stock into which the Series B Preferred Stock are then convertible.

In addition, as long as at least 25% of the Series B Preferred Stock remains outstanding, the Company will not, without the affirmative vote or consent of the holders of at least a majority of the outstanding Series B Preferred Stock, voting as a separate class, (i) amend, waive or repeal (including through a merger, consolidation or similar event) any provision of the Company’s articles of incorporation or by-laws in any manner that adversely affects the rights of the holders of the Series B Preferred Stock; (ii) alter or change adversely the preferences, rights, privileges, or restrictions of the Series B Preferred Stock; (iii) authorize or create any class or series of stock having rights, preferences or privileges in any respect senior to the Series B Preferred Stock; or (iv) reclassify, alter or amend any existing class or series of stock, if such reclassification, alteration or amendment would render such other class or series of stock as having rights, preferences or privileges in any respect senior to the Series B Preferred Stock.

Common Stock

The Company has authorized 200,000,000 shares of its common stock, $0.001 par value, per share. At September 30, 2013 and December 31, 2012, the Company had issued and outstanding 24,390,013 and 24,330,013, respectively, shares of its common stock.

In March 2012, the Company issued 130,000 shares of common stock, valued at $0.85 per share, for services performed pursuant to a consulting agreement. In September 2012, the Company issued 70,000 shares of common stock to employees, valued at $1.00 per share, for compensation. The total fair value of these shares, $180,500, is included in 2012 operating expenses. In November 2012, the Company issued 1,819,119 shares of common stock, valued at $0.85 per share, in conjunction with a private placement (see Note 2).

During the nine months ended September 30, 2013, the Company issued 60,000 shares of common stock for services performed pursuant to a consulting agreement. The total fair value of these shares, $45,550, is included in operating expenses.

7. STOCK PURCHASE WARRANTS

Common Stock Warrants

During the nine months ended September 30, 2013, the Company issued 7,459,358 common stock warrants to investors and 78,612 common stock warrants to the placement agents in connection with the 2013 Private Placement (see Note 3). All issuances of common stock warrants during the nine months ended September 30, 2013 were related to the 2013 Private Placement.

The following is a summary of all common stock warrant activity through September 30, 2013:

	Number of Shares Under Warrants	Exercise Price Per Share	Weighted Average Exercise Price
Warrants issued and exercisable at December 31, 2012	7,404,562	$0.50 - $1.33	$1.08
Warrants Granted	7,537,970	$0.83	$0.83
Warrants Expired	(86,250)	$0.95	$0.95
Warrants issued and exercisable at September 30, 2013	14,856,282	$0.50 - $1.33	$0.95

During the year ended December 31, 2012, the Company issued an aggregate of 320,000 common stock warrants to non-employees for consulting services. The fair value of the warrants, determined using a Black-Scholes option pricing model, was approximately $134,000 and is included in general and administrative expenses in the accompanying consolidated statements of operations for the year ended December 31, 2012.

In June 2012, the Company exchanged 277,500 common stock options for 277,500 common stock warrants with the same terms resulting in no incremental fair value to be recorded by the Company.

In connection with the 2012 Private Placement, the Company issued 1,819,119 common stock warrants to investors and 181,912 common stock warrants to the placement agent.

The following represents additional information related to common stock warrants outstanding and exercisable at September 30, 2013:

Outstanding warrants accounted for as derivative warrant liability:

Exercise Price	Number of Shares Under Warrants	Weighted Average Remaining Contract Life in Years	Weighted Average Exercise Price
$0.83	7,537,970	4.86	$0.83

Outstanding warrants accounted for as equity:

Exercise Price	Number of Shares Under Warrants	Weighted Average Remaining Contract Life in Years	Weighted Average Exercise Price
$0.50	277,500	0.55	$0.50
$0.83	1,041,028	1.91	$0.83
$0.84	20,000	2.84	$0.84
$0.85	281,912	3.82	$0.85
$0.90	1,819,119	0.14	$0.90
$0.95	20,000	3.01	$0.95
$1.00	426,417	5.60	$1.00
$1.33	3,432,336	1.75	$1.33
Total warrants accounted for as equity	7,318,312	1.64	$1.08

Total for all warrants outstanding	14,856,282	3.27	$0.95

The Company used the Black-Scholes option price calculation to value the warrants granted in 2013 that are recorded as equity using the following assumptions: risk-free rate of 2.64, volatility ranging from 61.7% to 62.2%; actual term and exercise price of warrants granted. The Company used a binomial option pricing model to value the warrants granted in 2013 that are recorded as a liability (see Note 3).

8. COMMON STOCK OPTIONS

On February 11, 2011, the Company adopted its 2011 Equity Incentive Plan (the “Plan”) under which 6,475,750 shares of common stock were reserved for issuance under options or other equity interests as set forth in the Plan. Under the Plan, options are available for issuance to employees, officers, directors, consultants and advisors. The Plan provides that the Board of Directors will determine the exercise price and vesting terms of each option on the date of grant. Options granted under the Plan generally expire ten years from the date of grant.

Under the Plan, the Company has issued 161,250 shares of fully paid and non-assessable restricted common stock to a director of the Company. These shares of restricted stock are subject to the terms of the Plan and are unvested and outstanding as of September 30, 2013. The shares shall vest upon the earlier of (i) the occurrence of a Change of Control, as defined in the Plan, (ii) the successful completion of a Phase II clinical trial for any of the Company’s products, or (iii) the determination by the Board of Directors to provide for immediate vesting. The weighted average grant-date fair value is $0.83 per share.

The following is a summary of all common stock option activity for the quarter ended September 30, 2013:

	Shares Under Options Outstanding	Weighted Average Exercise Price
Outstanding at December 31, 2012	4,035,428	$0.66
Options granted	515,000	$0.83
Options forfeited	13,500	$0.95
Options exercised	-	$-
Outstanding at September 30, 2013	4,536,928	$0.68

	Options Exercisable	Weighted Average Exercise Price per Share
Exercisable at December 31, 2012	2,294,053	$0.66
Exercisable at September 30, 2013	2,580,553	$0.68

The weighted average fair value of options granted during the nine months ended September 30, 2013 was $0.48.

As of September 30, 2013, the weighted average remaining contractual term for exercisable and outstanding options is 5.75 and 6.80 years, respectively. The aggregate intrinsic value of all of the Company’s exercisable and outstanding options is approximately $371,400 and $479,400, respectively.

As of September 30, 2013, there was approximately $797,000 of unrecognized compensation cost related to non-vested options. The unrecognized compensation expense is estimated to be recognized over a period of 1.38 years at September 30, 2013.

The Company used the Black-Scholes option pricing model to value the all option grants (see Note 1, Summary of Significant Accounting Policies, “Accounting for Share Based Payments”).

9. SUBSEQUENT EVENTS

The Company evaluated events occurring subsequent to September 30, 2013, identifying those that are required to be disclosed as follows:

As of October 31, 2013, the Company received gross proceeds of $1.1 million from the sale of a portion of the freely tradable securities received as consideration in the 2013 Private Placement. On October 31, 2013, the closing price per share of such securities was $2.00.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of FluoroPharma Medical, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheet of FluoroPharma Medical, Inc. and Subsidiary as of December 31, 2012 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended and for the period June 13, 2003 (inception) to December 31, 2012, except that we did not audit these financial statements for the period from inception (June 13, 2013) to December 31, 2011 which were audited by other auditors whose report dated March 13, 2012, except for Note 15, as to which the date is March 19, 2013, expressed an unqualified opinion on those statements. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FluoroPharma Medical, Inc. and Subsidiary as of December 31, 2012, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, has a significant accumulated deficit and, at December 31, 2012, the Company did not have sufficient capital to fund its operations.  This raises substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regards to these matters are described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.  Our opinion is not modified with respect to this matter.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
March 27, 2013

To the Board of Directors and Stockholders
FluoroPharma Medical, Inc. and Subsidiary

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of FluoroPharma Medical, Inc. and Subsidiary (a development stage company) as of December 31, 2011, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2011 and for the period June 13, 2003 (inception) to December 31, 2011. FluoroPharma Medical, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FluoroPharma Medical, Inc. and Subsidiary as of December 31, 2011, and the results of its operations and its cash flows for the year ended December 31, 2011, and for the period June 13, 2003 (inception) to December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 15 to the consolidated financial statements, the 2011 consolidated financial statements have been restated to correct a misstatement.

MartinelliMick PLLC
Spokane, Washington
March 13, 2012, except for Note 15, as to which the date is March 19, 2013

FLUOROPHARMA MEDICAL, INC. and Subsidiary (a development stage company)
CONSOLIDATED BALANCE SHEETS
	December 31, 2012	December 31, 2011
		(restated)
ASSETS

Current Assets:
Cash and cash equivalents	$1,304,088	$3,265,141
Prepaid expenses & other	77,310	50,291
Total Current Assets	1,381,398	3,315,432

Property and equipment, net	176,889	169,808
Intangible assets, net	55,247	61,155

Total Assets	$1,613,534	$3,546,395

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$137,779	$341,172
Accrued expenses	97,728	39,232
Total Current Liabilities	235,507	380,404

Commitments & Contingencies

Stockholders’ Equity:
Preferred stock Series A; $0.001 par value, 3,500,000 designated, 2,126,574 and 1,924,230 shares issued and outstanding at December 31, 2012 and 2011, respectively (preference in liquidation of $1,765,057 at December 31, 2012)	2,127	1,924
Common stock - Class A - $0.001 par value, 200,000,000 shares authorized, 24,330,013 and 22,310,894 shares issued and outstanding at December 31, 2012 and 2011, respectively	24,331	22,312
Additional paid-in capital	18,242,109	15,847,604
Deficit accumulated in the development stage	(16,890,540)	(12,705,849)
Total Stockholders’ Equity	1,378,027	3,165,991

Total Liabilities and Stockholders’ Equity	$1,613,534	$3,546,395

See the report of independent registered public accounting firm and the accompanying notes to these consolidated financial statements.

FLUOROPHARMA MEDICAL, INC. and Subsidiary (a development stage company)
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,		June 13, 2003 (inception) to December 31,
	2012	2011	2012
		(restated)
Operating Expenses:
General and administrative	$1,548,299	$1,907,220	$6,361,179
Professional fees	1,153,475	682,899	4,291,919
Research and development	1,423,286	640,730	6,067,063
Sales	-	269	1,292
Amortization	5,908	17,235	106,361
Depreciation	18,542	23,569	149,626
Total Operating Expenses	4,149,510	3,271,922	16,977,440

Loss from Operations	(4,149,510)	(3,271,922)	(16,977,440)

Other Income (Expense):
Interest income	767	-	5,096
Gain on debt restructuring	-	-	1,358,127
Loss on disposition of fixed assets	(1,145)	-	(72,695)
Gain on settlement of accounts payable	133,142	124,889	258,031
Interest expense	-	(113,192)	(316,326)
Total Other Income (Expense), net	132,764	11,697	1,232,233

Loss Before Provision for Income Taxes	(4,016,746)	(3,260,225)	(15,745,207)

Provision for Income Taxes	-	-	-

Net Loss	$(4,016,746)	$(3,260,225)	$(15,745,207)

Preferred Stock Dividend	(167,945)	(977,388)	(1,145,333)

Net Loss Attributable to Common Stockholders	$(4,184,691)	$(4,237,613)	$(16,890,540)

Net loss per common share - Basic and Diluted	$(0.18)	$(0.24)	$(1.79)

Weighted Average Shares Used in
per Share Calculation - Basic and Diluted	22,642,792	17,732,273	9,458,670

See the report of independent registered public accounting firm and the accompanying notes to these consolidated financial statements.

FLUOROPHARMA MEDICAL, INC. and Subsidiary (a development stage company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

	Preferred Stock Number of		Common Stock Number of		Additional Paid-In	Deficit Accumulated In the Development	Total Stockholders' Equity
	shares	Amount	shares	Amount	Capital	Stage	(Deficit)

Issuance of common stock	-	$-	2,696,250	$2,697	$(899)	$-	$1,798
Issuance of preferred stock	206,250	206	-	-	274,793	-	274,999
Net loss	-	-	-	-	-	(333,146)	(333,146)
BALANCE, December 31, 2004	206,250	206	2,696,250	2,697	,894	(333,146)	(56,349)
Issuance of preferred stock forcontract termination	37,500	38	-	-	49,963	-	50,001
Issuance of preferred stock	187,500	188	-	-	249,813	-	250,001
Issuance of stock options to non-employees	-	-	-	-	158,803	-	158,803
Net loss	-	-	-	-	-	(687,576)	(687,576)
BALANCE, December 31, 2005	431,250	432	2,696,250	2,697	732,472	(1,020,722)	(285,121)
Issuance of common stock for consulting	-	-	24,638	24	23,464	-	23,488
Conversion of preferred stock to common stock	(431,250)	(432)	431,250	432	-	-	-
Issuance of common stock to induce conversion of preferred stock	-	-	34,358	35	(35)	-	-
Issuance of common stock to investor	-	-	1,644,255	1,643	1,564,381	-	1,566,023
Issuance of common stock to employees	-	-	-	-	28,806	-	28,806
Issuance of common stock to non-employees	-	-	-	-	511,888	-	,888
Net loss	-	-	-	-	-	(1,999,214)	(1,999,214)
BALANCE, December 31, 2006	-	-	4,830,750	4,830	2,860,976	(3,019,936)	(154,130)
Issuance of common stock	-	-	940,587	942	1,249,058	-	1,250,000
Issuance of stock options to employees	-	-	-	-	19,239	-	19,239
Issuance of stock options to non-employees	-	-	-	-	429,391	-	429,391
Net loss	-	-	-	-	-	(2,354,043)	(2,354,043)
BALANCE, December 31, 2007	-	-	5,771,337	5,772	4,558,664	(5,373,979)	(809,543)
Issuance of stock options to employees	-	-	-	-	274,299	-	274,299
Issuance of stock options to non-employees	-	-	-	-	216,779	-	216,779
Net loss	-	-	-	-	-	(2,272,144)	(2,272,144)
BALANCE, December 31, 2008	-	-	5,771,337	5,772	5,049,742	(7,646,123)	(2,590,609)
Issuance of common stock	-	-	4,037,682	4,038	668,909	-	672,947
Issurance of stock options to employees	-	-	-	-	157,933	-	157,933
Non-cash fair value of stock options to non-employees	-	-	-	-	54,064	-	54,064
Fair value of stockholder debt, payables and advances settled in common stock	-	-	2,331,458	2,331	386,246	-	388,577
Fair value of common stock issued to settle accounts payable	-	-	564,561	564	103,308	-	103,872
Fair value of common stock options issued to settle accounts payable and accrued expenses	-	-	-	-	18,364	-	18,364
Net income	-	-	-	-	-	132,005	132,005
BALANCE, December 31, 2009	-	-	12,705,038	12,705	6,438,566	(7,514,118)	(1,062,847)
Issuance of Common Stock Options to Employees	-	-	-	-	86,985	-	86,985
Fair Value of Warrants Issued with Convertible Notes Payable	-	-	-	-	11,818	-	11,818
Net loss	-	-	-	-	-	(954,118)	(954,118)
BALANCE, December 31, 2010	-	-	12,705,038	12,705	6,537,369	(8,468,236)	(1,918,162)
Share Based Compensation - restated	-	-	-	-	1,569,037	-	1,569,037
Fair Value of Warrants Issued with Convertible Notes Payable	-	-	-	-	7,474	-	7,474
Common stock issued in cashless exercise of stock options	-	-	836,250	837	(837)	-	-
Common stock issued on conversion of notes payable and accrued interest	-	-	1,299,957	1,300	836,299	-	837,599
Common stock issued for consideration of extension of notes payable	-	-	45,000	45	37,455	-	37,500
Common stock issued for deferred compensation	-	-	442,892	443	367,157	-	367,600
Preferred and Common stock issued for cash, net of offering costs of $591,877	1,807,229	1,807	5,481,757	5,482	5,517,290	-	5,524,579
Shares issued upon recapitalization	-	-	1,500,000	1,500	(1,500)	-	-
Recapitalization effect of net assets	-	-	-	-	589	-	589
Preferred Stock Dividends	-	-	-	-	880,278	(880,278)	-
Preferred Stock Dividend Accrued	117,001	117	-	-	96,993	(97,110)	-
Net loss - restated	-	-	-	-	-	(3,260,225)	(3,260,225)
BALANCE, December 31, 2011 (restated)	1,924,230	1,924	22,310,894	22,312	15,847,604	(12,705,849)	3,165,991
Share-based compensation	-	-	-	-	553,290	-	553,290
Common stock issued for bonus payment	-	-	70,000	70	69,930	-	70,000
Preferred stock dividend	202,344	203	-	-	167,742	(167,945)	-
Fair value of common stock issued for consulting services	-	-	130,000	130	110,370	-	110,500
Fair value of warrants issued for consulting services	-	-	-	-	134,420	-	134,420
Common Stock issued for cash, net of offering costs of $185,678	-	-	1,819,119	1,819	1,358,753	-	1,360,572
Net loss	-	-	-	-	-	(4,016,746)	(4,016,746)
BALANCE, December 31, 2012	2,126,574	$2,127	24,330,013	$24,331	$18,242,109	$(16,890,540)	$1,378,027

See the report of independent registered public accounting firm and the accompanying notes to these consolidated financial statements.

FLUOROPHARMA MEDICAL, INC. and Subsidiary (a development stage company)
CONSOLIDATED STATEMENTS OF CASH FLOWS	For the Year Ended December 31,		June 13, 2003 (inception) to December 31,
	2012	2011	2012
CASH FLOWS FROM OPERATING ACTIVITIES:		(restated)
Net loss	$(4,016,746)	$(3,260,225)	$(15,745,207)
Adjustments to reconcile net loss to net cash used by
operating activities
Depreciation and amortization	24,450	40,804	255,988
Non-cash fair value of common stock issued for consulting	110,500	-	133,988
Share-based compensation related to employee stock options	544,503	1,569,037	2,684,947
Amortization of debt discount	-	8,646	19,292
Non-cash fair value of stock options issued to non-employees for consulting	8,787	-	1,374,752
Non-cash fair value of warrants issued to non-employees for consulting	134,420	-	134,420
Expenses paid by issuance of preferred stock/ common stock	70,000	-	247,650
Loss on fixed asset dispositions	1,145	-	72,695
Gain on debt and accounts payable settlement	(133,142)	(124,889)	(1,616,158)
Loss on early extinguishment of debt	-	61,419	61,419
(Increase) decrease in:
Accounts receivable	-	-	50,000
Prepaid expenses	(27,019)	(34,526)	(77,310)
Increase (decrease) in:
Accounts payable	(56,090)	(318,211)	650,029
Accrued expenses	58,496	(222,051)	593,510
Net Cash Used by Operating Activities	(3,280,696)	(2,279,996)	(11,159,985)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for intangible assets	-	(22,500)	(161,609)
Net cash received in acquisition	-	69	69
Cash paid for purchase of property and equipment	(40,929)	(163,424)	(412,972)
Net Cash Used by Investing Activities	(40,929)	(185,855)	(574,512)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes – stockholder	-	-	1,400,000
Proceeds from issuance of short-term convertible notes	-	195,000	608,165
Advances from stockholders	-	-	679,500
Proceeds from sale of common stock, net	1,360,572	4,129,579	8,430,920
Proceeds from sale of preferred stock, net	-	1,395,000	1,920,000
Net Cash Provided by Financing Activities	1,360,572	5,719,579	13,038,585

Net Increase (Decrease) in Cash and Cash Equivalents	(1,961,053)	3,253,728	1,304,088
Cash and Cash Equivalents, Beginning of Period	3,265,141	11,413	-
Cash and Cash Equivalents, End of Period	$1,304,088	$3,265,141	$1,304,088

Supplemental Cash Flow Disclosures:
Interest expense paid in cash	$-	$-	$-
Income tax paid	$-	$-	$-

Supplemental Non-Cash Disclosure:
Conversion of preferred stock to common stock	$-	$-	$288
Notes payable – stockholder – settled in common stock	$-	$735,000	$2,135,000
Accrued interest – stockholder – settled in common stock	$-	$78,680	$188,569
Preferred Stock Dividend	$(167,945)	$(977,388)	$(1,145,333)
Advances from stockholders settled in common stock	$-	$-	$679,500
Accounts payable settled in common stock	$-	$367,600	$471,472
Accounts payable settled in common stock options	$-	$-	$30,500
Accrued expenses settled in common stock options	$-	$-	$3,000
Decrease in accounts payable related to fixed asset disposition	$-	$-	$133,314
Decrease in accounts payable related to settlement	$133,142	$124,889	$1,616,158
Decrease in accrued expenses related to settlement	$-	$-	$3,000
Increase in accounts receivable related to common stock issuance	$-	$-	$50,000
Warrants issued with convertible notes payable	$-	$7,474	$7,474

See the report of independent registered public accounting firm and the accompanying notes to these consolidated financial statements.

FLUOROPHARMA MEDICAL, INC. and Subsidiary (a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.             ORGANIZATION, BASIS OF PRESENTATION AND GOING CONCERN

FluoroPharma Medical, Inc. (“the Company” or “FPM”) was organized on January 25, 2007 under the laws of the State of Nevada. The Company served as an electronics waste management solution provider, specializing in the collection, retirement, storage and remarketing of excess, damaged or obsolete electronic assets, such as computer, telecommunications and other electronic office equipment.

FluoroPharma Inc. (“FPI” or “the Subsidiary”), a Delaware corporation, is a molecular imaging company headquartered in Montclair, NJ. FPI was founded in 2003 to engage in the discovery, development and commercialization of proprietary products for the positron emission tomography (PET) market. The Company’s initial focus has been on the development of novel cardiovascular imaging agents that can more efficiently and effectively detect and assess acute and chronic forms of coronary artery disease (CAD). Molecular imaging pharmaceuticals are radiopharmaceuticals that enable early detection of disease through the visualization of subtle changes in biochemical and biological processes.

Merger

On May 16, 2011, the Company entered into an Agreement and Plan of Merger and Merger (the "Merger Agreement") by and among FPM, FPI, and FPI Merger Corporation, a newly formed, wholly owned Delaware subsidiary of FPM ("MergerCo”). Upon closing of the merger transaction contemplated under the Merger Agreement (the "Merger"), on May 16, 2011, MergerCo merged with and into FPI, and FPI, as the surviving corporation, became a wholly owned subsidiary of FPM.

The acquisition was accounted for as a reverse merger using accounting principles applicable to reverse acquisitions whereby the financial statements subsequent to the date of the transaction are presented as a continuation of FPI.  Under reverse acquisition accounting FPI (the legal subsidiary) will be treated as the accounting parent (acquirer) and FPM (the legal parent) will be treated as the accounting subsidiary (acquiree).  In connection with this transaction, the Company issued three shares of its common stock for every two shares held by the shareholders of FPI.  All outstanding shares have been restated to reflect the effect of this recapitalization.

Basis of Presentation

As of December 31, 2012, the Company has not generated any revenues from the development of its products and is therefore still considered to be a development stage company as defined in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 915 “Development Stage Entities”. The Company is devoting substantially all of its present efforts to research and development of commercially viable products that meet the standards of and are approved by the Food and Drug Administration, raising capital and attracting qualified advisors and personnel to further advance the Company’s goals. The Company has not commenced its planned principal operations, has not generated any revenues from operations and has no assurance of any future revenues. All losses accumulated since incorporation on June 13, 2003 have been considered as part of the Company's development stage activities.

Going concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has experienced net losses and negative cash flows from operations since its inception.  The Company has sustained cumulative losses of $15,745,207 as of December 31, 2012.  The Company has historically financed its operations through issuances of equity and the proceeds of debt instruments. In the past, the Company has also provided for its cash needs by issuing common stock, options and warrants for certain operating costs, including consulting and professional fees.   During the year ended December 31, 2012, the Company raised $1,360,572 net of offering costs, through the private placement of common stock and warrants (see Note 7).

The Company continues to actively pursue various funding options, including equity offerings, to obtain additional funds to continue the development of its products and bring them to commercial markets. Management continues to assess fund raising opportunities to ensure minimal dilution to its existing shareholder base and to obtain the best price for its securities. Management is optimistic based upon its ability to raise funds in prior years, through private placement offerings (see description of private placement offerings in Notes 7 and 8), that it will be able to raise additional funds in the future.  In November 2012, the Company issued warrants to purchase 1,819,119 shares of common stock of the Company at an exercise price of $0.90 which expire in November 2013. If these warrants are exercised, the Company will receive approximately $1,637,207 in funding. There can be no assurance that we will be able to consummate any fund raising transactions on terms acceptable to us or at all or in the time frames we anticipate. Also, there can be no assurance that any or all of the warrants that expire in November 2013 will be exercised by the holders. If the Company is unable to raise additional capital as may be needed to meet its projections for operating expenses, it could have a material adverse effect on liquidity or require the Company to cease or significantly delay some of its clinical trials.  These financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary as a result of the above uncertainty.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less from date of purchase to be cash equivalents. All cash balances were highly liquid at December 31, 2012 and 2011.

Use of Estimates

The accompanying consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America, and include certain estimates and assumptions which affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period, including contingencies. Accordingly, actual results may differ from those estimates.

Concentration of Risks

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company primarily maintains its cash balances with financial institutions in federally insured accounts.  The Company may from time to time have cash in banks in excess of FDIC insurance limits.  The Company has not experienced any losses to date resulting from this practice.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and the Subsidiary. Intercompany transactions and balances have been eliminated upon consolidation.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The Company’s property and equipment at December 31, 2012 and 2011 consisted of computer and office equipment and machinery and equipment, and leasehold improvements with estimated useful lives of three to five years.  Depreciation and amortization was $18,542, $23,569 and $149,626 in the years ended December 31, 2012, 2011 and the period from inception to December 31, 2012, respectively.  At December 31, 2012, included in Property and Equipment was idle equipment with a carrying value of $128,245 purchased by the Company for use in future clinical trials.

Intangible Assets

The Company’s intangible assets consist of technology licenses and are carried at the legal cost to obtain them. Intangible assets are amortized using the straight line method over their estimated useful life of 15 years.

Impairments

The Company assesses the impairment of long-lived assets, including other intangible assets, whenever events or changes in circumstances indicate that their carrying value may not be recoverable in accordance with ASC Topic 360-10-35, “Impairment or Disposal of Long-Lived Assets.” The determination of related estimated useful lives and whether or not these assets are impaired involves significant judgments, related primarily to the future profitability and/or future value of the assets. The Company records an impairment charge if it believes an investment has experienced a decline in value that is other than temporary.

Management has determined that no impairments were required as of December 31, 2012 or 2011.

Fair Value of Financial Instruments

The Company's financial instruments primarily consist of cash and accounts payable. All instruments are accounted for on the historical cost basis, which, due to the short maturity of these financial instruments, approximates the fair value at the reporting dates of these financial statements.

The Company groups its assets and liabilities measured at fair value, in three levels based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price).

Financial instruments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

The three levels of the fair value hierarchy are as follows:
Level 1 – Valuation is based on quoted prices in active markets for identical assets or liabilities. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 – Valuation is based on observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the financial instrument.

The Company recognizes transfers between levels at the end of the reporting period as if the transfers occurred on the last day of the reporting period.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of the existing assets and liabilities and the respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that the tax rate change occurs. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company accounts for uncertain tax positions in accordance with FASB ASC Topic 740-10, Accounting for Uncertainty in Income Taxes.  Income tax positions must meet a more-likely-than-not threshold in order to be recognized in the financial statements. There were no recognized uncertain tax positions at December 31, 2012 and 2011.  The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits within operations as income tax expense.  As new information becomes available, the assessment of the recognition threshold and the measurement of the associated tax benefit of uncertain tax positions may result in financial statement recognition or de-recognition.  The Company had no accrual for interest or penalties on its balance sheets at December 31, 2012 or 2011, and has not recognized interest and/or penalties in the statement of operations for the years ended December 31, 2012 and 2011.   Further, the Company currently has no open tax years, subject to audit prior to December 31, 2009.

Accounting for Share-Based Payments

The Company follows the provisions of ASC Topic 718, which establishes the accounting for transactions in which an entity exchanges equity securities for services and requires companies to expense the estimated fair value of these awards over the requisite service period. FPM uses the Black-Scholes option pricing model in determining fair value. Accordingly, compensation cost has been recognized using the fair value method and expected term accrual requirements as prescribed, which resulted in employee stock-based compensation expense for the years ended December 31, 2012 and 2011 of $544,503 and $1,569,037, respectively, and $2,684,947 for the period from June 13, 2003 (inception) to December 31, 2012.

A portion of the 2011 expense was the result of changes to the terms of previously granted options in the Merger. The number of shares increased (3 for 2) and the exercise prices decreased.

The Company accounts for share-based payments granted to non-employees in accordance with ASC Topic 505, “Equity Based Payments to Non-Employees.” The Company determines the fair value of the stock-based payment as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.  If the fair value of the equity instruments issued is used, it is measured using the stock price and other measurement assumptions as of the earlier of either (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty’s performance is complete.

To compute compensation expense, the Company estimated the fair value of each option award on the date of grant using the Black-Scholes-Merton option pricing model for employees, and calculated the fair value of each option award at the end of the period for non-employees.  The Company based the expected volatility assumption on a volatility index of peer companies as the Company did not have sufficient historical market information to estimate the volatility of its own stock.  The expected term of options granted represents the period of time that options are expected to be outstanding.  The Company estimated the expected term of stock options by using the simplified method. The expected forfeiture rates are based on the historical employee forfeiture experiences.  To determine the risk-free interest rate, the Company utilized the U.S. Treasury yield curve in effect at the time of grant with a term consistent with the expected term of the Company’s awards.  The Company has not declared a dividend on its common stock since its inception and has no intentions of declaring a dividend in the foreseeable future and therefore used a dividend yield of zero.

The fair value of each share-based payment is estimated on the measurement date using the Black-Scholes model with the following assumptions:

	2012	2011

Risk-free interest rate	2.42%	2.69% - 3.90%
Expected volatility	77.70%	72.06% - 117%
Dividend yield	none	none
Expected term	5 years	5 years

Net Loss per Common Share

The Company computes net loss per common share in accordance with ASC Topic 260. Net loss per share is based upon the weighted average number of outstanding common shares and the dilutive effect of common share equivalents, such as options and warrants to purchase common stock, and convertible notes, if applicable, that are outstanding each year.

Basic and diluted earnings per share were the same for all periods presented as including common stock equivalents in the calculation of diluted earnings per share would have been antidilutive. As of December 31, 2012, the Company had outstanding options exercisable for 4,035,428 shares of its common stock, warrants exercisable for 7,404,562 shares of its common stock and preferred stock convertible into 2,126,574 shares of common stock.  At December 31, 2011, the Company had outstanding options exercisable for 4,167,584 shares of its common stock, and warrants exercisable for 4,843,531 shares of common stock, and preferred stock convertible into 1,924,230 shares of common stock.

Research and Development Costs

Research and development costs are expensed as incurred.

Reclassification

Certain items in the 2011 financial statements have been reclassified to conform to the current year presentation.

Segment Reporting

The Company has determined that it operates in only one segment currently, which is biopharmaceutical research and development.

Recent Accounting Pronouncements

Management does not expect any recently issued, but not yet effective, accounting standards to have a material effect on the accompanying financial statements.

On December 16, 2011, the FASB issued new disclosure requirements mandate that entities disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position, as well as instruments and transactions subject to an agreement similar to a master netting arrangement. In addition, the standard requires disclosure of collateral received and posted in connection with master netting agreements or similar arrangements. This amendment is effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013, and will not have a material effect on the Company’s financial position or results of operations.

3.             THE MERGER

On May 16, 2011, the Company entered into the Merger Agreement by and among FPM, FPI, and MergerCo. Upon closing of the Merger, on May 16, 2011, MergerCo merged with and into FPI, and FPI, as the surviving corporation, became a wholly owned subsidiary of FPM.

FPM was organized on January 25, 2007 under the laws of the State of Nevada. FPM served as an electronics waste management solution provider, specializing in the collection, retirement, storage and remarketing of excess, damaged or obsolete electronic assets, such as computer, telecommunications and other electronic office equipment.

FPI, a Delaware corporation, is a molecular imaging company which was headquartered in Boston, MA. FPI was founded in 2003 to engage in the discovery, development and commercialization of proprietary products for the positron emission tomography (PET) market. The Company’s initial focus has been on the development of novel cardiovascular imaging agents that can more efficiently and effectively detect and assess acute and chronic forms of coronary artery disease (CAD). Molecular imaging pharmaceuticals are radiopharmaceuticals that enable early detection of disease through the visualization of subtle changes in biochemical and biological processes.

Pursuant to the terms and conditions of the Merger Agreement, all of the outstanding shares of FPI’s common stock prior to the Merger were converted into the right to receive 13,911,011 shares of FPM’s common stock. Accordingly, an aggregate of 13,911,011 shares of common stock were issued to the shareholders of FPI.  Additionally, all of the outstanding warrants to purchase shares of FPI’s common stock prior to the Merger were converted into the right to receive 661,617 warrants to purchase shares of FPM’s common stock. Accordingly, an aggregate of 661,617 warrants to purchase shares our common stock were issued to the warrant holders of FPI with exercise prices ranging from $0.95 to $2.00. In connection with the Merger, a former majority stockholder agreed to return to treasury for cancellation 9,500,000 shares of our common stock (the “Stock Cancellation”), resulting in 1,500,000 shares of common stock held by stockholders of the Company prior to the Merger remaining outstanding.  Following the Closing of the Merger, the 2011 Private Placement (see Note 7) and the Stock Cancellation there were 18,183,636 shares of the Company’s common stock outstanding.

The Company did not have any outstanding options or warrants to purchase shares of capital stock immediately prior to the closing of the Merger. Upon closing of the Merger, the Company issued 2,611,375 shares of common stock and 1,807,229 shares of Series A Preferred Stock in the 2011 Private Placement and warrants to purchase 1,817,593 shares of common stock in connection with the 2011 Private Placement. Prior to the Merger, the Company adopted the 2011 Equity Incentive Plan (the “2011 Plan”) and reserved 6,475,750 shares of common stock for issuance as awards to officers, directors, employees, consultants and others. Upon closing of the Merger, the Company issued options to purchase an aggregate of 4,423,500 shares of our common stock with strike prices ranging from $0.13 to $1.33 per share to certain of our post-Merger officers, directors, employees, consultants and others.

The shares of FPM's common stock issued to the former holders of FPI’s common stock in connection with the Merger, and the shares of the Company's common stock and warrants issued in the Private Placement, were not registered under the Securities Act, in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated under that section, which exempts transactions by an issuer not involving any public offering. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Certificates representing these shares contain a legend stating the restrictions applicable to such shares.

4.           OTHER BALANCE SHEET INFORMATION

Components of selected captions in the accompanying balance sheets as of December 31, 2012 and 2011 consist of:

	December 31, 2012	December 31, 2011
Prepaid expenses and other:

Prepaid insurance	$45,695	$37,274
Other	31,615	13,017
Prepaid expenses and other	$77,310	$50,291

Property and equipment:

Computers and office equipment	$55,297	$30,421
Machinery and equipment	240,666	254,827
Leasehold improvements	25,171	11,288
Less: accumulated depreciation and amortization	(144,245)	(126,727)
Property and equipment, net	$176,889	$169,808

Accrued expenses:
Professional fees	$49,594	$25,702
Other	48,134	13,530
Accrued expenses	$97,728	$39,232

5.             INTANGIBLE ASSETS

Intangible assets as of December 31, 2012 and 2011 consist of the following:

	December 31, 2012	December 31, 2011

Technology license	$92,112	$117,112
Less: accumulated amortization	(36,865)	(55,957)
Intangibles, net	$55,247	$61,155

Amortization expense relating to intangible assets was $5,908, $17,235 and $106,361 during the periods ended December 31, 2012, 2011 and the period from inception to December 31, 2012, respectively.

Future amortization will approximate $10,000 for each of the next five years.

See Note 9 for commitments and contingencies associated with the Company’s technology licenses.

6.             SHORT-TERM CONVERTIBLE NOTES PAYABLE

The Company issued three short-term convertible promissory notes in January 2011, and two short-term convertible promissory notes in February 2011 for total consideration of $195,000.  The notes bear interest at 8%, were convertible into shares of common stock at $0.83 per share (234,000 shares) and the note holders were granted warrants to purchase 23,400 shares of common stock at $0.50 per share, exercisable for 5 years.  All notes were due March 31, 2011, but were subsequently extended until September 30, 2011. The notes and accrued interest of $3,765 were converted into 263,424 shares of the Company’s common stock in connection with the 2011 Private Placement on May 16, 2011 (see Note 7).

In accordance with ASC Topic 470, the Company allocated the proceeds of all of the above notes to detachable warrants and convertible instruments based upon their relative fair value of the debt instrument without the warrants and the warrants themselves at the time of issuance. The fair value of the warrants was determined following the guidance of ASC Topic 718; using Black-Scholes option model (using a risk free interest rate of 2.43%, volatility of 131.11% to 151.86%, exercise price of $2.00, current market value of $0.75 per share and an expected life of 5 years) with the value allocated to the warrants reflected in Stockholders’ equity and a debt discount. Based upon the respective fair values as of the original agreement dates $7,474 of the $195,000 in total debt was allocated to discounts associated with the common stock purchase warrants. The entire discount was amortized as of September 30, 2011.

In the fourth quarter of 2010, the Company issued three 8% short-term convertible promissory notes for $125,000. The first loan, dated October 29, 2010 for $50,000 had a maturity date of December 31, 2010. The second loan, dated November 16, 2010 for $50,000 had a maturity date of January 31, 2011. The third loan, dated December 15, 2010 for $25,000 had a maturity date of January 31, 2011. The notes were convertible into shares of common stock at a price of $0.83 per share, a total of 150,000 shares. Warrants to purchase 15,000 shares of common stock at $1.33 per share, exercisable for 5 years were granted to the note holder (all three notes were issued to the same entity). These notes including accrued interest of  $4,937 were converted into 172,206 shares of common stock of the Company in connection with the Private Placement on May 16, 2011 (see Note 7).

In the third quarter of 2010, the Company issued an 8% short-term convertible promissory note for $100,000 to an investor and an additional 8% convertible promissory note for $15,000 to the same investor in exchange for expenses paid by the investor on behalf of the Company.  All loans were due December 31, 2010.  The first loan was dated July 27, 2010 for $100,000. The second loan was dated September 14, 2010 for $15,000.  The notes were convertible into shares of common stock at a price of $0.83 per share, a total of 184,000 shares. Warrants to purchase 18,400 shares of common stock at $1.33 per share, exercisable for 5 years were granted to the note holder. These notes including accrued interest of  $7,148 were converted into 161,884 shares of common stock of the Company in connection with the 2011 Private Placement on May 16, 2011 (see Note 7).

In the second quarter of 2010, the Company issued two 8% short-term convertible promissory notes for $150,000 to an investor. All loans were due December 31, 2010.  The first loan was dated April 19, 2010 for $100,000.  The second loan was dated May 4, 2010 for $50,000.  The notes were convertible into shares of common stock at a price of $0.83 per share, a total of 180,000 shares. Warrants to purchase 18,000 shares of common stock at $1.33 per share, exercisable for 5 years were granted to the note holder. These notes including accrued interest of $12,625 were converted into 215,527 shares of common stock of the Company in connection with the 2011 Private Placement on May 16, 2011 (see Note 7).

In accordance with ASC Topic 470, the Company allocated the proceeds of all of the above 2010 notes to detachable warrants and convertible instruments based upon their relative fair values of the debt instrument without the warrants and the warrants themselves at the time of issuance. The fair value of the warrants was determined following the guidance of ASC Topic 718; using the Black-Scholes option model (using a risk free interest rate of 2.43% percent, volatility of 75.5% to 131.78%, exercise price of $2.00, current market value of $0.75 per share and an expected life of 5 years) with the value allocated to the warrants reflected in Stockholders’ Equity and a debt discount. Based upon the respective fair values as of the original agreement dates $11,817 of the $390,000 in total debt was allocated to discounts associated with the common stock purchase warrants. The unamortized discount and related to these notes was $0 and $1,172 as of December 31, 2011 and 2010, respectively.

All short-term convertible promissory notes’ maturity dates were subsequently extended month to month from December 31, 2010 to May 16, 2011, and certain notes were converted into common stock. In connection with the extension of the due dates of the convertible promissory notes, the Company issued 45,000 share of common stock with a fair value of $37,500 ($1.25 per share).

Immediately prior to the Merger, the Company had an automatic exchange at 110% of the outstanding principal amount plus all accrued and unpaid interest (the “Outstanding Balance”) of all of the Promissory Notes described above that were issued by FPI with a total Outstanding Balance of $614,118 for 813,984 shares of the Company’s common stock. The difference between the fair market value of the shares issued for the conversion of debt ($61,419) was recognized as additional financing costs.

Additionally, in the first quarter of 2010, the Company issued a 6% convertible promissory note for $100,000 to an investor due December 31, 2010. The loan was convertible into shares of common stock at a rate of $0.50 per share, or 200,000 shares. The terms of the note are substantially the same as the note previously described. Interest accrued at September 30, 2011 and December 31, 2010 was $7,644 and $5,458, respectively. The Company used the net proceeds for product development, working capital and general corporate purposes. On May 16, 2011, this note, including accrued interest of $7,644, was converted into 163,043 shares of the Company’s common stock.

In November 2009, the Company issued a 6% convertible promissory note for $50,000 to an investor. The note was convertible into shares of common stock at a price of $0.50 per share, a total of 100,000 shares. The Company used the net proceeds for product development, working capital and general corporate purposes. On May 16, 2011, this note, including accrued interest of $4,348, was converted into 322,931 shares of the Company’s common stock.

7.             2011 PRIVATE PLACEMENT

During the year ended December 31, 2011, the Company raised aggregate net proceeds of $5,524,579 pursuant to a private placement.  The Company entered into subscription agreements for the sale and issuance of an aggregate of 5,481,757 shares of its common stock, par value $.001 per share and 1,807,229 shares of Series A Preferred Stock, par value $.001 per share for a purchase price of $0.83 per share.

Investors who invested in the aggregate a minimum of $1,500,000 received Series A Preferred Stock, which has the rights and preferences set forth in the Certificate of Designation.  Investors who purchased Series A Preferred Stock received a four year warrant to purchase 50% of the shares purchased and the investors who purchased common stock received a four year warrant to purchase 35% of the shares purchased. The warrants are exercisable at an exercise price of $1.33.

In addition on May 16, 2011, the Company converted $367,000 of deferred compensation to certain officers and directors of FPI into 442,892 shares of common stock and 155,012 warrants to purchase shares of the Company’s common stock. The conversion price was equal to the per share purchase price paid by the investors in the 2011 Private Placement.

Burnham Hill Partners LLC and Monarch Capital Group, LLC served as the placement agents in connection with the Offering. Burnham Hill Partners LLC received cash fees of $206,346 and 401,546 placement agent warrants to purchase shares of the Company’s common stock at a price per share of $0.83. Monarch Capital Group, LLC received cash fees of $21,350 and 36,747 placement agent warrants to purchase shares of the Company’s common stock at a price per share of $0.83.

In accordance with ASC Topic 470-20-30-5, the Company allocated the proceeds of the Series A Preferred Stock to detachable warrants and convertible instruments based upon their relative fair value of the preferred stock without the warrants and the warrants themselves at the time of issuance. The fair value of the warrants was determined following the guidance of ASC Topic 718; using Black-Scholes option model (using a risk free interest rate of 3.90%, volatility of 116.55%, exercise price of $1.33, current market value of $0.83 per share and an expected life of 5 years). The relative fair value of the Series A Warrant totaled $420,648. Using the principles of ASC 470-20-35-7, the Company concluded that the preferred stock discount related to the warrant was analogous to a dividend and is reflected as a dividend upon issuance, since the preferred stock is convertible upon issuance.

After determining the relative fair value of the proceeds attributable to the Series A Preferred Stock, the Company determined the intrinsic value of common stock that would be received, based on the fair value of the Company’s common stock on the date of issuance to the relative fair value of the proceeds attributable to the Series A Preferred Stock to determine whether there was a beneficial conversion feature.  The Company concluded that there was a beneficial conversion feature amounting to $420,648, which under the principles of ASC 470-20-35-7, is analogous to a dividend and is reflected as a dividend upon issuance, since the preferred stock is convertible upon issuance.

In connection with the issuance of the Series A Preferred Stock, the Company is required to pay a 10% cumulative preferred stock dividend, regardless of whether declared, on each June 30 and December 31.  For the year ended December 31, 2011, the Company accrued $97,110, in relation to the preferred stock dividend, and increased Preferred Stock by 117,001, the number of shares issued in January 2012 in satisfaction of the dividend.  For the year ended December 31, 2012, the Company has recorded a preferred stock dividend of $167,945 and issued 202,344 shares of Preferred Stock.

All of the Investors represented that they were “accredited investors,” as that term is defined in Rule 501(a) of Regulation D under the Securities Act, and the sale of the securities was made in reliance on exemptions provided by Regulation D and Section 4(2) of the Securities Act of 1933, as amended.

In connection with the closing of the 2011 Private Placement, the Company entered into a registration rights agreement with the investors agreeing to file a registration statement within 60 days of the closing and to have the registration statement declared effective within 150 days of the closing, if the registration statement is not subject to a full review and within 180 days of the closing if the registration statement is subject to a full review.   The Company filed a registration statement with the SEC on July 18, 2011, which was declared effective by the SEC on November 2, 2011.

8.             2012 PRIVATE PLACEMENT

On November 19, 2012, the Company entered into a private placement with investors and raised aggregate gross proceeds of $1,546,250 upon the sale of 1,819,119 shares of common stock at a price per shares of $0.85 (the “2012 Private Placement”).  For each share of common stock purchased, the investors received a warrant to purchase a share of the Company’s common stock at an exercise price of $0.90 per share and a term of one year.

Net proceeds amounted to $1,360,572 after deducting offering expenses.  Brookline Group LLC served as the placement agents in connection with the 2012 Private Placement. Brookline received cash fees of $123,700 and 181,912 placement agent warrants to purchase shares of the Company’s common stock at a price per share of $0.85 and a term of five years.  The fair value of the placement agent warrants was approximately $62,000 and were recorded as both a debit and credit to additional paid-in capital as a stock issuance cost.

All of the Investors represented that they were “accredited investors,” as that term is defined in Rule 501(a) of Regulation D under the Securities Act, and the sale of the securities was made in reliance on exemptions provided by Regulation D and Section 4(2) of the Securities Act of 1933, as amended.

In connection with the closing of the 2012 Private Placement, the Company entered into a registration rights agreement with the investors agreeing to file a registration statement within 30 days of the closing and to have the registration statement declared effective within 150 days of the closing, if the registration statement is not subject to a full review and within 180 days of the closing if the registration statement is subject to a full review.   The Company filed a registration statement with the SEC on December 21, 2012, which was declared effective by the SEC on December 31, 2012.

9.             COMMITMENTS AND CONTINGENCIES

License Agreements

In the second quarter of 2009, the Company renegotiated three of its cardiac imaging licenses with Massachusetts General Hospital (MGH) into one exclusive technology license. The renegotiated license stipulates the Company meet certain obligations, including, but not limited to, raising an aggregate $2 million in capital by the second quarter of 2010; and meeting certain development milestones relating to clinical trials and filings with the FDA. MGH has the right to cancel or make non-exclusive certain licenses on certain patents should the Company fail to meet stipulated obligations and milestones. Additionally, upon commercialization, the Company is required to make specified milestone payments and royalties on commercial sales. Effective June 21, 2011, MGH extended the capital raise requirement through the second quarter of 2011, which requirement the Company met with the 2011 Private Placement in May 2011.

In the fourth quarter of 2011, the Company further renegotiated the exclusive technology license.  The renegotiated license extends the timelines for the development milestones by two years in exchange for a $20,000 payment. MGH has the right to cancel or make non-exclusive certain licenses on certain patents should the Company fail to meet stipulated obligations and milestones. In accordance with the terms of the license, the Company is required to pay MGH an annual license maintenance fee of $30,000.  Additionally, upon commercialization, the Company is required to make specified milestone payments and royalties on commercial sales.

The Company is current with all stipulated obligations and milestones under the cardiac imaging license agreement and the agreement remains in full force and effect. The Company believes that it maintains a good relationship with MGH and will be able to obtain waivers or extension of our obligations under the license agreement, should the need arise. If MGH were to refuse to provide the Company with a waiver or extension of any our obligations or were to cancel or make the license non-exclusive, this would have a material adverse impact on the Company as it may be unable to commercialize products without exclusivity and would lose its competitive edge for portions of the patent portfolio.

All of the Company’s other license agreements stipulate certain annual license fees and development milestone payments in addition to royalty payments upon commercialization.

Clinical Research Services Agreement

On September 7, 2012, the Company entered into a Clinical Research Services Agreement (“CRS Agreement”) with SGS Life Science Services (“SGS”), a company with its registered offices in Belgium, for clinical research services relating to the Company’s CardioPET Phase II study to assess myocardial perfusion and fatty acid uptake in coronary artery disease (CAD) patients. The phase II trial will be an open label trial designed to assess the safety and diagnostic performance of CardioPET as compared to stress echocardiography, myocardial perfusion imaging and angiography as a gold standard of background disease. Two trial sites are planned in Belgium and are expected to be concluded in the second half of 2013.

In March 2012 the Company had signed a Letter of Intent (“LOI”) that provided for the pre-payment of $290,271 for start-up services.  The CRS Agreement provides for additional payments of $346,234 to SGS subject to a schedule of milestones relating to the progress of the clinical trial. Immediately before entry into the LOI, the Company engaged FGK Representative Service GmbH to serve as the Company’s sponsor in compliance with the laws governing clinical trials conducted in the European Union.  On February 28, 2013, the Company announced that the Phase II trial has begun and released the initial data and images from the trial.

Executive Employment Contracts

The Company has an employment contract with a key Company executive that provides for the continuation of salary and the grant of certain options to the executive if terminated for reasons other than cause, as defined in that agreement. The contract also provides for a $1 million bonus should the Company execute transactions as specified in the contract, including the sale of substantially all of the Company’s assets or stock or a merger transaction, any of which resulting in compensation to the Company’s stockholders aggregating in excess of $50 million for such transaction.

Operating Lease Commitment

In July 2011, the Company entered into a three-year lease for office space, which commenced May 1, 2012 and expires on April 30, 2015. The annual minimum lease payments over this three-year period for this office space are $45,600 per year plus common area costs. In conjunction with this agreement, the Company paid $5,700 as a security deposit and an additional $25,171 for leasehold improvements. The future minimum lease payments through April 30, 2015 are as follows:

Year ending December 31, 2013	$45,600
2014	45,600
2015	15,200
$106,400

Rent expense was $57,468, $42,000 and $287,468 for the years ended December 31, 2012 and 2011 and the period from inception to December 31, 2012, respectively.

Legal Contingencies

An action was filed against the Company on November 5, 2012 in the United States District Court for the Southern District of California, in the matter captioned, Todd Nelson v. Fluoropharma Medical, Inc., No. 12 CV 2674 BEN WVG.  In this action, the plaintiff alleged that he suffered losses attributable to the Company’s refusal to honor certain stock options after February 28, 2012.  Plaintiff seeks at least $325,200 in damages, as well as punitive and exemplary damages, prejudgment interest, and costs. The Company strongly disputes the plaintiff’s allegations and intends to vigorously defend itself against these claims.

On December 14, 2012, the Company filed its Motion to Dismiss the Complaint, wherein they asserted that the Court lacks personal jurisdiction over them, venue in the Southern District of California is improper, and that plaintiff has failed to state a claim.  On January 8, 2013, the plaintiff filed his opposition to the Company’s motion to dismiss.  And on January 15, 2013, the Company filed its reply to the plaintiff’s opposition.

A hearing was scheduled for January 22, 2013, however it has been determined that the Motion will be decided based only on the papers submitted by the parties.  The Company is currently awaiting the judge’s ruling.

Except for the foregoing, the Company is not aware of any material, active, pending or threatened proceeding, nor is the Company, or any subsidiary, involved as a plaintiff or defendant in any other material proceeding or pending litigation.

10.             INCOME TAXES

The Company is subject to taxation in the U.S. and the State of New Jersey. At December 31, 2012 and 2011, FPI had gross deferred tax assets calculated at an expected blended rate of 39.94% of approximately $5,843,000 and $5,136,000 respectively. As the Company cannot determine that it is more likely than not that the Company will realize the benefit of the deferred tax asset, a valuation allowance of approximately $5,843,000 and $5,136,000 has been established at December 31, 2012 and 2011, respectively.

The significant components of the Company’s net deferred tax assets (liabilities) at December 31, 2012 and 2011 are as follows:

	December 31, 2012	December 31, 2011
Gross deferred tax assets:
Net operating loss carry-forwards	$4,605,967	$3,503,965
Stock based expenses	994,016	1,396,526
Tax credit carry-forwards	243,441	222,134
All others	-	13,139
	5,843,425	5,135,764
Gross deferred tax liabilities:
Deferred tax asset valuation allowance	(5,843,425)	(5,135,764)
Net deferred tax asset (liability)	$-	$-

Income taxes computed using the federal statutory income tax rate differs from the Company’s effective tax rate primarily due to the following:

	December 31, 2012	December 31, 2011
Income taxes benefit (expense) at statutory rate	34.00%	34.00%
State income tax, net of federal benefit	(5.94)%	(5.94)%
Permanent differences
Meals & entertainment	(0.07)%	(0.11)%
Share-based compensation – Incentive Stock Options	(3.84)%	(3.59)%
Change in valuation allowance	(24.16)%	(24.36)%
	0%	0%

At December 31, 2012, the Company has gross net operating loss carry-forwards for federal income tax purposes of approximately $12,900,000, which expire in the years 2023 through 2032. The Company has gross state net operating loss carryforwards of approximately $3,600,000, which expire in the years 2031 and 2032.  The Company also has federal research and development carryforwards of approximately $243,000 which expire twenty years from the date of inception.  The net increase in the valuation allowance in the years ended December 31, 2012 and 2011 was approximately $708,000 and $1,306,000, respectively.

The Company is subject to the net operating loss utilization provisions of Section 382 of the Internal Revenue Code. Due to the reverse merger/recapitalization, the Company is restricted in the future use of net operating loss and tax credit carry-forwards generated by FPM before the effective date of the merger.   Other ownership changes may cause the net operating losses to further be limited.  Both of the separate loss years’ net operating losses will be subject to possible limitations concerning changes of control and other limitations under the Internal Revenue Code. The effect of an ownership change would be the imposition of an annual limitation on the use of NOL carryforwards attributable to periods before the change. The amount of the annual limitation depends upon the value of the Company immediately before the change, changes to the Company’s capital during a specified period prior to the change, and the federal published interest rate.

Topic 740 in the Accounting Standards Codification (ASC 740) prescribes recognition threshold and measurement attributes for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a tax return. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. At December 31, 2012, the Company had taken no uncertain tax positions that would require disclosure under ASC 740.

11.    CAPITAL STOCK

All per share references have been restated to reflect the effect of the reverse merger/recapitalization as discussed in note 1.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock, $0.001 par value; 3,500,000 shares have been designated Series A Preferred Stock. At December 31, 2012 and December 31, 2011, 2,126,574 and 1,924,230 shares of Series A preferred stock, respectively, were issued and outstanding.

Significant terms of the Series A preferred stock, as specified in the Certificate of Designation are as follows:

Conversion

Each share of Series A Preferred Stock may, at the holder’s option, convert into common stock (“voluntary conversion”). The conversion rate is equal to the sum of the state value of the preferred shares plus all accrued and unpaid dividends divided by $0.83, the conversion price.  Subject to the specified provisions, the Series A Preferred Stock will automatically convert into  common stock with an $0.83 conversion price on the Mandatory Conversion Date, as defined in the Certificate of Designation.  As specified in the Mandatory Conversion Date is the first date at least six (6) months after the issuance of the Series A Preferred Stock on which each of the following conditions shall have been satisfied: (x) the Corporation shall have consummated, on or prior to such date, a Qualified Financing for aggregate gross proceeds to the Corporation of $7,000,000, (y) the volume weighted average trading price for the Common Stock for each day on thirty (30) consecutive trading days immediately preceding such date, as published by Bloomberg, must be above a price of $1.50 (“VWAP”) and the trading volume over that period must exceed 1,500,000 shares, and (z) as of such date, all shares of Common Stock issuable upon conversion of the Series A Preferred Stock are registered under the Securities Act of 1933 pursuant to an effective registration statement or are otherwise eligible for sale under Rule 144 of the Act.  As of December 31, 2012, no mandatory conversion has taken place as all of the conditions required for conversion have not occurred.

Dividends

(a) Cumulative Preferred Dividends.  Each holder of the Series A Preferred Stock shall be entitled to receive cash dividends payable on the Stated Value of the Series A Preferred Stock at a rate of 10% per annum which shall be cumulative, accrue daily from the original issuance date of the Series A Preferred Stock (the “Issuance Date”); provided however, if either (x) the Company shall not have consummated a Qualified Financing with aggregate gross proceeds to the Company of $7,000,000 on or before June 30, 2012, or (y) for any reason, any shares of Common Stock issuable upon conversion of the Series A Preferred Stock are not registered under the Securities Act of 1933 (the “Act”) pursuant to an effective registration statement on or before June 30, 2012 or are not otherwise eligible for sale under Rule 144 of the Act, then, effective July 1, 2012, the rate of dividends on the Series A Preferred Stock shall increase to 12% per annum.  As of June 30, 2012, both of the above conditions have been met by the Company and accordingly, the rate of dividends on the Series A Preferred Stock remains at 10% per annum.

(b) Payment of Dividends.  The Company shall be required to pay all accrued and unpaid dividends (whether or not declared) in respect of the Series A Preferred Stock semi-annually on each June 30 and December 31 of each calendar year.  All such dividends shall be paid in cash; provided, that, at the option of the Company, the Company may pay any accrued and unpaid dividends on the Series A Preferred Stock in the form of additional shares of Series A Preferred  Stock, with each share of Series A Preferred Stock being valued for this purpose at the Stated Value in effect on the date of payment.

For the year ended December 31, 2011, the Company accrued a preferred stock dividend of $97,110 and issued 117,001 shares of Preferred Stock in payment of such dividend.  For the year ended December 31, 2012, the Company accrued a preferred stock dividend of $167,945 and issued 202,344 shares of Preferred Stock in payment of such dividends.

Liquidation preference

In the event of liquidation, dissolution or winding up of the business of the Company, whether voluntary or involuntary, each holder of Series A Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Company legally available therefor, a preferential amount in cash, per share of Series A Preferred Stock, equal to (and not more than) the sum of the (x) Stated Value, plus (y) all accrued and unpaid dividends thereon.  All preferential amounts to be paid to the holders of Series A Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Company to the holders of  the Company's Common Stock.  If upon any such distribution the assets of the Company shall be insufficient to pay the holders of the outstanding shares of Series A Preferred Stock the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

Voting

The holders of the Series A Preferred Stock have the right to one vote for each share of common stock into which such Series A Preferred Stock could then convert.

Common Stock

The Company has authorized 200,000,000 shares of its common stock, $0.001 par value, At December 31, 2012 and December 31, 2011, the Company had issued and outstanding 24,330,013 and 22,310,894, respectively, shares of its common stock.

In March 2012, the Company issued 130,000 shares of common stock, valued at $0.85 per share, for services performed pursuant to a consulting agreement.  In September 2012, the Company issued 70,000 shares of common stock to employees, valued at $1.00 per share, for compensation.  The total fair value of these shares, $180,500, is included in operating expenses.  In November 2012, the Company issued 1,819,119 shares of common stock, valued at $0.85 per share, in conjunction with a private placement (see note 8).

12.    STOCK PURCHASE WARRANTS

Common Stock Warrants

All issuances of common stock warrants during the years ending December 31, 2012 and 2011 were related to equity financing or compensation to non-employees for services.

The following is a summary of all common stock warrant activity during the year ended December 31, 2012:

	Number of Shares Under Warrants	Exercise Price Per Share	Weighted Average Exercise Price

Warrants issued and exercisable at December 31, 2011	4,843,531	$0.95 - $2.00	$1.21
Warrants Granted	2,598,531	$0.50 - $0.95	$0.85
Warrants Expired	(37,500)	$2.00	$2.00

Warrants issued and exercisable at December 31, 2012	7,404,562	$0.50 - $2.00	$1.08

During the year ended December 31, 2012, the Company issued an aggregate of 320,000 common stock warrants to non-employees for consulting services.  The fair value of the warrants, determined using a Black-Scholes option pricing model, was approximately $134,000 and is included in professional fees in the accompanying consolidated statements of operations for the year ended December 31, 2012.

In June 2012, the Company exchanged 277,500 common stock options for 277,500 common stock warrants with the same terms resulting in no incremental fair value to be recorded by the Company.

In connection with the 2012 Private Placement, the Company issued 1,819,119 common stock warrants to investors and 181,912 common stock warrants to the placement agent.

The following represents additional information related to common stock warrants outstanding and exercisable at December 31, 2012:

Exercise Price	Number of Shares Under Warrants	Weighted Average Remaining Contract Life in Years	Weighted Average Exercise Price
$0.50	277,500	1.30	$0.50
$0.83	1,041,028	2.65	$0.83
$0.84	20,000	3.59	$0.84
$0.85	281,912	4.56	$0.85
$0.90	1,819,119	0.88	$0.90
$0.95	106,250	0.86	$0.95
$1.00	426,417	6.35	$1.00
$1.33	3,432,336	2.50	$1.33
	7,404,562	2.36	$1.08

The Company used the Black-Scholes option price calculation to value the warrants granted in 2012 and 2011 using the following assumptions: risk-free rate of 2.42% and 2.69% to 3.90%, respectively, volatility ranging from 77.70%, to a range of 72.60% to 117%, respectively; actual term and exercise price of warrants granted. See Note 1, Summary of Significant Accounting Policies, “Accounting for Share Based Payments.”

13.             COMMON STOCK OPTIONS

On February 11, 2011, the Company adopted its 2011 Equity Incentive Plan (the “Plan”) under which 6,475,750 shares of common stock were reserved for issuance under options or other equity interests as set forth in the Plan. Under the Plan, options are available for issuance to employees, officers, directors, consultants and advisors. The Plan provides that the Board of Directors will determine the exercise price and vesting terms of each option on the date of grant. Options granted under the Plan generally expire ten years from the date of grant.

In connection with the Merger, the Company exchanged issued and outstanding stock options in FPI for stock options in FPM with substantially the same terms.  Pursuant to the Merger, the shares of FPI were modified for the exchange ratio of 3 for 2 whereby the exchange ratio was applied to the original exercise price of the option and the common shares underlying the option.  In connection with this modification to the terms of the stock options, the Company recorded a one-time charge of $1,351,452 to stock option expense.

In May 2011, prior to the Merger, the Company granted Johan (Thijs) Spoor, the Company’s CEO, options to purchase 400,000, shares of common stock in the Company at $0.75 per share (aggregate fair value of $200,763). Mr. Spoor’s options will vest annually over four (4) years.  These options were adjusted for the exchange ratio and post-merger the options are exercisable into 600,000 shares of common stock at $0.50 (aggregate fair value of $671,520) per share with one-quarter of the shares vesting annually.

Additionally, in May 2011, the Company issued 450,000 shares of common stock as a cashless exercise of 900,000 Stock Options.  Immediately following the Merger, FPM issued 161,250 fully paid and non-assessable shares of restricted common stock in the cashless exercise of 215,000 (pre-merger FluoroPharma, Inc.) options to a director of the Company.  These shares of restricted stock are subject to the terms of the Plan and are unvested and outstanding as of December 31, 2012.  The shares shall vest upon the earlier of (i) the occurrence of a Change of Control, as defined in the Plan, (ii) the successful completion of a Phase II clinical trial for any of the Company’s products, or (iii) the determination by the Board of Directors to provide for immediate vesting.  The weighted average grant-date fair value is $0.83 per share.

The following is a summary of all common stock option activity for the year ended December 31, 2012:

	Shares Under Options Outstanding	Weighted Average Exercise Price

Outstanding at December 31, 2011	4,167,584	$0.62
Options granted	976,464	$0.84
Options forfeited	(1,108,620)	$0.39
Options exercised	-	$-
Outstanding at December 31, 2012	4,035,428	$0.66

	Options Exercisable	Weighted Average Exercise Price per Share
Exercisable at December 31, 2011	2,876,714	$0.58
Exercisable at December 31, 2012	2,294,053	$0.66

The weighted average fair value of options granted during the year ended December 31, 2012 was $0.53.

The weighted average remaining contractual term for exercisable and outstanding options is 5.99 and 7.21 years, respectively.  The aggregate intrinsic value of all of the Company’s exercisable and outstanding options is approximately $598,000 and $877,000, respectively.

As of December 31, 2012, there was approximately $1,100,000 of unrecognized compensation cost related to non-vested options. The unrecognized compensation expense is estimated to be recognized over a period of 2.13 years at December 31, 2012.

The Company used the Black-Scholes option pricing model to value the all option grants (see Note 2, Summary of Significant Accounting Policies, “Accounting for Share Based Payments”).

14.    RETIREMENT PLAN

In 2011, the Company adopted a defined contribution plan intended to qualify under Section 401(k) of the Internal Revenue Code covering all eligible employees of the Company.  All employees are eligible to be to become participants of the plan upon reaching age 21 on the first day of the month following the hire date.  Each employee may elect, voluntarily, to contribute a percentage of their compensation to the plan each year, subject to certain limitations.  The Company reserves the right to make additional contributions to the plan.  The Company has elected to make “safe harbor” contributions equal to 100% of the first 6% of participants’ elective deferrals.  In the years ended December 31, 2012 and 2011, the Company recognized expense related to its contributions of $15,291 and $3,500, respectively.

15.    RESTATEMENT

The consolidated financial statements as of and for the year ended December 31, 2011 have been restated to reflect stock option expense of $167,880 related to a portion of an option grant which had not vested and was improperly recognized during the period.  This restatement results from the Company following the guidance of ASC 250-10, which provides accounting guidance for correction of an error.  As a result of this guidance, the Company recorded a decrease to general and administrative expense of $167,880, representing the fair value of the unvested option.

The effect of this restatement is a decrease to additional paid-in capital of $167,880 from the previously reported amount of $16,015,484, with a corresponding decrease to the previously reported amount of $(12,873,729) of deficit accumulated during the development stage for the same amount as of and for the period ended December 31, 2011. This restatement has no impact on the Company's net financial condition.  The consolidated statement of operations for the year ended December 31, 2011 and for the cumulative period June 13, 2003 (inception) to December 31, 2011 each reflect a decrease in general and administrative expense of $167,880.  The effect of this restatement on net loss is to decrease the net loss $167,880 from the previously reported amount of $(3,428,105). The effect of this restatement on loss per share is to decrease the loss from a previously reported amount of $(0.25) per share for the year ended December 31, 2011 to a revised net loss per share of $(0.24) per share.   There was no impact of the restatement on any other periods.

16.    SUBSEQUENT EVENTS

The Company evaluated events occurring subsequent to December 31, 2012, identifying those that are required to be disclosed as follows:

On January 3, 2013, the Company announced that Phase II Clinical trials will be conducted at Massachusetts General Hospital for BFPET, the Company's imaging agent under evaluation for measuring cardiovascular blood flow.

In January 2013, the Company granted options to purchases 225,000 shares of the Company’s common stock to the members of its Board of Directors and 215,000 shares to employees with all an exercise price of $0.83 per share.

In January 2013, the Company granted 20,000 shares of the Company’s common stock in payment for services provided to the Company.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

We will pay all expenses in connection with the registration and sale of the Common Stock by the selling stockholders. The expenses of issuance and distribution are set forth below.

SEC filing fee	$412
Legal expenses	$15,000	*
Accounting expenses	$10,000	*
Miscellaneous	$4,588	*
Total	$30,000	*
* Estimate

Item 14. Indemnification of Directors and Officers.

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes, or NRS.

Section 78.138 of the NRS provides that, unless the corporation’s Articles of Incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law. Our Articles of Incorporation provide that no director or officer shall be personally liable to the corporation or any of its stockholders for damages for any breach of fiduciary duty as a director or officer except (i) for acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) for conduct violating the NRS, or (iii) for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS also precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. Section 78.751 of NRS requires a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company if so provided in the corporations articles of incorporation, bylaws, or other agreement. Section 78.751 of the NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our Articles of Incorporation and Bylaws implement the indemnification provisions permitted by Chapter 78 of the NRS by providing that we shall indemnify our directors and officers to the fullest extent and under all circumstances permitted by the NRS against expense, liability, and loss reasonably incurred or suffered by them in connection with their service as an officer or director.  Our Articles of Incorporation also provide that we will indemnify our directors and officers to the fullest extent permitted by the NRS and shall advance reasonable costs and expenses incurred with respect to any proceeding to which a person is made a party as a result of being a director or officer in advance of final disposition of such proceeding without regard to any limitations set forth in the NRS 78.7502. We may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the NRS.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee, or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities.

The information below lists all of the securities sold by us during the past three years which were not registered under the Securities Act:

Sales by FluoroPharma, Inc.

Between April 2010 and February 2011, FPI issued 46,800 warrants to purchase shares of class A common stock in connection with the issuance of certain convertible promissory notes in the aggregate principal amounts of $585,000.

Sales by FluoroPharma Medical, Inc.

On May 16, 2011, June 23, 2011, June 30, 2011, and July 15, 2011 we entered into subscription agreements with certain investors for the sale of an aggregate of 7,208,509 shares of Common Stock and 1,807,229 shares of Series A Preferred Stock, par value $.001 per share in a private placement at a price of $0.83 per share for aggregate gross proceeds of approximately $4,984,856 plus the conversion of $367,600 of deferred compensation to certain officers and directors of the Company and the automatic exchange at 110% of the outstanding principal amount plus all accrued and unpaid interest (the “Outstanding Balance”) of certain convertible promissory notes issued by the Company with an Outstanding Balance of $614,118. Investors who invested in the aggregate a minimum of $1,500,000 received Series A Preferred Stock, which has the rights and preferences set forth in a Certificate of Designation of the Relative Rights and Preferences of the Series A Preferred Stock, filed with the Secretary of State of Nevada on May 13, 2011 (the “Certificate of Designation”). Pursuant to the terms of the Certificate of Designation, the Series A Preferred Stock are currently convertible into an estimated 1,807,229 shares of Common Stock. The Investors who purchased Series A Preferred Stock received a four year warrant to purchase 50% of the shares purchased and the investors who purchased Common Stock received a four year warrant to purchase 35% of the shares purchased.

On December 13, 2011 and December 16, 2011 we entered into subscription agreements with certain investors for the sale of an aggregate of 1,216,870 shares of Common Stock  at a price of $0.83 per share for aggregate gross proceeds of  $1,010,002.

On March 19, 2012, the Company issued 130,000 shares of Common Stock in connection with a consulting agreement.

On November 19, 2012, we entered into a securities purchase agreement with certain accredited investors identified therein for the issuance and sale in a private placement consisting of, in the aggregate, (a) 1,819,119 shares of Common Stock at a price per share of $0.85, and (b) one-year non-cashless warrants to purchase up to 1,819,119 shares of Common Stock at an exercise price of $0.90 per share, for aggregate gross proceeds of $1,546,250.

In September, October and November 2013, we completed a private placement to accredited investors pursuant to which we issued an aggregate of 5,707,475 shares of Series B Preferred Stock that are currently convertible into an equal number of shares of Common Stock and five-year Warrants to purchase an aggregate of 7,596,650 shares of Common Stock.

In December 2013 and January 2014, we completed a private placement to accredited investors pursuant to which we issued an aggregate of 1,755,000 shares of Common Stock and five-year Warrants to purchase an aggregate of 1,755,000 shares of Common Stock.

For each of the transactions referred to above, we relied upon an exemption from registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, which exempt transactions by an issuer not involving any public offering.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated as of May 16, 2011, by and among FluoroPharma Medical, Inc., FPI Merger Corporation and FluoroPharma, Inc. (Incorporated by reference to the Company’s Current Report on Form 8-K/A filed with the SEC on July 12, 2011).

2.2
Certificate of Merger, dated May 16, 2011 merging FPI Merger Corporation with and into FluoroPharma, Inc. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 16, 2011).

3.1	Articles of Incorporation (Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed on November 7, 2007).
3.2	Bylaws (Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed on November 7, 2007).
3.3
Certificate of Designation of the Relative Rights and Preferences of the Series A Preferred Stock, filed with the Secretary of State of Nevada on May 13, 2011 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 16, 2011).

3.4
Certificate of Designation of the Relative Rights and Preferences of the Series B Preferred Stock, filed with the Secretary of State of Nevada on September 18, 2013 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commissionon September 19, 2013).

4.1	Form of 2012 Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 21, 2012).
4.2	Form of 2011 Warrant (Incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2011).
4.3	Form of Warrant (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 19, 2013).
4.4	Form of Warrant (Incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 7, 2014).
5.1	Opinion of Lewis and Roca LLP.**

5.2	Opinion of Sichenzia Ross Friedman Ference LLP (Incorporated by reference to the Company’s Form S-1 filed with the SEC on September 8, 2011).
10.1	Securities Purchase Agreement dated November 19, 2012 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on November 21, 2012).

10.2	Registration Rights Agreement dated November 19, 2012 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on November 21, 2012).
10.3	Form of 2011 Subscription Agreement - Lead Investor (Incorporated by reference to the Company's current report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2011).
10.4	Form of 2011 Registration Rights Agreement (Incorporated by reference to the Company's current report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2011).
10.5	Form of Securities Purchase Agreement dated September 18, 2013 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on September 19, 2013).
10.6	Form of Registration Rights Agreement dated September 18, 2013 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on September 19, 2013).
10.7	Form of Securities Purchase Agreement dated December 31, 2013 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2014).
10.8	Form of Registration Rights Agreement dated December 31, 2013 (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2014).
10.9	FluoroPharma Medical, Inc. 2011 Incentive Plan (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 16, 2011).
10.10
Lease Agreement between Hillside Square, LLC and FluoroPharma Medical, Inc. dated as of September 8, 2011 (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2011).

10.11	Employment Agreement dated July 30, 2012 between the Company and Johan (Thijs) Spoor (Incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on August 1, 2012).
10.12	Employment Agreement dated August 22, 2012 between the Company and Tamara Rhein (Incorporated by reference to the Company's Current Report on Form 8-K filed with the SEC on August 22, 2012).
14.1	Code of Ethics adopted by the Board of Directors (Incorporated by reference to the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2012).
21	List of Subsidiaries (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 16, 2011).
23.1	Consent of Wolf & Company, P.C.*
23.2	Consent of MartinelliMick PLLC.*
23.3	Consent of Lewis and Roca LLP (included in Exhibit 5.1).**
23.4	Consent of Sichenzia Ross Friedman Ference LLP (Incorporated by reference to the Company’s Form S-1 filed with the SEC on September 8, 2011).
24.1	Power of Attorney (included on signature page).* *

101.INS	XBRL Instance Document**+
101.SCH	XBRL Schema Document**+
101.CAL	XBRL Calculation Linkbase Document**+
101.LAB	XBRL Label Linkbase Document**+
101.PRE	XBRL Presentation Linkbase Document**+
101.DEF	XBRL Definition Linkbase Document**+
_______________
*   Filed herewith
**Previously filed

+ The XBRL-related information in Exhibit 101 to this Registration Statement on Form S-1 shall not be deemed “filed” or a part of this registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, and is not filed for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of those sections.

Item 17. Undertakings.

    (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

          iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

           (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

    (b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montclair, State of New Jersey, on January 13, 2014 .

FLUOROPHARMA MEDICAL, INC.

By:	/s/ Johan M. (Thijs) Spoor
Name:	Johan M. (Thijs) Spoor
Title:	President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Johan M. (Thijs) Spoor	January 13, 2014
Johan M. (Thijs) Spoor
President, Chief Executive Officer, Chairman & Director (principal executive officer)

/s/ Tamara Rhein	January 13, 2014
Tamara Rhein
Chief Financial Officer (principal financial and accounting officer)

*	January 13, 2014
Peter S. Conti, M.D., Ph.D.
Director

*	January 13, 2014
Lawrence Atinsky
Director

*	January 13, 2014
Walter Witoshkin
Director

*	January 13, 2014
Joseph Pierro, M.D.
Director

* By: Johan M. (Thijs) Spoor, as attorney-in-fact